UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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SPARTAN STORES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SPARTAN STORES, INC.
850 76th Street, S.W.
P.O. Box 8700
Grand Rapids, Michigan 49518-8700
(616) 878-2000

June 26, 2009

Dear Shareholder:

                    We cordially invite you to attend the 2009 Annual Meeting of Shareholders of Spartan Stores, Inc., to be held on Wednesday, August 12, 2009, at Grand Valley State University's Eberhard Conference Center, 301 W. Fulton Street, Grand Rapids, Michigan 49504, beginning at 10:00 a.m., local time. Your Board of Directors looks forward to greeting those shareholders who are able to attend the meeting.

                    At the meeting, you will vote on election of three directors, a proposal to amend the Spartan Stores, Inc. Stock Incentive Plan of 2005, a proposal to approve the Spartan Stores, Inc. Associate Stock Purchase Plan of 2009 and ratification of the selection of Deloitte & Touche LLP as our independent auditors for the current fiscal year. We will also present a report on our business activities.

                    We have enclosed a notice of the meeting and our proxy statement, which includes information about the nominees for our Board of Directors, the proposed amendment to the Spartan Stores, Inc. Stock Incentive Plan of 2005, the proposed Associate Stock Purchase Plan and information about the different methods you can use to vote your proxy, including by telephone or internet. Also enclosed is our annual report to shareholders for the year ended March 28, 2009. We encourage you to read these documents carefully.

                    The annual meeting will be webcast live. Anyone may access the webcast by visiting the "For Investors" section of our website, www.spartanstores.com, and following the links to the live webcast.

                    It is important that your shares be represented at the annual meeting, regardless of how many shares you own. Please sign, date and return the enclosed proxy card as soon as possible, or vote your shares by telephone or internet as described in the Introduction section of our proxy statement. Regardless of whether or not you plan to attend the annual meeting, voting your shares prior to the meeting will not affect your right to vote in person if you attend the meeting. If you plan to attend, please mark the appropriate box on the proxy card to help us plan for the meeting.

                    Thank you.

Sincerely, Dennis Eidson President and Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY OR VOTE BY TELEPHONE OR INTERNET.

SPARTAN STORES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

          The 2009 Annual Meeting of Shareholders of Spartan Stores, Inc. will be held at Grand Valley State University's Eberhard Conference Center, 301 W. Fulton Street, Grand Rapids, Michigan 49504, on Wednesday, August 12, 2009, at 10:00 a.m., local time. At the meeting, we will consider and vote on:

1.	election of three directors;

2.	a proposal to approve an amendment to the Spartan Stores, Inc. 2005 Stock Incentive Plan that will reserve an additional 1,000,000 shares for issuance under the Plan;

3.	a proposal to approve the Spartan Stores, Inc. Associate Stock Purchase Plan of 2009, including the reservation of 200,000 shares for issuance thereunder;

4.	ratification of the selection of Deloitte & Touche LLP as our independent auditors for the current fiscal year; and

5.	any other business that may properly come before the meeting.

          You are receiving this notice and can vote at the meeting and any adjournment of the meeting if you were a shareholder of record on June 17, 2009.

          A copy of Spartan Stores' annual report to shareholders for the year ended March 28, 2009 is enclosed with this notice.

          Important Notice Regarding the Availability of Proxy Materials: Spartan Stores' Proxy Statement and Annual Report to Shareholders for the fiscal year ended March 28, 2009, which accompany this notice, are available for viewing via the Internet at www.viewmaterial.com/sptn.

          In addition, you may obtain electronic copies of all of our filings with the U.S. Securities and Exchange Commission in the "For Investors" section of our website, www.spartanstores.com, by clicking the "SEC Filings" link.

BY ORDER OF THE BOARD OF DIRECTORS

Alex J. DeYonker
Executive Vice President General Counsel and Secretary
June 26, 2009

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY OR VOTE BY TELEPHONE OR INTERNET. See the information in the Introduction section of our proxy statement regarding how to vote by telephone or internet, how to revoke a proxy, and how to vote in person.

SPARTAN STORES, INC.

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 12, 2009

PROXY STATEMENT
Dated June 26, 2009

Introduction

Use of Terms

          In this proxy statement, "we," "us," "our," the "Company" and "Spartan Stores" refer to Spartan Stores, Inc., and "you" and "your" refer to each shareholder of Spartan Stores, Inc.

Questions and Answers About the Proxy Materials and Our 2009 Annual Meeting

Q.	Why am I receiving these materials?

A.

The Company's Board of Directors is providing these proxy materials to you in connection with its solicitation of proxies for use at the Spartan Stores, Inc. 2009 annual meeting of shareholders, which will take place on Wednesday, August 12, 2009, at the Grand Valley State University's Eberhard Conference Center, 301 W. Fulton Street, Grand Rapids, Michigan 49504, at 10:00 a.m., local time. Shareholders are invited to attend the annual meeting and are requested to vote upon the proposals described in this proxy statement.

Q.	What information is contained in these materials?

A.

The information included in this proxy statement relates to the proposals to be voted upon at the annual meeting, the voting process, the compensation of our directors and named executive officers, and certain other required information. Your proxy, which you may use to vote on the proposals described in this proxy statement, is also enclosed.

Q.	When did the Company begin sending and delivering this proxy statement to shareholders?

A.	We began sending and delivering this proxy statement to our shareholders on approximately June 26, 2009.

Q.	What proposals will be voted on at the annual meeting?

A.	There are four proposals scheduled to be voted on at the annual meeting:

•	election of three directors for three year terms expiring in 2012;

•	a proposal to amend the Spartan Stores, Inc. Stock Incentive Plan of 2005;

•	a proposal to approve the Spartan Stores, Inc. Associate Stock Purchase Plan of 2009; and

•	ratification of the selection of Deloitte & Touche LLP as our independent auditors for the current fiscal year.

In addition, any other business that may properly come before the meeting will be considered and voted on. As of the date of this proxy statement, we are not aware of any other matters to be considered and voted on at the annual meeting. If any other matters are presented, the persons named as proxies on the enclosed proxy card will have discretionary authority to vote for you on those matters.

Q.	How does the Company's Board of Directors recommend that I vote?

A.

Your Board of Directors recommends that you vote FOR election of each nominee named in this proxy statement, FOR the proposal to amend the Spartan Stores, Inc. Stock Incentive Plan of 2005; FOR the proposal to approve the Spartan Stores, Inc. Associate Stock Purchase Plan of 2009; and FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors for the current fiscal year.

Q.	Who may vote?

A.

You may vote at the annual meeting if you were a shareholder of record of Spartan Stores common stock at the close of business on June 17, 2009. Each shareholder is entitled to one vote per share of Spartan Stores common stock on each matter presented for a shareholder vote at the meeting. As of June 17, 2009, there were 22,424,661 shares of Spartan Stores common stock outstanding.

Q.	How do I vote?

A.	If you properly sign and return the enclosed proxy card, the shares represented by that proxy card will be voted at the annual meeting and at any adjournment of the meeting.

If you specify a choice on the proxy card, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for election of each of the nominees named in this proxy statement, for the proposal to amend the Spartan Stores, Inc. Stock Incentive Plan of 2005, for the approval of the Spartan Stores, Inc. Associate Stock Purchase Plan of 2009 and for ratification of Deloitte & Touche LLP as our independent auditors for the current fiscal year. If any other matter comes before the meeting, your shares will be voted in the discretion of the persons named as proxies on the proxy card.

If you are a shareholder of record, Spartan Stores also offers you the convenience of voting by telephone or through the Internet, 24 hours a day, seven days a week.

Internet Voting. You may vote via the Internet by visiting the online voting site www.cesvote.com. If you view our proxy materials at www.viewmaterial.com/sptn, you may navigate to the online voting site by clicking the "Vote Your Proxy" button. Have the instructions attached to your proxy card ready when you access the site, and follow the prompts to record your vote. This vote will be counted immediately and there is no need to send in your proxy card.

Telephone Voting. To vote by telephone, dial the toll-free number on the instructions attached to your proxy card and listen for further directions. You must have a touch-tone phone. Telephonic votes will be counted immediately and there is no need to send in your proxy card.

Q.	How do I vote if I hold my shares in "street name"?

A.

If you hold your shares in "street name," which means that your shares are registered in the name of a bank, broker or other nominee (which we will collectively refer to as your "broker"), your broker must vote your street name shares in the manner you direct if you provide your broker with proper and timely voting instructions. Please use the voting forms and instructions provided by your broker or its agent. These forms and instructions typically permit you to give voting instructions by telephone or Internet if you wish. If you are a street name holder and want to change your vote, you must contact your broker. Please note that you may not vote shares held in street name in person at the annual meeting unless you request and receive a valid proxy from your broker.

Q.	Can I change my mind after I return my proxy?

A.	Yes. You may revoke your proxy at any time before it is voted at the meeting by doing any of the following four things:

•	by delivering written notice of revocation to Spartan Stores' Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700;

•	by delivering a proxy card bearing a later date than the proxy that you wish to revoke;

•	by casting a subsequent vote via telephone or the Internet, as described above; or

•	by attending the meeting and voting in person.

Merely attending the meeting will not, by itself, revoke your proxy. Your last valid vote that we receive before or at the annual meeting is the vote that will be counted.

Q.	What is the quorum requirement for the annual meeting?

A.

To conduct business at the annual meeting, a quorum of shareholders must be present. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of Spartan Stores common stock entitled to vote at the meeting is necessary for a quorum. To determine whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter. Although broker non-votes count for quorum purposes, we do not count them as votes for or against any proposal.

Q.	May the annual meeting be adjourned?

A.

Yes. The shareholders present at the meeting, in person or by proxy, may, by a majority vote, adjourn the meeting despite the absence of a quorum. If a quorum is not present at the meeting, we expect to adjourn the meeting to solicit additional proxies.

Q.	What vote is necessary to approve the proposals?

A.

Election of Directors. A plurality of the shares voting is required to elect directors. This means that, if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count to determine if a plurality of shares voted in favor of each nominee. As discussed in the Corporate Governance Principles section of this Proxy Statement, a director-nominee receiving a greater number of votes "withheld" than votes "for" election is required to promptly offer his or her resignation to the Nominating and Corporate Governance Committee upon certification of the shareholder vote. The resignation will be effective if and when accepted by the Nominating and Corporate Governance Committee.

Stock Incentive Plan Amendment. The proposed amendment to the Spartan Stores, Inc. Stock Incentive Plan of 2005 will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy will not be included in the vote count to determine if a majority of shares voted in favor of this proposal.

Associate Stock Purchase Plan. The proposed Spartan Stores, Inc. Associate Stock Purchase Plan of 2009 will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy will not be included in the vote count to determine if a majority of shares voted in favor of this proposal.

Ratification of Independent Auditors. The ratification of the selection of Deloitte & Touche LLP as our independent auditors for the current fiscal year will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of ratification. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy will not be included in the vote count to determine if a majority of shares voted in favor of this proposal.

Required Vote for Other Matters. We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy would not be included in the vote count to determine if a majority of shares voted in favor of each such proposal.

Q.	What are broker non-votes and what effect do they have on the voting on the proposals?

A.

Generally, broker non-votes occur when shares held by a broker in "street name" for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote those shares. A broker is typically entitled to vote shares held for a beneficial owner on routine matters, such as the uncontested election of directors and ratification of the appointment of Deloitte & Touche LLP as independent auditors, without instructions from the beneficial owner of those shares.

Q.	What does it mean if I receive more than one proxy or voting instruction card?

A.	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q.	Where can I find the voting results of the annual meeting?

A.	We will announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the quarter ending September 12, 2009.

Election of Directors

          The Board of Directors proposes that the following three individuals be elected as directors of Spartan Stores for three-year terms expiring at the 2012 annual meeting of shareholders:

M. Shân Atkins
Dr. Frank M. Gambino
Timothy J. O'Donovan

          Biographical information concerning the nominees appears below under the heading "The Board of Directors."

          The persons named as proxies on the proxy card intend to vote for the election of each of the nominees. The proposed nominees are willing to be elected and to serve as directors. If any nominee becomes unable to serve or is otherwise unavailable for election, which we do not anticipate, the incumbent Board of Directors may select a substitute nominee. If a substitute nominee is selected, the shares represented by your proxy card will be voted for the election of the substitute nominee, unless you give other instructions. If a substitute is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for more than three nominees.

          Your Board of Directors recommends that you vote FOR election of all nominees as directors.

Proposal to Amend the Spartan Stores, Inc. Stock Incentive Plan of 2005

          The Board of Directors recommends that shareholders approve an amendment to the Spartan Stores, Inc. Stock Incentive Plan of 2005 (the "Incentive Plan"). The amendment increases the maximum total number of shares of common stock we may issue under the Incentive Plan from 1,200,000 to 2,200,000.

          Since 2005, we have granted stock options, restricted stock and performance-based restricted stock units to participants in the Incentive Plan. The Compensation Committee and Board of Directors believes that the Incentive Plan has played a critical role in the Company's compensation programs and has been an effective means of achieving the Company's compensation objectives (please see the "Compensation Discussion and Analysis" section of this Proxy Statement for information regarding the Company's compensation philosophy, objectives, practices and procedures).

          The purpose of the increase in authorized shares is to secure adequate shares to fund expected awards under the Incentive Plan. As of June 17, 2009, approximately 150,000 shares remained available for issuance under the Incentive Plan (subject to certain anti-dilution and other adjustments). The Compensation Committee believes that the remaining shares available for issuance under the Plan are not adequate to meet the Company's needs for the life of the Plan. The Board of Directors believes that the Incentive Plan should be amended to increase the number of shares authorized for issuance in order to enable the Company to continue to provide stock-based awards to the directors and associates who have been responsible for the Company's success and who will help meet the Company's goals in the future. Therefore, at its May13, 2009 meeting, the Compensation Committee recommended, and the Board of Directors approved, an amendment to the Incentive Plan to increase the number of shares available for issuance under the Incentive Plan by 1,000,000 shares, to a new maximum of 2,200,000 shares.

          The approval or failure to approve the proposed amendment to the Incentive Plan will not affect the Company's other stock incentive plans, which will continue to remain in effect in their present form, or awards granted under such plans.

          The following summary of certain features of the Incentive Plan is qualified in its entirety by reference to the full text of the Incentive Plan, which is attached to this Proxy Statement as Appendix A. All capitalized terms used but not defined in this section have the respective meanings given to them in the Incentive Plan. Included in the summary is information regarding the effect of U.S. federal tax laws upon participants and Spartan Stores. This information is not a complete summary of such tax laws and is subject to change. Participants in the Incentive Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in and receiving incentive awards under the Incentive Plan.

          The following summary describes the Plan in its entirety, but the sole purpose of the proposed amendment is to increase the number of shares available for issuance under the Plan. No other changes to the Plan have been proposed.

General

          The Incentive Plan authorizes the Compensation Committee to award to directors and associates compensation that is based on or related to shares of Spartan Stores, Inc. common stock. The Incentive Plan is intended to supplement and continue the compensation policies and practices of our other equity compensation plans, which we have used for several years. We intend to continue to use the Incentive Plan to grant equity-based incentives to eligible participants. The Incentive Plan permits the award of stock options, restricted stock, stock appreciation rights, restricted stock units, and stock awards based on or related to shares of Spartan Stores common stock (together with incentive stock options, collectively referred to as "incentive awards").

Authorized Shares

          If the proposed amendment is approved, approximately 1,150,000 shares of Spartan Stores common stock will be available for incentive awards under the Incentive Plan (subject to certain anti-dilution and other adjustments).

Limitations on Issuance

          The Incentive Plan prohibits the issuance of more than 75% of the shares authorized under the Incentive Plan as incentive awards other than stock options or stock appreciation rights. In addition, it does not allow any participant to receive, in any calendar year, incentive awards issued under the Incentive Plan with respect to more than 25% of the total number of shares available under the Incentive Plan. Upon the occurrence of certain corporate events (e.g., merger, stock dividend), the Compensation Committee could adjust the incentive awards appropriately. Unless the Incentive Plan is terminated earlier by the Board of Directors, incentive awards may be granted at any time before or on May 10, 2015, when the Incentive Plan will terminate according to its terms.

Eligible Participants

          Although directors of Spartan Stores and associates of Spartan Stores and its subsidiaries may receive incentive awards under the Incentive Plan, we anticipate that the primary persons who will receive incentive awards under the Incentive Plan will be non-employee directors of Spartan Stores (currently 7 persons), executive officers (currently 9 persons) and other associates that the Compensation Committee considers appropriate to participate in incentive awards. Approximately 80 individuals received awards under the Company's existing equity incentive plans during the fiscal year ended March 28, 2009 (which we refer to as "fiscal 2009"). Additional individuals may become directors, officers or designated associates in the future and could participate in the Incentive Plan. Directors, nominees for director, officers and other associates of Spartan Stores and its subsidiaries may be considered to have an interest in the Incentive Plan because they may in the future receive incentive awards under it.

Administration of the Incentive Plan

          The Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines, subject to the terms of the Incentive Plan, the persons to receive incentive awards, the nature and amount of incentive awards to be granted to each person (subject to the limits specified in the Incentive Plan), the time of each grant, the terms and duration of each grant, and all other determinations necessary or advisable for administration of the Incentive Plan.

Stock Options

          The Incentive Plan permits Spartan Stores to grant to participants options to purchase shares of Spartan Stores common stock at stated prices for specific periods of time. For purposes of determining the number of shares available under the Incentive Plan, each stock option counts as the number of shares of common stock subject to the stock option. Certain stock options that may be granted to associates under the Incentive Plan may qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code. Incentive stock options are available only for associates. They are not available for directors who are not employees. The Company has not granted any incentive stock options for several years.

          The Compensation Committee establishes the terms of individual stock option grants in stock option agreements, certificates of award or both. These documents contain terms,

conditions and restrictions that the Compensation Committee determines to be appropriate. These restrictions include vesting requirements to encourage long-term ownership of shares.

          The exercise price of a stock option is determined by the Compensation Committee, but must be at least 100% of the closing price of Spartan Stores common stock as on the date of grant as reported by Nasdaq. The closing price of Spartan Stores common stock on June 17, 2009 was $14.08.

          Although the term of each stock option is determined by the Compensation Committee, no stock option may be exercisable under the Incentive Plan after ten years from the date it was granted. Stock options generally are exercisable for limited periods of time if an option holder dies, becomes disabled (as defined in the Incentive Plan), is terminated without cause, or voluntarily leaves his or her employment or directorship.

Federal Tax Consequences of Stock Options

          Incentive Stock Options. Under current federal income tax laws, an option holder does not recognize income and Spartan Stores does not receive a deduction at the time an incentive stock option is granted or at the time the incentive stock option is exercised. However, the difference between the market value of the common stock subject to the incentive stock option and the exercise price would be a tax preference item for purposes of calculating alternative minimum tax. Upon the sale or other disposition of the common stock acquired pursuant to an incentive stock option, as long as (i) the option holder held the stock for at least one year after the exercise of the stock option and at least two years after the grant of the stock option, and (ii) the stock option is exercised not later than three months after termination of employment (one year in the event of disability), the option holder's basis equals the exercise price and the option holder would pay tax on the difference between the sale proceeds and the exercise price as capital gain. Spartan Stores receives no deduction for federal income tax purposes under these circumstances. Special rules apply when an option holder dies.

          If an option holder fails to meet any of the conditions described above relating to holding periods and exercises following termination of employment, he or she generally would recognize compensation taxed as ordinary income equal to the difference between (i) the lesser of (a) the fair market value of the common stock acquired pursuant to the stock option at the time of exercise, or (b) the amount realized on the sale or disposition, and (ii) the exercise price paid for the stock. Spartan Stores would then receive a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. Additional gains, if any, recognized by the option holder would result in the recognition of short- or long-term capital gain.

          The Compensation Committee has not granted incentive stock options for several years. The Company's recent practice has been to grant nonqualified stock options, discussed below.

          Nonqualified Stock Options. Federal income tax laws provide different rules for nonqualified stock options - those options that do not meet the Internal Revenue Code's definition of an incentive stock option. Under current federal income tax laws, an option holder would not recognize any income and Spartan Stores would not receive a deduction when a nonqualified stock option is granted. If a nonqualified stock option is exercised, the option holder would recognize compensation income equal to the difference between the exercise price paid and the market value of the stock acquired upon exercise (on the date of exercise). Spartan Stores would then receive a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. The option holder's tax basis in the shares acquired is the exercise price paid plus the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short-term or long-term capital gain (or loss).

          The Compensation Committee's practice for the past several years has been to grant nonqualified stock options that vest in annual installments over a period of four years.

Stock Appreciation Rights

          The Incentive Plan permits the Compensation Committee to grant stock appreciation rights. A stock appreciation right permits the holder to receive the difference between the market value of a share of common stock subject to the stock appreciation right on the exercise date of the stock appreciation right and a "base" price set by the Compensation Committee. Under the Incentive Plan, the per-share base price for exercise or settlement of stock appreciation rights must be equal to or greater than the closing price of such shares on the date the stock appreciation rights are granted as reported by Nasdaq. Stock appreciation rights are exercisable on dates determined by the Compensation Committee at the time of grant. The Compensation Committee can award stock appreciation rights for any amount of consideration or no consideration, as the Compensation Committee determines. To date, the Compensation Committee has not granted stock appreciation rights.

No Repricing

          No stock options or stock appreciation rights may be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the base price of such stock appreciation rights to the same participants.

Federal Tax Consequences of Stock Appreciation Rights

          The treatment of stock appreciation rights that are payable solely in the form of Spartan Stores common stock under federal income tax laws is similar to the treatment of nonqualified stock options as described above. Under current federal income tax laws, a participant would not recognize any income and Spartan Stores would not receive a deduction at the time such a stock appreciation right is granted. If a stock appreciation right is exercised, the participant would recognize compensation income in the year of exercise in an amount equal to the difference between the base or settlement price and the market value of the stock acquired upon exercise (on the date of exercise). Spartan Stores would receive a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. The participant's tax basis in the shares acquired would be increased over the exercise price by the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short- or long-term capital gain or loss.

Restricted Stock and Restricted Stock Units

          The Incentive Plan permits the Compensation Committee to award restricted stock and restricted stock units, subject to the terms and conditions set by the Compensation Committee that are consistent with the Incentive Plan. Shares of restricted stock are shares of common stock the retention, vesting and/or transferability of which is subject, for specified periods of time, to such terms and conditions as the Compensation Committee deems appropriate (including continued employment and/or achievement of performance goals established by the Compensation Committee). Restricted stock units are incentive awards denominated in units of common stock under which the issuance of shares of common stock is subject to such terms and conditions as the Compensation Committee deems appropriate (including continued employment and/or achievement of performance goals established by the Compensation Committee). For purposes of determining the number of shares available under the Incentive Plan, each restricted stock unit would count as the number of shares of common stock subject to the restricted stock unit. The Compensation Committee may award restricted stock or restricted stock units for any amount of consideration or no consideration, as the Compensation Committee determines.

          As with stock option grants, the Compensation Committee establishes the terms of individual awards of restricted stock and restricted stock units in award agreements or certificates of award. Restricted stock and restricted stock units granted to a participant "vest" (i.e., the restrictions on them lapse) in the manner and at the times that the Compensation Committee determines.

          The Compensation Committee may impose additional restrictions on shares of restricted stock and restricted stock units. Except for restrictions on transferability, holders of restricted stock enjoy all other rights of a shareholder with respect to the restricted stock, including dividend and liquidation rights and full voting rights. For restricted stock units, unless the terms of the grant provide otherwise, a holder has dividend and liquidation rights with respect to the underlying shares of Common Stock as if the holder held unrestricted Common Stock. The terms of the restricted stock units granted to the Company's named executive officers during the current fiscal year (ending March 27, 2010, which we also refer to as "fiscal 2010") provided that no dividends will be earned on the underlying common stock until the applicable performance goals have been achieved. Holders of restricted stock units do not enjoy voting, liquidation or other rights with respect to the shares underlying the units.

          Unless the Compensation Committee determines otherwise, any noncash dividends or distributions paid with respect to shares of unvested restricted stock and shares of common stock subject to unvested restricted stock units are subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate.

Federal Tax Consequences of Restricted Stock and Restricted Stock Units

          Generally, under current federal income tax laws a participant does not recognize income upon the award of restricted stock or restricted stock units. However, a participant is required to recognize compensation income at the time the award vests (when the restrictions lapse) equal to the difference between the fair market value of the stock at vesting and the amount paid for the stock (if any). At the time the participant recognizes compensation income, Spartan Stores is entitled to a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. If restricted stock or restricted stock units are forfeited by a participant, the participant would not recognize income with respect to the forfeited award and Spartan Stores would not receive a corresponding deduction. Prior to the vesting and lapse of restrictions, dividends paid on shares subject to awards of restricted stock and restricted stock units would be reported as compensation income to the participant and Spartan Stores would receive a corresponding deduction, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply.

          A participant may, within 30 days after the date of an award of restricted stock (but not an award of restricted stock units), elect to report compensation income for the tax year in which the restricted stock is awarded. If the participant makes this election, the amount of compensation income is equal to the difference between the fair market value of the restricted stock at the time of the award and the amount paid for the stock (if any). Any later appreciation in the value of the restricted stock would be treated as capital gain and recognized only upon the sale of the shares subject to the award of restricted stock. Dividends received after such an election are taxable as dividends and not treated as additional compensation income. If, however, restricted stock is forfeited after the participant makes such an election, the participant will not be allowed any deduction for the amount that he or she earlier reported as income. Upon the sale of shares subject to the restricted stock award, a participant recognizes a short-term or long-term capital gain (or loss) in the amount of the difference between the sale price and the participant's basis in the stock.

          For the past several years, the Compensation Committee has awarded restricted stock vesting in annual installments over a period of five years. In fiscal 2010, the Compensation Committee awarded restricted stock vesting in annual installments over a period of five years and performance-based restricted stock units vesting over a total service period of three years.

Stock Awards

          The Incentive Plan also permits the Compensation Committee to make stock awards. The Compensation Committee may make stock awards for any amount of consideration, or no consideration, as the Compensation Committee determines. Stock award recipients generally have all voting, dividend, liquidation and other rights with respect to awarded shares of Spartan Stores common stock. However, the Compensation Committee may impose restrictions on the assignment or transfer of common stock awarded under the Incentive Plan. The Compensation Committee has not granted unrestricted stock awards for several years.

Federal Tax Consequences of Stock Awards

          The recipient of a stock award generally would recognize compensation income equal to the difference between the fair market value of the stock when it is awarded and the amount paid for the stock (if any). The recipient's tax basis in the stock would equal the amount of compensation income recognized on the award plus the amount paid by the recipient for the stock (if any). Spartan Stores is entitled to a corresponding deduction equal to the amount of compensation income recognized by the recipient, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. Upon a subsequent sale of the stock, the recipient would recognize a short-term or long-term capital gain (or loss) equal to the difference between the amount realized on the sale and his or her basis in the stock. Different rules may apply where the stock is transferred subject to a "substantial risk of forfeiture."

Other Stock-Based Awards

          Finally, the Incentive Plan also permits the Compensation Committee to grant a participant one or more types of awards based on or related to shares of Spartan Stores common stock, other than the types described above (i.e., stock options, stock appreciation rights, restricted stock and restricted stock units, and stock awards). Spartan Stores has not made such awards and does not currently intend to make any such awards. Any such awards would be subject to terms and conditions as the Compensation Committee deems appropriate, as set forth in the respective award agreements and as permitted under the Incentive Plan.

Effects of a Change in Control of Spartan Stores

          Upon the occurrence of a "change in control" of Spartan Stores (as defined in the Incentive Plan), all outstanding stock options and stock appreciation rights would become immediately exercisable in full and would remain exercisable in accordance with their terms. All other outstanding incentive awards under the Incentive Plan would immediately become fully vested, exercisable and nonforfeitable. In addition, the Compensation Committee, without the consent of any affected participant, may determine that some or all participants holding outstanding stock options and/or stock appreciation rights would receive, in lieu of some or all of such awards, cash in an amount equal to the greater of the excess of (i) the highest sale price of the shares on Nasdaq (or other stock exchange on which Spartan Stores common stock is listed at the time) on the day before the effective date of the change in control, or (ii) the highest price per share actually paid in connection with the change in control, over the exercise price of the stock options and/or the base price per share of the stock appreciation rights.

Tax Withholding

          If incentive awards are made under the Incentive Plan, Spartan Stores may withhold from any cash otherwise payable to a participant or require a participant to remit to Spartan Stores amounts necessary to satisfy applicable withholding and employment-related taxes. Unless the Compensation Committee determines otherwise, minimum required tax withholding obligations may also be satisfied by withholding Spartan Stores common stock to be received upon exercise of or vesting of an incentive award or by delivering to Spartan Stores previously owned shares of common stock.

Termination and Amendment of the Incentive Plan or Awards

          The Board of Directors may terminate the Incentive Plan at any time and may from time to time amend the Incentive Plan as it considers proper and in the best interests of Spartan Stores, provided that no such amendment may be made without the approval of shareholders of Spartan Stores if it would (i) change the list of measurements of performance on which the Compensation Committee may base performance goals, (ii) reduce the exercise price of a stock option or the base price of a stock appreciation right below the market value of the underlying stock on the date of the grant, (iii) reduce the exercise price of outstanding stock options or the base price of outstanding stock appreciation rights, (iv) increase the individual annual maximum award limit, or (v) otherwise amend the Incentive Plan in any manner requiring shareholder approval by law or under Nasdaq listing requirements or rules. In addition, no amendment to the Plan or to a previously granted award agreement may impair the rights of a holder of any outstanding incentive award without the consent of the participant, except in certain circumstances in which such amendment is necessary to satisfy a law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

          Subject to certain limitations (including the prohibition on repricing of options and stock appreciation rights), the Compensation Committee may amend or modify the terms of any outstanding incentive award in any manner not prohibited by the Incentive Plan. Spartan Stores may suspend a participant's rights under the Incentive Plan for a period of up to sixty days while a participant's termination for cause is considered.

New Plan Benefits

          The benefits to be received under the Incentive Plan, as amended, will depend, among other things, on the Compensation Committee's determinations and actions, the fair market value of Spartan Stores common stock at various future dates, and the number of shares available under Spartan Stores' other equity compensation plans under which benefits may also be granted. As such, the benefits to be received under the Incentive Plan by participants are not presently determinable and the benefits that would have been received had the Incentive Plan been in effect for the most recent fiscal year are similarly not determinable.

Your Board of Directors Recommends That You
Vote FOR Approval of the Amendment to the Spartan Stores, Inc. Stock Incentive Plan of 2005

Proposal to Approve the Spartan Stores, Inc. Associate Stock Purchase Plan of 2009

General

          On May 13, 2009, the Board of Directors adopted and approved, subject to shareholder approval, the Spartan Stores, Inc. Associate Stock Purchase Plan of 2009 (the "Associate Plan"). The purpose of the Associate Plan is to encourage associates of Spartan Stores and its subsidiaries to promote the best interests of Spartan Stores and align the interests of associates with those of Spartan Stores' shareholders by permitting associates to purchase shares of Spartan Stores common stock at a discount to the market price. The purchase of stock through the Associate Plan is intended to qualify as the exercise of an option granted under an employee stock purchase plan, as defined in Section 423 of the Internal Revenue Code.

          The Associate Plan would be administered by the Compensation Committee or any other committee that the board may designate. The Associate Plan would become effective upon shareholder approval, and the Company expects the first option period under the Associate Plan to commence in October 2009.

          The benefits payable under the Associate Plan are presently not determinable and the benefits that would have been payable had the Associate Plan been in effect during the most recent fiscal year are similarly not determinable. Because officers and associates of Spartan Stores and its subsidiaries may elect to participate in the Associate Plan, they may be considered to have an interest in the Associate Plan.

          The following summarizes the principal features of the Associate Plan. This summary is not complete and is qualified in its entirety by reference to the terms of the Associate Plan, a copy of which is attached as Appendix B to this proxy statement.

Authorized Shares

          Subject to certain anti-dilution adjustments, 200,000 shares of Spartan Stores common stock would be authorized for purchase under the Associate Plan.

Eligible Associates

          All active associates of Spartan Stores or its subsidiaries would be eligible to participate in the Associate Plan, except those who (1) normally work less than 20 hours per week, (2) normally work less than five months per year or (3) have been employed for less than one year. Presently, officers who have been employed for more than a year (currently 9 persons) and most of Spartan Stores' active associates (approximately 9,700 additional persons) could participate in the Associate Plan.

Purchase of Spartan Stores Stock

          An associate who wishes to participate in the Associate Plan would authorize Spartan Stores to make regular payroll deductions from the associate's compensation to be used for the purchase of stock pursuant to the Associate Plan. Once payroll deductions begin, all of these deductions would be credited to the associate's payroll deduction account under the Associate Plan.

          In the Associate Plan, the term "stock purchase date" means the last working day of each "option period," which would be determined by the Compensation Committee but would not exceed 27 months. On each stock purchase date, a participant would be granted an option to purchase as many shares of Spartan Stores common stock as could be purchased with the funds in the participant's payroll deduction account on the stock purchase date. This option would be automatically exercised unless the participant terminates participation in the Associate Plan. Any option that is not exercised would automatically expire. No option may extend beyond the time limits specified in the Internal Revenue Code.

          The Associate Plan provides that the purchase price of each share must be at least 85% of the market value of shares of Spartan Stores common stock on the stock purchase date, unless the Compensation Committee determines to use a higher price. The Compensation Committee intends to apply a purchase price of not less than 95% of the market value of Spartan Stores stock on the purchase date so that the Company will not be required to recognize compensation expense for Associate Plan purchases under SFAS No. 123(R), Share Based Payment.

          The Compensation Committee may require associates to automatically reinvest cash dividends paid on any shares held under the Plan in additional shares of Spartan Stores common stock.

Limitations on Participation

          The Compensation Committee may, in its discretion, determine the maximum level of individual participation annually. However, in no event may a participant receive any option that would permit the participant's rights to purchase Spartan Stores common stock under the Associate Plan to accrue at a rate that exceeds $25,000 of fair market value of the stock in any one calendar year, and in no event could such option rights accrue at a rate that exceeds that permitted by the Internal Revenue Code. In addition, no participant would be granted option rights under the Associate Plan if the participant, immediately after receiving the grant of such option rights, would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of Spartan Stores or any of its subsidiaries.

Termination of Participation

          A participant could elect at any time to terminate his or her participation in the Associate Plan and permanently withdraw the balance accumulated in his or her payroll deduction account upon proper notice to Spartan Stores. In the event of a participant's retirement, death or termination of employment, the balance in the participant's payroll deduction account would be paid to the participant or, in the event of the participant's death, the participant's estate.

Transfer and Assignment

          Rights under the Associate Plan are not transferable by a participant other than by will or the laws of descent and distribution, and are exercisable during the participant's lifetime only by the participant.

Federal Tax Consequences of the Associate Plan

          The following discussion of the tax consequences of the Associate Plan assumes that stock would be sold under the plan at 95% of the market value on a stock purchase date.

          An associate would not recognize income upon enrolling in the Associate Plan or upon purchasing shares of common stock. Ordinarily, an associate would not recognize income until the shares are sold or otherwise disposed of by the associate or the associate dies while owning the shares.

          If an associate sells or otherwise disposes of the stock more than two years after the stock purchase date, then the associate would recognize ordinary income in the year of sale or disposition equal to the lesser of (1) 5% of the fair market value of the stock on the stock purchase date or (2) the excess of the fair market value of the stock on the date of sale or disposition over the amount paid for the stock. Any additional gain or loss would be a capital gain or loss. Special rules apply if an associate dies during plan participation.

          If an associate sells or otherwise disposes of the stock prior to satisfying the two-year statutory holding period above, then the associate would recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the stock purchase date over the amount paid for the stock. Any additional gain or loss on such sale or other disposition would be a capital gain or loss.

          The offer, purchase or sale of common stock under the Associate Plan would have no tax consequences to Spartan Stores, except that Spartan Stores would be entitled to a deduction equal to the amount of ordinary income recognized by an associate upon a sale or disposition of stock prior to satisfying the statutory holding period described above. Any such deduction would be subject to the limitations of Section 162(m) of the Internal Revenue Code.

Tax Withholding

          The Associate Plan provides that Spartan Stores may make provisions for the withholding of any taxes or the payment of any taxes that Spartan Stores may be required to withhold or pay in connection with an associate's participation in the Associate Plan.

Amendment and Termination of the Associate Plan

          The Compensation Committee or the board could amend the Associate Plan at any time and could also terminate the Associate Plan at any time.

Your Board of Directors recommends that you vote FOR
approval of the Associate Stock Purchase Plan of 2009.

Ratification of Selection of Independent Auditors

          Spartan Stores' Audit Committee has approved the selection of Deloitte & Touche LLP as the Company's independent auditors to audit the financial statements and internal controls of Spartan Stores and its subsidiaries for fiscal 2010, and to perform such other appropriate accounting services as may be approved by the Audit Committee. The Audit Committee and the Board of Directors propose and recommend that shareholders ratify the selection of Deloitte & Touche LLP to serve as the Company's independent auditors for the fiscal year ending March 27, 2010.

          More information concerning the relationship of the Company with its independent auditors appears below under the headings "Audit Committee," "Independent Auditors," and "Audit Committee Report."

          If the shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will consider a change in auditors for the next year.

          Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

          Your Board of Directors and Audit Committee, which consists entirely of independent directors, recommend that you vote FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors for fiscal 2010.

Corporate Governance Principles

          Spartan Stores is committed to developing and implementing principles of corporate governance to help the Board fulfill its responsibilities to shareholders and to provide a framework for overseeing the management of the Company. The formal requirements pertaining to Spartan Stores' corporate governance structure are set forth in our restated articles of incorporation, bylaws and committee charters. The Board has adopted a written Corporate Governance Policy. The Policy is designed to communicate our fundamental governance principles and to provide management, associates, and shareholders with insight to the Board's ethical standards, expectations for conducting business, and decision-making processes. The Policy includes, among other things, guidelines regarding:

•	Board size and criteria;

•	director independence;

•	term limits and retirement of directors;

•	Board meetings and committees;

•	evaluation and compensation of the Board and executive officers;

•	directors' access to management and outside advisors;

•	strategic planning;

•	succession planning; and

•	communications.

          This section of our proxy statement summarizes certain charters, policies, and principles relating to Spartan Stores' corporate governance. More information regarding the Company's corporate governance, including a copy of our Corporate Governance Policy, is available in the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

Director Independence

          The Board believes that the independence of directors is an essential feature of the Company's governance. Independent directors help assure that the Board and its committees are dedicated to acting in the best interests of the shareholders. Accordingly, Spartan Stores' Corporate Governance Policy requires that at least two-thirds of the directors must be independent (as defined by the applicable standards of the SEC and the NASDAQ Marketplace Rules).

          More than two-thirds of the Company's Board has consisted of independent directors for years. Currently, seven of Spartan Stores' nine directors are independent. At present, the Board has only two current management directors: Craig Sturken, the Executive Chairman and former Chief Executive Officer, and Dennis Eidson, the current President and Chief Executive Officer.

          If the Chairperson of the Board is also the current or former Chief Executive Officer, then the Chairperson of the Nominating and Corporate Governance Committee has additional responsibilities and authority. Specifically, the Chairperson of the Nominating and Corporate Governance Committee acts as the principal liaison between the independent directors and the Chairperson of the Board and advises the Chairperson of the Board as to the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to effectively and responsibly perform their duties. Although management is responsible for the preparation of materials for the Board, the Chairperson of the Nominating and Corporate Governance Committee may request the inclusion of specific material. The Chairperson of the Nominating and Corporate Governance Committee may also recommend to the Chairperson of the Board the retention of consultants who report directly to the Board.

Committee Charters

          The Board has appointed four chartered committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Executive Committee. The Board has approved a written committee charter for each of these committees. The charters define basic principles regarding the committee's organization, purpose, authority and responsibilities. The charters for the Audit, Compensation, and Nominating and Corporate Governance Committees are available in the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

Director Attendance

          The Board is proud of its record of recruiting and retaining directors who have a diversity of experience, who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment, and who are effective in serving the long-term interests of shareholders. Board and committee attendance is critical to the proper functioning of the Board of Directors and is a priority. Each director is expected to make every effort to personally attend every Board meeting and every meeting of each committee on which he or she serves as a member.

          Spartan Stores' Board of Directors held six meetings during fiscal 2009. In fiscal 2009, each director attended at least 75% of the total of all meetings of the Board of Directors and the committees on which he or she served. The Board is scheduled to meet at least quarterly and may meet more frequently. Independent directors meet in executive sessions, without the presence of management, at each regularly scheduled Board meeting.

          Directors are also expected to attend the annual meeting of shareholders in person unless compelling personal circumstances prevent attendance. Despite the geographic diversity of their home cities, all of Spartan Stores' then-current directors have attended the annual meetings of shareholders for at least the past five years.

Alignment of Shareholder, Management, and Director Interests

          The Board has long believed that directors and management should have a significant financial stake in the Company to align their interests with those of the shareholders. Therefore, the Board and the Compensation Committee have made equity awards a substantial component of management and director compensation. In addition, the Board of Directors has established stock ownership guidelines for corporate officers and directors to ensure that they face the same downside risk and upside potential as shareholders. Under the stock ownership guidelines, the Company's executive officers are expected to achieve and maintain a level of stock ownership having a value that is approximately equal to or greater than a specified multiple of the executive's annual base salary, ranging for various positions from five times the applicable salary to one times the applicable salary. Each member of the Board of Directors is expected to acquire and continue to hold shares of the Company's common stock having an aggregate market value from time to time which equals or exceeds five times the rate of the regular annual retainer then in effect for non-employee directors who are not chairs. Please see the "Compensation Discussion and Analysis" and "Compensation of Directors" sections of this proxy statement for additional information.

Majority Voting

          The Board believes that the Company and its shareholders are best served by having directors who enjoy the confidence of the Company's shareholders. It will be presumed that any director who receives a greater number of votes "withheld" than votes "for" such election in an uncontested election at an annual meeting of shareholders (a "Majority Withheld Vote") does not have the full confidence of the shareholders. A director receiving a Majority Withheld Vote is required to promptly offer his or her resignation from the Board to the Nominating and Corporate Governance Committee upon certification of the shareholder vote. The resignation will be effective if and when accepted by the Nominating and Corporate Governance Committee.

Retirement and Change in Employment Status

          The Board of Directors believes that it is generally appropriate for directors to retire before the age of 72. A director will not ordinarily be nominated for re-election to the Board of Directors following the expiration of the term of office which ends after his or her 72nd birthday. The Board of Directors recognizes, however, that the wisdom, experience and contribution of an older director could benefit the Board and the Nominating and Corporate Governance Committee may, in its discretion, nominate a director for re-election after his or her 72nd birthday in a case which the Nominating and Corporate Governance Committee determines to be exceptional. Currently, none of our directors is age 72 or older.

          Directors recognize that they have been chosen for nomination or appointment to the Board of Directors in part because of the knowledge and insight they gain on a continuing basis from their active employment in their current positions and for the public respect they bring to the Company and its Board of Directors because of the positions they hold in the business community. A director who experiences a material change in his or her employment status is expected to promptly offer his or her resignation as a director to the Nominating and Corporate Governance Committee. The Committee will promptly consider and vote upon acceptance or rejection of the director's offer to resign (excluding the affected director from consideration of and voting on acceptance of the resignation).

Other Board Memberships

          Spartan Stores recognizes that the proper direction and management of the Company requires the dedication of the executive officers and a significant commitment from its directors. Accordingly, the Board has established a policy governing membership on the boards of other companies.

          Executive officers of the Company must notify the Nominating and Corporate Governance Committee before serving as a member of the board of directors of any other business organization. The Nominating and Corporate Governance Committee reviews the Chief Executive Officer's membership on external boards of directors at least annually. The Chief Executive Officer may not serve on the board of directors of more than one business organization not affiliated with the Company without the prior review and approval of the Nominating and Corporate Governance Committee. The Committee may limit the directorships for any other executive officer if it believes that they will interfere with the executive officer's responsibilities to the Company. Non-management directors may not serve on more than three other public company boards without the prior review and approval of the Nominating and Corporate Governance Committee.

Codes of Conduct and Ethics

          Spartan Stores is committed to the highest standards of integrity, honesty, and ethics in business. The Board has approved, and the Audit Committee administers, a Code of Conduct and Business Ethics (the "Code") that articulates the Company's standards regarding business ethics and expectations regarding the conduct of directors, management, and associates. This Code establishes basic guidelines to help the Company comply with legal requirements and conduct our business with honesty and integrity. The Code sets forth rules of conduct concerning disclosure of information, conflicts of interest, accurate recordkeeping and reporting, and receipt of personal benefits. The Code requires all associates of the Company to report promptly any violations of the Code. Associates may report violations through the Company's HonorLine telephone system on a confidential and anonymous basis. The Code is available in the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

          In addition, the Company has a comprehensive Code of Ethics and Business Conduct Policy applicable to all associates that articulates the Company's core values and sets forth standards of conduct regarding a broad range of topics, including antitrust compliance, securities matters, environmental law compliance, political contributions, workplace conduct, and other matters that are essential to the integrity of our business activities.

Succession Planning

          The Board of Directors reviews periodically succession planning for the Company's Chief Executive Officer and other executive officers to manage continuity of leadership in the execution of the Company's business strategies, as reflected in the recent transition of Mr. Eidson into the Chief Executive Officer position in accordance with the Board of Director's succession planning. For more information, please see our Corporate Governance Policy and the Compensation Committee Charter in the "For Investors" section of our website, www.spartanstores.com.

Board and Management Communication

          Spartan Stores is committed to open and effective communication between the Board and management. Directors are encouraged to consult with any Spartan Stores manager or associate and may visit Company facilities without the approval or presence of corporate management. The Board encourages executive officers to invite managers to Board meetings from time to time who can provide additional insight into matters under discussion. The Board is required to dedicate a substantial portion of at least one meeting per year to discussions with management regarding the Company's strategic plan.

Director Education

          Spartan Stores encourages all of its directors to attend continuing education programs so that they may stay abreast of developments in corporate governance and best practices and further develop their expertise. The Board of Directors expects that each director will attend an appropriate continuing director education program at least once every two years.

Nominee Qualifications and the Nominations Process

          The Board of Directors believes that Spartan Stores and its shareholders are best served by having a Board of Directors that brings a diversity of education, experience, skills, and perspective to Board meetings. Accordingly, there are no specific or minimum qualifications or criteria for nomination for election or appointment to the Board of Directors. The Nominating and Corporate Governance Committee identifies and evaluates nominees for director on a case-by-case basis, regardless of who recommended the nominee, and has no written procedures for doing so.

          The Company has engaged and paid fees to third party search firms to assist the Nominating and Corporate Governance Committee in identifying possible nominees for director and providing information to assist the Committee in the evaluation of possible nominees.

          The Board of Directors expects that there would be no material difference in the manner in which the Nominating and Corporate Governance Committee would evaluate a nominee for director that was recommended by a shareholder.

Shareholder Nominations of Director Candidates

          Under our restated articles of incorporation, a shareholder of record may nominate a person for election as a director at a meeting of shareholders at which directors will be elected if, and only if, the shareholder has delivered timely notice to the Secretary of Spartan Stores setting forth:

•	the name, age, business address and residence address of each proposed nominee;

•	the principal occupation or employment of each nominee;

•	the number of shares of Spartan Stores stock that each nominee beneficially owns;

•	a statement that each nominee is willing to be nominated; and

•

any other information concerning each nominee that would be required under the rules of the Securities and Exchange Commission ("SEC") in a proxy statement soliciting proxies for the election of those nominees.

          The Nominating and Corporate Governance Committee will consider every nominee proposed by a shareholder that is received in a timely manner in accordance with these procedures and report each such nomination, along with the Nominating and Corporate Governance Committee's recommendations, to the full Board of Directors.

          To be timely, a shareholder's notice must be delivered to or mailed and received at Spartan Stores' principal executive offices at least 120 days before the date of notice of the meeting in the case of an annual meeting of shareholders, or not more than seven days following the date of notice of the meeting in the case of a special meeting of shareholders. Any nomination that does not comply with these procedures will be void.

          The Nominating and Corporate Governance Committee may also, in its discretion, consider shareholders' informal recommendations of possible nominees. Shareholders may send such informal recommendations to the Committee by directing them in care of the Secretary of the Company at the address that appears on the first page of this proxy statement.

Shareholder Communications with Directors

          In accordance with the Spartan Stores' Shareholder Communication Policy, shareholders who wish to send communications to Spartan Stores' Board of Directors may do so by sending them in care of the Secretary of the Company at the address that appears on the first page of this proxy statement. Such communications may be addressed either to specified individual directors or the entire Board. The Secretary has the discretion to screen and not forward to directors communications which the Secretary determines in his or her discretion are communications unrelated to the business or governance of Spartan Stores and its subsidiaries, commercial solicitations, offensive, obscene, or otherwise inappropriate. The Secretary will, however, compile all shareholder communications which are not forwarded and such communications will be available to any director. A copy of our Shareholder Communication Policy can be found in the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

The Board of Directors

General

          The Board of Directors currently consists of nine directors. Assuming that all of the nominees are elected, there will be nine directors immediately following the annual meeting. The Board of Directors is divided into three classes, with each class as nearly equal in number as possible. Each class of directors serves a three-year term, with the term of one class expiring at the annual meeting in each successive year. Ms. Atkins, Dr. Gambino, and Mr. O'Donovan are standing for re-election.

          Biographical information concerning the directors and the nominees for election to the Board of Directors is presented below. Except as otherwise indicated, each of these persons has had the same principal position and employment for over five years.

Nominees for Director With Terms Expiring in 2012

          M. Shân Atkins (age 52) has been a director of Spartan Stores since 2003. Since 2001, Ms. Atkins has been Managing Director of Chetrum Capital LLC, a private investment firm. Ms. Atkins is a director and chair of the Human Resources Committee of The Pep Boys - Manny, Moe and Jack, an auto parts and service retailer whose common stock is listed on the New York Stock Exchange. Ms. Atkins is also a director of Tim Hortons, Inc., Canada's leading quick service restaurant chain whose stock is traded on the New York Stock Exchange, and Shoppers Drug Mart Corporation, a retail drug store chain whose stock is traded on the Toronto Stock Exchange. From 1999 to 2001, Ms. Atkins served as a director and a member of the audit committee of Chapters, Inc., a book retailer whose stock was traded on the Toronto Stock Exchange prior to the company's acquisition. From 1996 to 2001, Ms. Atkins served in a variety of executive positions with Sears, Roebuck and Co. (now known as Sears Holdings Corporation), a retailer whose common stock is listed on the New York Stock Exchange, most recently as Executive Vice President, Strategic Initiatives. From 1982 to 1996, she served in a variety of positions with Bain and Company, Inc., an international management consulting firm, where she specialized in the consumer and retail sectors, most recently serving as Vice President. Ms. Atkins was an auditor with Price Waterhouse in Toronto, Canada, from 1979 to 1981. She has been a member of the Canadian Institute of Chartered Accountants since 1981 and is a certified public accountant.

          Dr. Frank M. Gambino (age 55) has been a director of Spartan Stores since 2003. Dr. Gambino is a Professor of Marketing and the Director of the Food & Consumer Packaged Goods Marketing Program in the Haworth College of Business at Western Michigan University. He has been on the WMU faculty since 1984. Prior to joining WMU he had over 15 years of experience in the retail food industry. Dr. Gambino remains active within the food and consumer packaged goods industries at both the national and regional level. He is a frequent speaker, trainer and consultant to a diverse group of industry organizations. Currently, he serves on the Retail Site Development Committee for Wakefern Food Corporation (a grocery retailer cooperative) of Elizabeth, New Jersey, which is an advisory committee that reports to the Wakefern Board of Directors. He is also secretary to the Western Michigan University Food Industry Advisory Board. He is a past member of the board of directors for Alliance Foods and the Food Distribution Research Society and past senator to the WMU Faculty Senate. He has served and continues to serve on several industry advisory groups including such organizations as the National Grocers Association and the Food Marketing Institute.

          Timothy J. O'Donovan (age 64) has been a director of Spartan Stores since 2003. Mr. O'Donovan is the Chairman of the Board of Wolverine World Wide, Inc., a footwear company whose common stock is listed on the New York Stock Exchange, a position he has held since April 2005. From April 2005 to April 2007, he served as Chief Executive Officer of Wolverine in addition to his duties as Chairman of the Board. Mr. O'Donovan was President and Chief Executive Officer of Wolverine from April 2000 until April 2005, and has been a director of Wolverine since 1993. From 1996 to April 2000, Mr. O'Donovan was the Chief Operating Officer and President of Wolverine. Before 1996, Mr. O'Donovan was Executive Vice President of Wolverine. Mr. O'Donovan is also a director of Kaydon Corporation, a designer and manufacturer of bearing systems whose stock is traded on the New York Stock Exchange.

Directors With Terms Expiring in 2010

          Craig C. Sturken (age 65) has been a director of Spartan Stores since March 2003, was Chief Executive Officer of Spartan Stores from March 2003 to October 2008, President of Spartan Stores from March 2003 to October 2007, and Chairman of the Board of Spartan Stores since August 2003 (including Executive Chairman since October 2008). Mr. Sturken spent his entire career in the grocery industry and has more than 40 years of retail grocery experience, including 10 years with the Great Atlantic & Pacific Tea Company ("A&P"), a food retailer whose stock is traded on the New York Stock Exchange. From October 2000 to March 2002, Mr. Sturken was the CEO of A&P's Atlantic region, after which he retired. From October 1992 to October 2000, he was CEO of A&P's Midwest region. Before A&P, Mr. Sturken held executive positions with The Grand Union Company and Hannaford Brothers' Company.

          Frederick J. Morganthall, II (age 57) has been a director of Spartan Stores since his appointment to the Board in May 2006. Since October 1997, Mr. Morganthall has been the President of Harris Teeter, Inc., a supermarket chain operating in North Carolina, South Carolina, Virginia, Georgia, Tennessee, and Florida. Harris Teeter is a wholly owned subsidiary of Ruddick Corporation, a holding company whose stock is traded on the New York Stock Exchange. Prior to becoming President of Harris Teeter, Mr. Morganthall served Harris Teeter in other executive positions since 1992.

          Dennis Eidson (age 55) has been a director of Spartan Stores since October 2007, Chief Executive Officer since October 2008, President of Spartan Stores since October 2007, and was our Chief Operating Officer from February 2007 to October 2008, and our Executive Vice President Marketing and Merchandising from March 2003 to February 2007. Prior to joining Spartan Stores, Mr. Eidson served as the Divisional President and Chief Executive Officer of A&P's Midwest region from October 2000 to July 2002, as the Executive Vice President Sales and Merchandising of A&P's Midwest region from March 2000 to October 2000, and as the Vice President of Merchandising of A&P's Farmer Jack division from June 1997 to March 2000.

Directors With Terms Expiring in 2011

          Elizabeth A. Nickels (age 47) has been a director of Spartan Stores since 2000. Since February 2000, Ms. Nickels has served as an executive at Herman Miller, Inc., an office furniture manufacturing company whose stock is traded on the Nasdaq Global Select Market. She is currently President of Herman Miller for Healthcare, a position she has held since August 2007, and Executive Vice President of Herman Miller, Inc., a title she has held since February 2000. Ms. Nickels also served as Chief Financial Officer of Herman Miller from February 2000 to August 2007. From 1993 to February 2000, she was Vice President and Chief Financial Officer of Universal Forest Products, Inc., a wood products manufacturer whose stock is traded on the Nasdaq Global Select Market. Ms. Nickels is a certified public accountant.

          Kenneth T. Stevens (age 57) has been a director of Spartan Stores since 2002. Since May 2009, Mr. Stevens has served as Senior Advisor to philosophy, inc., a global skin care company. From January 2007 to June 2008, Mr. Stevens served as the President, Chief Operating Officer, and a member of the board of directors of TweenBrands, Inc., a clothing retailer whose stock is listed on the New York Stock Exchange. Since October 2007, Mr. Stevens has served as a director of Virgin Mobile USA, Inc., a telecommunications provider whose stock is traded on the New York Stock Exchange, and Cost Plus, Inc. the parent company of Cost Plus World Market, a specialty retailer whose stock is traded on the Nasdaq Stock Market. From June to September 2006, Mr. Stevens was Executive Vice President and Chief Financial Officer of Limited Brands, Inc. a clothing retailer whose stock is traded on the New York Stock Exchange. Prior to his employment with Limited Brands, Inc., Mr. Stevens had been the Chief Executive Officer of Express, a retail clothing division of Limited Brands, Inc. from March 2004 to June 2006. From February 2003 to March 2004, he served as President of Bath & Body Works, also a division of Limited Brands, Inc. From February 2002 to January 2003, he served as the Chief Operating Officer of Bath & Body Works. From December 2000 to November 2001, he served as President and Chief Operating Officer of inChord Communications Inc., a group of communication companies that provide customized marketing solutions. From April 1996 to November 2000, he served as Chairman and Chief Executive Officer of Bank One Retail Group. From 1992 to 1993, Mr. Stevens was the treasurer of PepsiCo, a diversified food and beverage company whose stock is traded on the New York Stock Exchange. From 1995 to 1998, he was a director of and served on the audit committee of the board of directors of La Quinta Corp., a lodging company whose stock is traded on the New York Stock Exchange.

          James F. Wright (age 59) has been a director of Spartan Stores since 2002. Since November 2007, he has served as Chairman of the Board, President, and Chief Executive Officer of Tractor Supply Company, a farm equipment and supply retailer whose stock is listed on The Nasdaq Stock Market. Mr. Wright was President and Chief Executive Officer of Tractor Supply from October 2004 to November 2007, and was President and Chief Operating Officer of Tractor Supply from 2000 until October 2004. From 1997 to 2000, he served as President and Chief Executive Officer of Tire Kingdom, a chain of retail tire stores headquartered in West Palm Beach, Florida.

Board Committees

          Spartan Stores' Board has four standing committees:

•	the Executive Committee;

•	the Audit Committee;

•	the Compensation Committee; and

•	the Nominating and Corporate Governance Committee.

          The table below shows the current membership of each Board committee and the number of meetings each Committee held in fiscal 2009.

BOARD OF DIRECTORS COMMITTEE MEMBERSHIP

Director	Independent Director(1)	Executive Committee	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
M. Shân Atkins	Yes		Member		Member
Dennis Eidson	No
Dr. Frank M. Gambino	Yes			Member	Member
Frederick J. Morganthall, II	Yes		Member		Member
Elizabeth A. Nickels	Yes	Member	Chair		Member
Timothy J. O'Donovan	Yes	Member		Chair	Member
Kenneth T. Stevens	Yes		Member		Member
Craig C. Sturken	No	Chair
James F. Wright	Yes	Member		Member	Chair
Number of Meetings in Fiscal 2009		2	7	6	4

(1)	Independent under NASDAQ independence standards for directors generally and for each Committee on which the director serves.

          Executive Committee. The Executive Committee has the full power and authority of the Board to manage the business affairs and property of Spartan Stores between meetings of the full Board. The Executive Committee has authority to recommend to the Board a successor to the Chief Executive Officer when a vacancy occurs.

          Audit Committee. The Board of Directors has established the Audit Committee to assist the Board in fulfilling its fiduciary responsibilities with respect to accounting, auditing, financial reporting, internal control, and legal compliance. The Audit Committee oversees management and the independent auditors in the Company's accounting and financial reporting processes and audits of the Company's financial statements. The Audit Committee serves as a focal point for communication among the Board, the independent auditors, the internal auditors and management with regard to accounting, reporting, and internal controls. The Audit Committee represents the Board in oversight of:

•	the integrity of the financial statements of the Company;

•	the Company's system of disclosure controls and procedures and internal controls over financial reporting;

•	the independence and performance of the Company's independent auditors (who are ultimately responsible to the Board of Directors and the Audit Committee);

•	the performance of the Company's internal audit function; and

•	compliance by the Company with legal and regulatory requirements.

          The Audit Committee has direct authority and responsibility for the appointment, compensation, retention and oversight of the work of any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Audit Committee is also directly responsible for the resolution of disagreements between management and the independent auditors regarding financial reporting. The Audit Committee reviews the performance, independence, and objectivity of the independent auditors at least annually and takes or recommends to the full Board appropriate action to ensure the independence of the independent auditors. Independent auditors report directly to the Audit Committee.

          See "Independent Auditors-Audit Committee Approval Policies" for a discussion of the Audit Committee's procedures for approving services to be provided by the independent auditors to Spartan Stores and its subsidiaries.

          The Audit Committee operates under a charter adopted by the Board of Directors. A copy of the Audit Committee Charter is available in the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

          The Board of Directors has determined that Audit Committee members M. Shân Atkins, Elizabeth A. Nickels and Kenneth T. Stevens are Audit Committee financial experts, as that term is defined in Item 401(h)(2) of Securities and Exchange Commission Regulation S-K. Under SEC regulations, a person who is determined to be an Audit Committee financial expert will not be deemed an expert for any purpose, including without limitation for purposes of Section 11 of the Securities Act of 1933, as a result of being designated or identified as an Audit Committee financial expert, and the designation or identification of a person as an Audit Committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and Board of Directors in the absence of such designation or identification or affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

          Each member of the Audit Committee is independent, as that term is defined in Rule

4200(a)(15) and Rule 4350(d)(2)(A) of the NASDAQ Marketplace Rules.

          Compensation Committee. The Board of Directors has established the Compensation Committee to assist the Board of Directors in fulfilling its responsibilities relating to compensation of the Company's executive officers and the Company's compensation and benefit programs and policies. The Compensation Committee has full power and authority to perform the responsibilities of a public company compensation committee under applicable law, regulations, stock exchange rules, and public company custom and practice.

          The Compensation Committee has the authority and responsibility to:

•

determine and oversee the Company's executive compensation philosophy structure, policies and programs, and assess whether the Company's compensation structure establishes appropriate incentives for management and associates;

•

administer, amend, interpret or make recommendations to the Board of Directors with respect to retirement, stock incentive, cash incentive, welfare and other compensation and benefit plans of the Company that are approved by the Board of Directors ("Plans");

•

approve stock option and other stock incentive awards and authorize the issuance of shares of the Company's Common Stock, options and rights to acquire Common Stock, awards and units denominated in Common Stock, and other interests in the Company's Common Stock pursuant to the Plans;

•

review and approve corporate and personal goals and objectives relevant to the compensation and evaluation of the Chief Executive Officer, and evaluate the performance of the Chief Executive Officer in light of those goals and objectives in coordination with the Nominating and Corporate Governance Committee;

•	approve the base salary, annual bonus plan and award opportunities and long-term incentive plan and award opportunities of the Chief Executive Officer;

•

review with the Chief Executive Officer and approve the base salary, annual bonus plan and award opportunities and long-term incentive plan and award opportunities of the Company's other executive officers;

•	review succession planning for the Chief Executive Officer and other key executive officers of the Company;

•	review, recommend and approve employment agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements;

•	review, recommend and approve Company policies pertaining to executive perquisites and personal benefits; and

•

review and approve the compensation and benefits provided to directors and authorize the issuance of equity compensation, including restricted stock and stock options, for services to the Company as a director.

          The Compensation Committee also has additional powers, authority and responsibilities that are specified in the Compensation Committee Charter or delegated to the Compensation Committee by the Board of Directors or by Plans approved by the Board of Directors.

          Compensation Committee Processes and Procedures. The Compensation Committee typically awards stock options and restricted stock in May of each year, when the Company's results for the preceding year are available for review by the Compensation Committee. At the May meeting, the Compensation Committee typically reviews company financial results, executive performance, current compensation levels, and compensation benchmarking data and analysis (please see the Compensation Discussion and Analysis section of this Proxy Statement for information about benchmarking analysis). The Compensation Committee then establishes executive salaries, grants share-based awards if appropriate, and establishes goals and objectives for the then-current fiscal year.

          Consultants and Advisors. The Compensation Committee is authorized to engage consultants, advisors and legal counsel at the expense of the Company. The Compensation Committee Charter requires that any consultant engaged for the purpose of determining the compensation of executive officers must be engaged directly by the Committee and report to the Compensation Committee. The Compensation Committee has authority to approve contracts with and payment of fees and other compensation of consultants, advisors and legal counsel.

          Participation by Management. The Company's compensation philosophy and the administration of its various compensation plans are determined by the independent directors of the Compensation Committee. Company policy and NASDAQ rules prohibit participation by the Chief Executive Officer in the process of determining his or her own compensation. The Company's executive officers serve as a resource to the Compensation Committee and provide advice, information, analysis and documentation to the Compensation Committee upon request. In appropriate cases, in its discretion, the Compensation Committee may delegate its authority to the executive officers, being mindful that the Compensation Committee and the Board of Directors are responsible to the Company's shareholders to perform the functions and fulfill the responsibilities charged to the Compensation Committee under its Charter. The Compensation Committee may delegate to the Chief Executive Officer authority to recommend the amount or form of compensation paid to other executive officers and associates subordinate to the Chief Executive Officer, subject to such limitations and reporting responsibilities as the Compensation Committee in its discretion may require. The Compensation Committee will not delegate to executive officers its authority to approve awards of stock options or other stock compensation.

          Although the Compensation Committee makes many of the most significant compensation decisions in the first quarter of the fiscal year, the Company's compensation planning process neither begins nor ends with any particular Committee meeting. Compensation decisions are designed to promote our fundamental business objectives and strategy. Business and succession planning, evaluation of management performance, and consideration of the business environment are year-round processes for the Compensation Committee and the full Board of Directors.

          Share-based Award Policy. The Board of Directors has long believed that the process by which the Company awards stock options and other share-based compensation must be transparent, fair, and compliant with all applicable legal requirements and stock exchange rules. For these reasons, the Board of Directors has adopted the Policy Regarding Stock Option Grants and other Share Based Awards which provides, among other provisions, that:

•

Share based awards will not be back-dated. No share based award may have an effective date earlier than the actual date of the action of the Board of Directors or authorized committee of the Board of Directors to approve the award;

•	The exercise price for all share based awards will be based on the market value of Spartan Stores common stock on the effective date of award (as defined under the applicable plan);

•

The Company will not time its release of material non-public information for the purpose of affecting the value of executive compensation, or time the grant of compensation awards to take advantage of material non-public information;

•	Only the Board of Directors or the Compensation Committee, which consists entirely of independent directors, will approve share based awards. This authority may not be delegated to executive officers or associates; and

•	All share based awards to the Company's executive officers and directors will be timely reported pursuant to Section 16 of the Securities and Exchange Act of 1934.

          A copy of the Policy Regarding Stock Option Grants and other Share Based Awards is available in the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

          Additional information regarding the Company's compensation philosophy and the Compensation Committee's processes and procedures is set forth in the Compensation Discussion and Analysis section of this proxy statement.

          The Compensation Committee operates under a charter adopted by the Board of Directors. A copy of the Compensation Committee Charter is available in the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

          Each member of the Compensation Committee is independent, as that term is defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

          Nominating and Corporate Governance Committee. The Board of Directors has established the Nominating and Corporate Governance Committee to assist the Board of Directors in fulfilling its responsibilities by providing independent director oversight of nominations for election to the Board of Directors and leadership in the Company's corporate governance. The Committee has full power and authority to perform the responsibilities of a pubic company nominating and corporate governance committee under applicable law, regulations, stock exchange rules, and public company custom and practice.

          The Committee has the authority and responsibility to:

•	determine, review, administer, interpret, amend and make recommendations to the Board of Directors regarding the Company's corporate governance policy;

•

review and recommend to the Board of Directors any changes in the size and composition of the Board of Directors and develop and recommend to the Board of Directors criteria for the selection of candidates for election as directors;

•	provide the independent director oversight of nominations for election to the Board of Directors contemplated by NASDAQ Marketplace Rules;

•

lead the search for individuals qualified to become members of the Board of Directors, review the qualifications of candidates for election to the Board of Directors, and assess the qualifications, contributions and independence of incumbent directors standing for re-election to the Board of Directors;

•

recommend to the Board of Directors the candidates to be nominated and recommended by the Board of Directors for election to the Board of Directors at each annual meeting of shareholders or to be appointed by the Board of Directors to fill a vacancy on the Board of Directors;

•

develop and recommend to the Board of Directors for its approval an annual evaluation process for the Board of Directors, and its standing committees, and conduct and discuss with the Board of Directors the annual performance evaluation;

•

evaluate periodically the performance, authority, operations, charter and composition of each standing or ad hoc committee of the Board of Directors and recommend to the Board of Directors any changes the Committee determines to be appropriate;

•

review and make recommendations to the Board of Directors on the Board of Director policies and practices relating to corporate governance, independence of directors, conflicts of interest, ethics, and business conduct;

•	review and make recommendations to the Board of Directors regarding responses to proposals of shareholders that relate to corporate governance;

•	assess the independence of directors in accordance with applicable rules and regulations at least annually; and

•

develop and periodically review and revise, as appropriate, a management succession plan and related procedures; consider and recommend to the Board of Directors candidates for successor to the Chief Executive Officer of the Company and, with appropriate consideration of the Chief Executive Officer's recommendations, candidates for succession to other executive offices.

          The Nominating and Corporate Governance Committee also has additional powers, authority and responsibilities specified in its charter or delegated to the committee by the Board of Directors. A copy of the Nominating and Corporate Governance Committee Charter is available in the "For Investors-Corporate Governance" section of our website, www.spartanstores.com.

          Under the Corporate Governance Policy, if the chair of the Board is also the current or former Chief Executive Officer of Spartan Stores, the chair of the Nominating and Corporate Governance Committee will act as the principal liaison between the independent directors and the Board chair. The chair of the Nominating and Corporate Governance Committee will coordinate, develop the agenda for and chair meetings of the directors in executive session.

          Each member of the Nominating and Corporate Governance Committee is "independent" as that term is defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

Independent Auditors

Independent Auditors' Fees

          The aggregate fees billed by Deloitte & Touche LLP to Spartan Stores and its subsidiaries for fiscal 2009 and fiscal 2008 are as follows:

	Fiscal 2009	Fiscal 2008

Audit Fees(1)	$ 644,870	$ 625,035
Audit-Related Fees(2)	42,000	50,735
Tax Fees(3)	515,662	689,945
All Other Fees	--	--

____________________

(1)	Audit services consist of the annual audit of the financial statements and internal control over financial reporting, reviews of quarterly reports on Form 10-Q, and related consultations.

(2)	Audit-related services consist principally of services related to accounting matters not arising as part of the audit.

(3)

Permissible tax services include tax compliance, tax planning and tax advice that do not impair the independence of the auditors and that are consistent with the SEC's rules on auditor independence. Tax compliance and preparation fees account for $390,862 and $554,945 of the total tax fees for fiscal 2009 and fiscal 2008, respectively.

          Deloitte & Touche LLP did not provide any services to Spartan Stores or its subsidiaries related to financial information systems design and implementation during the past two fiscal years.

Audit Committee Approval Policies

          The Audit Committee Charter provides the policy and procedures for the approval by the Audit Committee of all services provided by Deloitte & Touche LLP. The charter requires that all services provided by the independent auditors, including audit-related services and non-audit services, must be pre-approved by the Audit Committee. The charter allows the Audit Committee to delegate to one or more members of the Audit Committee the authority to approve the independent auditors' services. The decisions of any Audit Committee member to whom authority is delegated to pre-approve services are reported to the full Audit Committee. The charter also provides that the Audit Committee has authority and responsibility to approve and authorize payment of the independent auditors' fees. Finally, the charter sets forth certain services that the independent auditors are prohibited from providing to Spartan Stores or its subsidiaries. All of the services described above were approved by the Audit Committee. None of the audit-related fees or tax fees were approved by the Audit Committee pursuant to the de minimus exception set forth in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, although the Audit Committee Charter allows such approval.

Audit Committee Report

          The Board of Directors has appointed the Audit Committee to assist the Board in fulfilling its fiduciary responsibilities with respect to accounting, auditing, financial reporting, internal control, and legal compliance. The Committee oversees management and the independent auditors in the Company's accounting and financial reporting processes and audits of the Company's financial statements. The Committee serves as a focal point for communication among the Board, the independent auditors, the internal auditors and management with regard to accounting, reporting, and internal controls.

          The Committee acts under a charter which has been adopted by the Board of Directors and is available on the Company's website at www.spartanstores.com. The Audit Committee reviews the adequacy of the charter at least annually. The Board of Directors annually reviews the standards for independence for audit committee members under the Nasdaq Marketplace Rules and has determined that each member of the Audit Committee is independent. The Board of Directors has also determined that three members of the Audit Committee are audit committee financial experts under Securities and Exchange Commission rules.

          Management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting, the Company's disclosure controls and internal control over financial reporting, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company's financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, and providing an attestation report on the effectiveness of the Company's internal control over financial reporting.

          The Audit Committee has reviewed, and discussed with management and the independent auditors, the Company's audited financial statements for the year ended March 28, 2009, management's assessment of the effectiveness of the Company's internal controls over financial reporting, and the independent auditors' attestation report on the Company's internal controls over financial reporting. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol.

1 AU Section 380). The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditors their independence. This included consideration of the compatibility of non-audit services with the auditors' independence.

          Based on the reviews and discussions described above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Spartan Stores' Annual Report on Form 10-K for the year ended March 28, 2009.

Respectfully submitted,

Elizabeth A. Nickels, Chair
Kenneth T. Stevens
M. Shân Atkins
Frederick J. Morganthall, II

Ownership of Spartan Stores Stock

Five Percent Shareholders

          The following table sets forth the number of shares of Spartan Stores common stock reported to be beneficially owned by each person or group which is known to the Company to be a beneficial owner of 5% or more of Spartan Stores' outstanding shares of common stock as of June 17, 2009. This information is based entirely on the most recent Schedule 13-G or amendment filed by the listed party as of June 17, 2009. The Company is not responsible for the accuracy of this information.

Name of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Shared Voting or Dispositive Power	Total Beneficial Ownership	Percent of Class(1)

Barclays Global Investors, NA(2) 45 Fremont Street San Francisco, CA 94105	1,137,961	1,492,489	0	1,492,489	6.7%

The Bank of New York Mellon Corporation(3) One Wall Street, 31st Floor New York, NY 10286	1,307,655	1,462,151	0	1,465,293	6.5%

Putnam LLC (d/b/a Putnam Investments)(4) One Post Office Square Boston, MA 02109	0	0	1,357,967	1,357,967	6.1%

(1)	The percentages set forth in this column were calculated on the basis of 22,424,661 shares of common stock outstanding as of June 17, 2009.

(2)	Based on a Schedule 13G dated as of December 31, 2008 filed by Barclays Global Investors, N.A. and affiliated entities.

(3)	Based on a Schedule 13G dated as of November 14, 2008.

(4)	Based on a Schedule 13G dated as of December 31, 2008 by Putnam LLC (d/b/a Putnam Investments) and affiliated entities.

Security Ownership of Management

          The table below sets forth the number of shares of Spartan Stores common stock that each of our directors and nominees for director, each executive officer named in the Summary Compensation Table below and all directors, nominees for director and executive officers of Spartan Stores as a group are deemed to have beneficially owned as of April 3, 2009. Ownership of less than 1% of the outstanding shares of common stock is indicated by asterisk.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power(2)	Shared Voting or Dispositive Power(3)	Total Beneficial Ownership(2)	Percent of Class(4)

Theodore C. Adornato	37,203	-	58,198	*
M. Shân Atkins	14,053	-	16,043	*
Alex J. DeYonker	26,817	-	35,592	*
Dennis Eidson	92,079	2,400	135,039	*
Dr. Frank M. Gambino	10,533	-	12,523	*
Frederick S. Morganthall, II	4,751	-	6,741	*
Elizabeth A. Nickels	16,852	-	18,842	*
Timothy J. O'Donovan	10,553	5,000	17,543	*
David M. Staples	56,986	-	76,674	*
Kenneth T. Stevens	12,214	-	14,204	*
Craig C. Sturken	149,476	-	203,164	*
James F. Wright	13,171	-	15,161	*
All directors, nominees and executive officers as a group (16 persons)	763,269	66,777	830,046	3.7%

___________________________

(1)

The number of shares stated is based on information provided by each person listed and includes shares personally owned by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person as of April 3, 2009.

(2)

These numbers include shares held directly and shares subject to options that are currently exercisable or that will be exercisable within 60 days after April 3, 2009. Each listed person having such stock options and the number of shares subject to such options is shown in the chart below:

Theodore C. Adornato	20,995
M. Shân Atkins	1,990
Alex J. DeYonker	8,775
Dennis Eidson	40,560
Dr. Frank M. Gambino	1,990
Frederick S. Morganthall, II	1,990
Elizabeth A. Nickels	1,990
Timothy J. O'Donovan	1,990
David M. Staples	19,688
Kenneth T. Stevens	1,990
Craig C. Sturken	53,688
James F. Wright	1,990

All directors, nominees and executive officers as a group (16 persons)	200,980

(3)

These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.

(4)

The percentages set forth in this column were calculated on the basis of 22,211,169 shares of common stock outstanding as of April 3, 2009, plus shares of common stock subject to options held by the applicable listed person or persons that are currently exercisable or that will be exercisable within 60 days after April 3, 2009. Shares subject to such options are considered to be outstanding for purposes of this table. The number of shares subject to such options for each listed person that has such options is set forth in footnote (2) above.

Spartan Stores' Executive Officers

          Spartan Stores' executive officers are appointed annually by, and serve at the pleasure of, the Board or the Chief Executive Officer.

          Biographical information for Mr. Eidson and Mr. Sturken is included above in the "Board of Directors" section of this proxy statement. The following sets forth biographical information as of June 17, 2009 concerning Spartan Stores' executive officers who are not directors:

          Theodore C. Adornato (age 55) has been Executive Vice President Retail Operations since 2003. Mr. Adornato served as Regional Vice President of Tops Markets, L.L.C., Eastern Region, a subsidiary of Royal Ahold, from 1998 to 2003. Previously, Mr. Adornato held various management positions with Tops Markets and Acme Markets, Inc.

          David deS. Couch (age 58) has served as Vice President Information Technology since 1996. From 1991 to 1996, Mr. Couch was our Director of Information Technology. Previously, Mr. Couch held positions in product marketing, data center management and communication network management for Hewlett Packard and General Foods Corporation.

          Alex J. DeYonker (age 59) has served as Executive Vice President General Counsel and Secretary since October 2006. Mr. DeYonker joined the Company from Warner Norcross & Judd LLP, a Grand Rapids-based law firm with over 200 attorneys, where he had served as Managing Partner from 2002 to 2006 and Partner from 1988 until joining Spartan Stores. While at Warner Norcross, Mr. DeYonker served as General Counsel to Spartan Stores since 1995 and as the Company's Corporate Secretary since 2000. He was also a Company Board member from 1999 to 2003, serving on the Executive and Nominating Committees.

          Alan R. Hartline (age 40) has served as Executive Vice President Merchandising and Marketing since June 2009. Prior to his most recent promotion to that position, Mr. Hartline served as Spartan's Executive Vice President Merchandising from October 2008 to June 2009. Mr. Hartline was Spartan's Senior Vice President Merchandising from February 2007 to October 2008, Vice President Center Store Merchandising from October 2003 to February 2007, and Vice President Retail Merchandising from May 2003 to October 2003. Prior to joining Spartan Stores, Mr. Hartline was strategic business manager at Daymon Worldwide, and spent two years with A&P's Midwest division where he held positions as Senior Category Manager, Merchandising Program Manager, and Director of Strategic Pricing and Data Integrity. In addition, Mr. Hartline spent 15 years with the Kroger Company in various Operations and Merchandising positions.

          Derek Jones (age 40) has been Executive Vice President Wholesale Operations since June 2009. Prior to holding that position, Mr. Jones served as Spartan Stores' Executive Vice President Supply Chain from September 2006 until June 2009. From March 2004 to August 2006, Mr. Jones was Vice President of Distribution for Unisource Worldwide, Inc., a marketer and distributor of printing and imaging systems and equipment. From July 2000 to March 2004, Mr. Jones was Regional Vice President of Supply Chain Operations for Office Depot, Inc., a global supplier of office products and services.

          David M. Staples (age 46) has been Executive Vice President since November 2000 and Chief Financial Officer since January 2000. Mr. Staples also served as Vice President Finance from January 2000 to November 2000. Mr. Staples oversees information technology, real estate, finance, and safety. From December 1998 to January 2000, Mr. Staples served as Divisional Vice President Strategic Planning and Reporting of Kmart Corporation and from June 1997 to December 1998 he served as Divisional Vice President Accounting Operations. He is a certified public accountant.

          Thomas A. Van Hall (age 53) has been Vice President Finance since March 2001. Prior to joining Spartan Stores, Mr. Van Hall served as Vice President - Planning and Analysis of the U.S. Foods Division of Sara Lee Corporation from May 2000 to March 2001. From December 1997 to May 2000, he was Vice President - Supply Chain and from 1991 to 1997 he served as Vice President - Finance of the Bil Mar Foods Division of Sara Lee Corporation. He is a certified public accountant.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

Overview

          The Board of Directors has appointed the Compensation Committee to assist the Board in fulfilling its responsibilities relating to compensation of the Company's executive officers and the Company's compensation and benefit programs and policies. The Committee has full power and authority to perform the responsibilities of a public company compensation committee under applicable law, regulations, stock exchange rules, and public company custom and practice. The Compensation Committee determines and implements the Company's executive compensation philosophy, structure, policies and programs, and administers and interprets the Company's compensation and benefit plans.

Objectives of Spartan Stores' Compensation Programs

          The primary objectives of the Company's compensation are to:

•	attract, retain, motivate, and reward talented executives who are critical to the current and long-term success of the Company;

•

provide an overall level of compensation opportunity that is competitive within the markets in which Spartan Stores competes and within broader group of companies of comparable size, financial performance, and complexity;

•	provide targeted compensation levels that are consistent with the 50th percentile of competitive market practices for each of base salary, annual incentives, and long-term incentives;

•	support Spartan Stores' long-range business strategy;

•	promote the long-term profitable growth of the Company by linking compensation elements to the achievement of key strategic and financial goals;

•	reward the Company's executives for individual performance; and

•	align the interests of the executives with those of the shareholders by linking compensation to the Company's performance and share price.

          As is discussed in more detail below, to achieve these objectives, the Compensation Committee and the Board analyzes compensation data for similar companies, evaluates the Chief Executive Officer and reviews the Chief Executive Officer's evaluations of other individual executive performance, considers generally the Company's financial performance and success in achieving strategic objectives, and reviews compensation tally sheets for each executive to determine the executive's level of compensation and opportunity for performance based compensation.

Pay for Performance

          The Company observes a "pay for performance" policy for executives. This means that the Compensation Committee and the Board have implemented and intend to maintain compensation plans that link a substantial proportion of executive compensation to the achievement of goals that the Board considers important. As a result of this general policy, a substantial portion of the compensation paid to our executives is incentive-based. Specifically, 60% of target total net compensation paid to our named executive officers in the aggregate consisted of variable, or at-risk, compensation (i.e., payments under the Incentive Plan and option and restricted stock share-based awards). Our executives are not able to realize value from stock options unless the Company's share price increases, and will not receive payments under the Incentive Plan unless the Company meets specified minimum financial goals. The value of restricted stock awards to our named executive officers depends on the value of the share price as the shares vest.

          The measures of performance that the Committee uses are discussed in detail below under the heading How the Compensation Committee Determines Compensation Levels.

Internal Pay Equity

          Our core compensation philosophy is to pay our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company while providing incentives to achieve the Company's business and financial objectives. While we believe that our executive compensation program must be internally consistent and equitable in order to achieve our corporate objectives, the Compensation Committee considers internal pay equity as one factor among the many considerations discussed in this section, and is not individually determinative of any element of individual compensation. Generally speaking, each of our executive officers is compensated according to the responsibilities and competitive considerations for the position and the accomplishments and potential of the individual. As a natural result of these considerations, persons holding positions with relatively greater responsibilities receive relatively higher levels of compensation.

Elements of Compensation

          Executive compensation generally consists of the following elements:

•	base salary;

•	performance-based cash compensation, if any, under the Company's non-equity annual incentive plans; and

•	participation in Spartan's shareholder-approved equity-based incentive plans.

          Each component of compensation, as well as the mix of each component, is designed to accomplish one or more of the compensation objectives described above. We use these elements of compensation because we believe that they provide a mix of fixed and at-risk compensation that creates appropriate incentives for short-term and long-term performance.

          Base Salary. Competitive base salaries are necessary to attract and retain well-qualified executives. Pursuant to employment agreements entered into with each of its named executive officers, Spartan Stores reviews the salary of each executive on an annual basis. The Compensation Committee typically completes this review at the May meeting of the Board of Directors.

          Annual Incentive Award. We provide the opportunity for each of our executive officers to earn an annual cash incentive award ("Incentive Award"). Incentive Awards are paid under one of the Company's two non-equity incentive plans: the Spartan Stores, Inc. 2000 Annual Incentive Plan (the "2000 Annual Plan"), and the Spartan Stores, Inc. Annual Executive Incentive Plan of 2005 (the "2005 Annual Plan"). Both plans are designed to motivate executive officers and other participants who are in a position to make substantial contributions toward the achievement of goals established under the plans. The plans are designed to:

•	motivate participants to achieve Spartan Stores' annual financial and business objectives;

•	allow participants to share appropriately in Spartan Stores' financial success;

•	provide a competitive incentive compensation opportunity;

•	create linkage between participant contribution and Spartan Stores' business and financial objectives; and

•	assist in the attraction, retention, and motivation of plan participants.

          All of the cash incentive awards paid to named executive officers for fiscal 2009 were paid under the 2005 Annual Plan. The 2005 Annual Plan is designed to permit annual incentive compensation paid under that plan to be deductible under the Internal Revenue Code. Under the terms of the 2005 Annual Plan, the Compensation Committee may use only objective measures of financial performance specified in the Plan itself (or approved by the Company's shareholders at a later date), and it must specify the relationship between the level of the Incentive Award and the performance measure. Payment of Incentive Awards under the 2005 Annual Plan are entirely contingent on the achievement of specified objective measures of performance. Under the terms of the 2000 Annual Plan, the Compensation Committee has more discretion to establish performance criteria (which may be subjective) and determine Incentive Award levels.

          Spartan's named executive officers and certain other key associates may elect to receive all or a portion of their Incentive Award in the form of Spartan Stores common stock pursuant to the Company's 2001 Stock Bonus Plan. The Stock Bonus Plan is designed to create additional incentive for participants to make significant contributions to the long-term performance and growth of the Company and to join the interests of participants with the Company's shareholders. Under the Plan, participants have ten days following notification of the amount of their Incentive Award (if any) to provide a written election to receive up to 100% of their Incentive Award in the form of Spartan Stores stock. At the conclusion of the ten-day election period, associates who make such an election receive Spartan common stock having a value equal to the portion of the Incentive Award designated by the associate, plus an additional grant of shares having a value of 30% of the portion of the participant's Incentive Award that he or she elected to receive in stock. The common stock granted under the plan is valued at the average of the highest and lowest sales prices of Spartan common stock reported by Nasdaq on the first trading day following the conclusion of the ten-day election period. All shares issued under the Stock Bonus Plan are subject to a twelve-month holding period.

          Equity-Based Incentive Awards. Spartan maintains two equity incentive plans that permit the Compensation Committee to award stock options, shares of restricted stock, and other equity awards to executives: the Spartan Stores, Inc. 2001 Stock Incentive Plan and the Spartan Stores, Inc. Stock Incentive Plan of 2005. Both plans have been approved by the Company's shareholders. Awards under Spartan's equity compensation plans are designed to:

•	align executive and shareholder interests;

•	reward executives and other key associates for building shareholder value; and

•	encourage long-term investment in Spartan.

          Equity incentive awards have several key advantages over cash compensation, including promoting executive retention through the use of vesting periods and aligning executive and shareholder interests by giving executives an ownership stake in the Company. For the last completed fiscal year, our long-term equity incentive awards consisted of grants of restricted stock and stock options.

          Restricted Stock. The Compensation Committee has granted restricted stock to named executive officers and certain other key associates of the Company. Shares of restricted stock awarded in fiscal 2009 vest ratably over a five-year period from the date of the grant. Restricted stock awards encourage executives to focus on strategies that promote the long-term profitable growth of the Company and increase shareholder value. Grants of restricted stock have three key advantages over other forms of equity compensation:

•

Executive Retention. The time-based vesting feature of the Company's restricted stock grants creates strong incentives for executives to have lengthy careers with the Company. Executives who voluntarily leave the Company forfeit any unvested shares of restricted stock unless the Compensation Committee exercises its discretion to waive restrictions.

•	Immediate Stock Ownership. The grant of restricted stock increases executives' ownership stake in the Company and immediately helps align their interests with those of the shareholders.

•

Efficient Use of Shares. Both restricted stock and stock options deliver share-based economic value, but restricted stock can provide at the time of grant more value to the executives with fewer shares compared to stock options. Therefore, the use of restricted stock can be less dilutive to shareholders than stock options.

          Executives receive any dividends paid on unvested restricted shares. For information regarding accelerated vesting of restricted stock upon termination or a change-in-control of the Company, please see the section entitled "Potential Payments Upon Termination or Change-in-Control."

          Stock Options. The Compensation Committee has granted stock options under the

Company's equity incentive plans and has set the terms upon which stock options are granted, the number of shares subject to each option and the form of consideration payable upon the exercise of an option. In fiscal 2009, the Compensation Committee awarded stock options to each named executive officer. The stock options vest ratably over a four-year period beginning one year from the date of the grant and have a ten-year exercise period. The exercise price for stock options awarded in fiscal 2009 was equal to the closing price of Spartan Stores common stock traded on NASDAQ on the date of the grant.

          Restricted Stock Units. The Compensation Committee began awarding performance-based restricted stock units to our executives in fiscal 2010. The restricted stock units are denominated and paid in shares of Spartan Stores stock based on the achievement of threshold, target, and maximum levels of earnings per share as determined by the Compensation Committee. If the threshold performance level is achieved during the fiscal year, the restricted stock units will convert to shares of restricted stock on a one-for-one basis. The restricted stock is then subject to a two-year cliff vesting period.

          In addition to the elements of compensation discussed above, our executives participate in certain defined benefit and deferred compensation plans. These plans are discussed below under the captions "Pension Benefits" and "Nonqualified defined contribution plans and other nonqualified deferred compensation plans."

How the Compensation Committee Determines Compensation Levels

Targeting the Median Market Level

          In general, the Compensation Committee seeks to provide target compensation opportunities that are consistent with the median (i.e., 50th percentile) market levels for each major category of compensation for executives in similar positions at companies of comparable size, financial performance, industry and complexity (referred to in this section as "Peer Group Companies"). For fiscal 2009, the Peer Group Companies were:

Big Lots, Inc.
Brown Shoe Co. Inc.
Collective Brands, Inc. (formerly known as Payless Shoesource, Inc.)
Dicks Sporting Goods, Inc.
Herman Miller
Jo-Ann Stores, Inc.
Longs Drug Stores Corporation, Inc.
Petsmart, Inc.
The Pep Boys - Manny, Moe & Jack
Pier 1 Imports, Inc.
Ross Stores, Inc.
Steelcase, Inc.
Tractor Supply Co.
Universal Forest Products, Inc.

          In some cases, the Committee analyzes competitive compensation practices in the general industry for those positions that may be occupied by officers and executives recruited from outside of the wholesale and retail grocery business.

          In fiscal 2009, the Compensation Committee engaged Hewitt Associates LLC ("Hewitt"), a compensation consulting firm, to provide research and analysis regarding compensation best practices and current information regarding compensation levels at companies of similar type, size, and financial performance. The services provided by Hewitt included, among others, benchmarking compensation practices by position at the Peer Group Companies, preparing tally sheets for our executives, and making recommendations regarding the design and implementation of the Company's compensation programs. In addition to the services provided to the Compensation Committee, Hewitt provides actuarial services to the Company for the Company's retirement plans, but the Compensation Committee believes that this does not compromise Hewitt's ability to provide independent analysis on executive compensation.

          The Compensation Committee used pay data for the Peer Group Companies to estimate competitive market levels for the Company's executives. For comparative purposes, estimated market levels were size-adjusted by Hewitt to correlate to the revenue responsibilities of the Company's executives. The Company's competitive posture was measured relative to the size-adjusted 50th percentile market levels for the Peer Group Companies. For fiscal 2009, the target net total compensation for the named executive officers as a group was below the 50th percentile market level for the Peer Group Companies.

          The Company's compensation targets for each category of compensation are summarized in the following table. The Company's competitive posture was measured relative to the size-adjusted regressed 50th percentiles of the Peer Group Companies.

Pay Component	Target (Compared to Peer Group Companies)
Base Salary	50th percentile
Annual Incentive Award (cash bonus)	50th percentile (30% to 90% of the base salary, with a maximum bonus of 200% of the target opportunity)
Total Cash Compensation (Salary and Annual Incentive Award)	50th percentile
Long-Term Incentives (share- based compensation)	50th percentile, subject to share limitation and other factors
Net Total Cash Compensation and Long-Term Incentives	50th percentile

          In general, a pay component is considered to be consistent with the 50th percentile target if it is within 10% of the applicable amount. While the Compensation Committee believes that each component of compensation should be consistent with the targets above, the target serves only as a reference point and does not end the analysis. The Committee also considers:

•	individual performance;
•	time each executive has served in the position;
•	the experience of each executive;
•	future potential of the executive;
•	internal equity;
•	retention concerns; and
•	company performance.

Evaluating Individual Performance

          Each year, the Compensation Committee reviews and evaluates individual executive performance as part of its decision making process with respect to salary, equity incentive award opportunities, and, from time to time, discretionary bonuses.

          To evaluate the individual performance of the Chief Executive Officer, the Committee works with the Chief Executive Officer to establish performance objectives for the upcoming fiscal year. These goals are typically qualitative, but may include quantitative measures of operational or financial performance. Following the completion of the fiscal year, the Chief Executive Officer completes a self-evaluation of his performance and submits it to the Board of Directors. Each member of the Board of Directors reviews the self-evaluation and prepares his or her own review of the Chief Executive Officer and submits it to the chair of the Compensation Committee. The chair of the Compensation Committee compiles the evaluations and, together with the chair of the Nominating and Corporate Governance Committee, communicates an overall review to the Chief Executive Officer.

          For the named executive officers other than the Chief Executive Officer, the Chief Executive Officer reviews with the Compensation Committee and the full Board of Directors an evaluation of each executive officer's performance.

          The Compensation Committee considers the evaluations of individual performance of the Chief Executive Officer and the other named executive officers in any adjustment of salaries and the value of equity awards up or down from the 50th percentile target for the applicable compensation element. As discussed above, individual performance is only one factor among several that the Compensation Committee considers in making these adjustments, and there is no prescribed formula or mechanism for translating individual performance into specific amounts of compensation. The Compensation Committee's decision-making process necessarily involves the Committee's informed judgment with respect to individual executive performance in the context of many considerations and criteria, none of which are individually controlling, including experience, potential of the executive, retention concerns, recent compensation of the executive, internal pay equity, Company performance, and general industry and economic conditions.

Reviewing Tally Sheets

          When making compensation decisions, the Compensation Committee reviews tally sheets prepared for each of the named executive officers. Each of these tally sheets presents the dollar amount of each named executive officers' current cash compensation (base salary and incentive awards) and equity awards. These tally sheets report a multi-year history of annual compensation for the named executive officers (both opportunity and actual). The tally sheets exclude the two nonqualified deferred compensation plans discussed below under the caption "Nonqualified defined contribution plan and other nonqualified deferred compensation plans" because the executives participation in those plans is not material to the Compensation Committee's overall decision making process.

          The purpose of the tally sheets is to bring together various elements of compensation of our named executive officers so that the Compensation Committee may review both the individual elements of compensation (including the compensation mix) and the aggregate total amount of compensation. The Compensation Committee uses the tally sheet information as part of its analysis in compensation decision-making. In its most recent review of tally sheets, the Compensation Committee determined that the annual compensation amounts for our CEO and the other named executive officers remained consistent with the Compensation Committee's expectations. The Committee made certain adjustments described below in response to competitive considerations and individual performance considerations.

Analysis of Compensation Elements

          Base Salaries. For fiscal 2009, Mr. Eidson received an overall salary increase of 14%. This overall increase reflected Mr. Eidson's individual performance during the prior fiscal year, an increase in the median salary for corresponding positions at the Peer Group Companies, and his promotion to the Chief Executive Officer position in October 2008. However, base compensation for Mr. Eidson remains below the 50th percentile for corresponding positions within the Peer Group Companies. Mr. Staples received a 12.7% base increase to move his base salary closer to 50th percentile market levels for corresponding positions within the Peer Group Companies. Mr. Sturken's salary was increased in July 2008 in recognition of his performance and in response to changes in the 50th percentile market level. In October 2008, Mr. Sturken transitioned from the Chief Executive Officer and Chairman of the Board positions to the position of Executive Chairman. This position change resulted in a salary decrease of 59% for Mr. Sturken. Mr. Adornato received a 3% increase in base salary in fiscal 2009.

          For Mr. DeYonker, the Compensation Committee analyzed compensation practices for corresponding positions within both the Peer Group Companies and general industry. Given that Mr. DeYonker's role as general counsel is not highly industry sensitive, the Committee considers market level compensation of the position in the broader marketplace where the Company competes for such executive talent. The Committee concluded that Mr. DeYonker's base salary was above 50th percentile market level based on the Peer Group Companies, but generally consistent with the 50th percentile market level based on general industry. Therefore, the Committee authorized a 3% increase to Mr. DeYonker's base salary in July 2008.

          Incentive Awards. For the 2000 and 2005 Annual Plans, the Compensation Committee sets a target Incentive Award for each individual that approximates the 50th percentile market level for cash incentive awards for similar positions within Peer Group Companies. Incentive Awards are paid to participants under the plans only if specified business objectives are achieved. The Compensation Committee reviews Incentive Awards for our named executive officers and certain other associates annually to establish the financial objectives and award parameters for the current fiscal year. Incentive Awards are paid when the Company's results for the fiscal year become available (typically in May) upon review and approval by the Board.

          For all named executive officers, the value of the Incentive Awards are solely dependent on the Company's achievement of specified levels of consolidated net earnings. Depending on the actual performance attained, the named executive officers may receive Incentive Awards, if any, ranging from 50% to 200% of the target bonus. The Company must meet its threshold consolidated net earnings level for any Incentive Awards to be paid to the named executive officers.

          For fiscal 2009, the Incentive Award paid to each named executive officer was calculated according to the following matrix:

		Consolidated Net Earnings (in thousands)	Percentage of Targeted Consolidated Net Earnings Achieved for Fiscal 2009	Percent of Target Incentive Award Paid*

			<90%	0%

	Threshold	$33,261	90%	50%
			95%	75%
	Target	36,957	100%	100%
			105%	117%
			110%	133%
			115%	150%
			120%	167%
	Maximum	46,196	>125%	200%

*

The threshold, target, and maximum Incentive Award for each named executive officer is reported in the Grants of Plan-Based Awards Table in this proxy statement. The percentage of Target Incentive Award paid is interpolated for actual achievement between the performance levels identified above.

          Subject to Section 162(m) of the Internal Revenue Code and the terms of the Company's 2000 Annual Plan and 2005 Annual Plan, the Compensation Committee may make appropriate adjustments to financial methods used to determine Incentive Awards for events that are unrelated to executive performance, such as: asset write-downs; litigation settlements or judgments; changes in tax laws, accounting principles, or other laws affecting reported results; reorganization or restructuring; extraordinary nonrecurring items, acquisitions or divestitures; foreign exchange gains and losses; and other special charges or extraordinary items.

          For fiscal 2009, the Compensation Committee established the threshold and target level of consolidated net earnings at $33.261 million and $36.957 million, respectively. The Compensation Committee established a maximum bonus for each named executive officer at the achievement of consolidated net earnings of $46.196 million or higher.

          The Company's actual performance after adjustments for extraordinary items permitted under the terms of the incentive plan for the fiscal year was 102.1% of the target level of consolidated net earnings under the annual incentive plans, therefore the Company paid 106.9% of the target bonus to each named executive officer.

          Equity-Based Compensation. The Compensation Committee determines the number of shares of restricted stock and number of shares subject to stock options granted to each named executive officer. As discussed above, the Committee generally seeks to provide each executive with share-based compensation having a total economic value that is consistent with the 50th percentile market level for long-term incentive compensation for similar positions within the Peer Group Companies. However, the Compensation Committee also takes into consideration the executive's level of responsibility, the individual's performance during the preceding fiscal year, the availability of shares under the Company's equity-based compensation plans, and retention concerns.

          For fiscal 2009, the named executive officers received increases in their equity compensation that moved them closer to 50th percentile market levels for corresponding positions at the Peer Group Companies. Nevertheless, equity compensation for these executives remained below the 50th percentile as of the end of fiscal 2009.

Mix of Compensation Elements

          When determining the mix of share-based awards, the Compensation Committee considers factors such as the short-term and long-term compensation expense to the Company, the economic value delivered to the executives, the overall level of share ownership by the executives, and share availability under Company plans. In fiscal 2007 and 2008, the Compensation Committee determined that option awards would account for approximately 30% of the value of the share-based compensation awarded to each named executive officer, and restricted stock would account for the remaining 70%. The Compensation Committee's purpose in awarding a relatively greater amount of restricted stock was to encourage retention of executives. In fiscal 2009, the Compensation Committee determined that it was appropriate to place greater emphasis on performance and shareholder value. Accordingly, in May 2008 the Compensation Committee determined that share-based compensation would be provided to named executive officers in a mix of 50% options and 50% restricted stock.

          As discussed above, the Compensation Committee generally seeks to provide each executive with the opportunity to earn net total compensation for salary, Annual Incentive Award, and equity-based incentive awards that is consistent with the 50th percentile market levels for similar positions within the Peer Group Companies. The Committee uses a mix of compensation elements that is weighted toward at-risk pay (i.e., annual and long-term incentives). For fiscal 2009, at-risk compensation (consisting of the target Incentive Award and equity-based incentive awards) accounted for 60% of such net total compensation for our executives in the aggregate, while base salary constituted 40% of such net total compensation. The Company believes this composition results in a pay-for-performance orientation for our executives and creates incentive for our executives to focus on the profitable growth of the Company. The Compensation Committee believes this mix is consistent with the mix of compensation opportunities at the 50th percentile market levels provided to executives in similar positions at the Peer Group Companies.

          For fiscal 2010, the Compensation Committee changed the mix of share-based awards to 50% restricted stock, 25% stock options, and 25% performance-based restricted stock units. The Compensation Committee believes that this slightly different mix will continue to emphasize performance and shareholder value because 50% of the share-based awards will derive their value from the Company's share price (for stock options) and the achievement of specified levels of earnings per share (for restricted stock units).

Stock Ownership Guidelines

          Spartan's Board of Directors has established stock ownership guidelines for corporate officers. These guidelines are designed to help ensure that officers face downside risk and upside potential with other shareholders.

          Under these guidelines, the Company's executive officers are expected to achieve and maintain a level of stock ownership having a value that is approximately equal to or greater than a specified percentage of the executive's annual base salary. The percentages are as follows:

Position	Percentage of Base Salary

Executive Chairman	500%
Chief Executive Officer	500%
President	400%
Executive Vice Presidents	300%
Senior Vice President	200%
Vice Presidents and Division Vice Presidents	100%

          Each executive is expected to achieve the target value within three years of the date that the executive first became subject to the policy by adoption of the policy or by the individual's promotion or appointment to a designated executive position. If an executive's target ownership level increases due to a promotion or an amendment to the policy, then the executive will have two additional years to achieve the target ownership level. The two additional years are measured from the later of the date of the increase or the date the executive would otherwise have been required to achieve the target ownership level before the increase. Until the specified level of ownership is achieved, executives are required to hold at least 25% of all restricted stock granted to them, and designate at least 20% of any annual bonus granted under the Company's 2000 Annual Plan or 2005 Annual Plan for the purchase of Spartan Stores' stock. As of March 28, 2009, all of the Company's executive officers were in compliance with the Company's stock ownership policy.

          The Board of Directors periodically reviews the stock ownership guidelines for corporate officers to help ensure that the policy effectively encourages key associates to own a meaningful equity stake in the Company, but does not interfere with the Company's ability to attract and retain talented individuals. The most recent such review took place in late 2007. For that review, the Board reviewed information provided by the Company's management and compensation consultants indicating that the typical practice for public companies who disclose such information is to require executive officers to own equity securities having a value between three and fives times the applicable executive's salary, with more senior executives having a higher multiple. Following this review, the Board of Directors increased the ownership requirements for the Chief Executive Officer by 200% of salary and for the Executive Vice Presidents by 100% of salary. The Board believes that it is appropriate to require more senior executives to own a relatively greater stake in the Company. Accordingly, the ownership requirements are set on a "sliding scale" ranging from 100% of salary for Vice

Presidents to 500% of salary for the Executive Chairman and Chief Executive Officer. The Board has determined, in its judgment, that this sliding scale balances the goals of promoting meaningful executive ownership with the need to compete for executive talent.

Personal Benefits, Perquisites, and Loans

          Spartan Stores has long believed that compensation in the form of executive perquisites and personal benefits does not provide transparency for shareholders or efficiently serve the goals of the Company's compensation programs. Consequently, such benefits play a very minor role in the Company's compensation program. Spartan Stores does not provide perquisites such as club memberships, use of private aircraft, use of automobiles owned or leased by the Company, security details, commuting expenses, clothing, jewelry, discounts that are not available to all associates, or personal travel unrelated to our business. Spartan Stores does not make loans or extend credit to its directors or executive officers. None of Spartan Stores' directors or executive officers was indebted to the Company in fiscal 2009.

Severance and Change in Control Payments

          Spartan Stores believes that severance payments upon certain terminations of employment benefit the Company and the shareholders by attracting and retaining executives and allowing executives to remain focused during uncertain times while also obtaining restrictive covenants for the benefit of the Company. Spartan Stores also believes that payments upon a double-trigger of both termination of employment and a change in control benefit the Company and the shareholders by motivating and encouraging each executive to be receptive to potential strategic transactions that are in the best interest of shareholders, even if the executive faces potential job loss, and by motivating the executives in the period leading up to a potential change in control. To accomplish these goals, Spartan Stores has entered into an employment agreement and an executive severance agreement with each named executive officer, which are discussed in more detail elsewhere in this proxy statement.

          Under the terms of our equity based compensation plans and our executive employment and severance agreements, the CEO and other named executive officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment and upon a change in control of the Company. The specific terms of these arrangements and an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end are described in detail in the section of this Proxy Statement entitled "Potential Payments Upon Termination or Change in Control." The terms and conditions of these arrangements are the result of arms-length negotiations between the Compensation Committee and the Company's executive officers.

          The termination of employment provisions of the executive employment and severance agreements are intended, in part, to address retention concerns by providing these individuals with a certain amount of compensation that would offset the potential disincentive to support an effort that would result in a change in control of the Company that could threaten the executive's own jobs. From time to time, the Compensation Committee reviews and reassesses the termination and change in control arrangements with the named executive officers to determine whether the arrangements effectively serve their intended purposes and are consistent with prevailing practices for the markets in which the Company competes for executive talent. The Committee typically engages a compensation consultant to assist the determination of prevailing market practices.

          The most recent such review took place in 2008. After reviewing analysis provided by Hewitt Associates, the Committee determined that it was appropriate for the Company to seek a substantial reduction in the benefits payable to the Company's executives to more closely align the key terms of the agreements with market practices. The Company's executives agreed to the reductions sought by the Committee and each executive entered into a new executive employment and severance agreement that replaced the prior agreements. Key changes to the agreements included:

•

For the Chief Executive Officer, the period of time following a change in control during which a termination may trigger benefits under the Executive Severance Agreement was reduced from three years to two years. The trigger period for the other officers remains at two years.

•	The lump-sum cash payment payable to the Chief Executive Officer was reduced from three years' salary and bonus to two years' salary and bonus.

•	The reimbursement of health and life insurance benefits for the Chief Executive Officer was reduced from 36 months to 24 months.

•	The payment to the Chief Executive Officer for additional service under the Company's pension plan and Supplemental Executive Retirement Plan ("SERP") was reduced from 36 months to 24 months.

•	Each of the Company's executives will be required to accept up to a 10 percent reduction of severance benefits to avoid imposition of any excise tax imputed pursuant to IRC Sections 280G and 4999.

•

Continuation of tax and financial planning benefits has been reduced to 12 months. Previous agreements provided this benefit for 36 months for the Chief Executive Officer and 24 months for other officers.

•	Outplacement assistance is now limited to $25,000 for each executive. Previous agreements provided outplacement assistance in an amount equal to 15 percent of the executive's base salary.

          In addition, the executive officers agreed to changes in the executive employment agreements that restrict the circumstances under which the executive may terminate employment for "good reason" and be entitled to severance pay.

Deductibility of Executive Compensation

          Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to certain officers. While we do not design our compensation programs solely for tax purposes, we do design our programs to be tax efficient for the Company where possible. Under appropriate circumstances, Spartan Stores may approve compensation that is not deductible under Section 162(m) if it determines that it would be in the best interests of Spartan Stores and its shareholders for such compensation to be paid.

Summary Compensation Table

          The following table shows certain information concerning the compensation earned by each person who served as Chief Executive Officer during the most recently completed fiscal year, the Chief Financial Officer, and each of the Company's three most highly compensated executive officers who served in positions other than the Chief Executive Officer or Chief Financial Officer during the fiscal year ended March 28, 2009 (the officers identified in the table below are referred to in this Proxy Statement as the "named executive officers").

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)(2) ($)	Option Awards (1)(3) ($)	Non-Equity Incentive Plan Compen- sation(4) ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings(5) ($)	All other Compen- sation(6) ($)	Total ($)

Dennis Eidson, President and CEO (7)	2009 2008 2007	545,673 438,750 338,854	- - -	275,871 170,619 95,886	142,997 54,380 24,961	509,420 434,720 339,140	- 18,638 14,337	38,666 34,036 29,116	1,512,627 1,151,143 842,294

Craig C. Sturken, Executive Chairman (7)	2009 2008 2007	549,039 706,635 631,548	247,582 - -	716,002 515,634 312,001	977,014 333,566 125,493	288,630 822,273 814,771	34,091 40,598 32,959	72,841 75,604 60,939	2,885,199 2,494,310 1,977,711

David M. Staples, EVP and CFO	2009 2008 2007	388,750 353,652 331,564	- - -	198,671 149,207 95,886	85,652 48,099 38,255	213,800 249,920 267,347	- 22,334 19,326	27,541 28,066 25,223	914,414 851,278 777,601

Theodore C. Adornato, EVP Retail Operations	2009 2008 2007	299,750 286,750 259,627	- - -	134,595 103,120 67,700	55,898 38,332 27,706	161,419 206,272 214,400	- 13,031 11,021	20,849 22,649 20,540	672,511 670,154 600,994

Alex J. DeYonker, EVP, General Counsel and Secretary(8)	2009 2008 2007	342,450 332,350 162,500	- - -	91,760 60,128 16,142	47,751 20,444 4,282	184,402 235,700 162,500	- - -	21,782 15,148 980	688,145 663,770 346,404

(1)

These amounts represent the portion of the fair value of restricted stock and options recognized as expense for financial statement reporting purposes in accordance with SFAS No. 123(R), Share Based Payment, and do not represent cash payments to or amounts realized by the named executive officers. Under SFAS 123(R), the fair value of the restricted stock and options are recognized ratably over the vesting period. For details regarding the assumptions used in the valuation of share-based awards, see Note 12, Stock-Based Compensation, to the audited financial statements of Spartan Stores, Inc. contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 28, 2009.

(2)	See the Grants of Plan-Based Awards table and accompanying narrative below for information regarding the vesting schedule and other terms of the grant of restricted stock to named executive officers.

(3)	See the Grants of Plan-Based Awards table and accompanying narrative below for information regarding the vesting schedule and other terms of the grant of options to named executive officers.

(4)

For fiscal 2009, all named executive officers received cash incentive awards under the 2005 Annual Plan. For fiscal 2007 and 2008, incentive awards were paid to Mr. Sturken under the 2005 Annual Plan and to all other named executive officers under the 2000 Annual Plan. Please see the Compensation Discussion and Analysis section of this proxy statement for details regarding how these amounts are determined.

(5)

The amounts reported in this column consist of the change in the actuarial present value of the named executive officer's accumulated benefit under the Spartan Stores Cash Balance Pension Plan and Supplemental Executive Retirement Plan, computed as of the pension plan measurement date used for financial statement reporting purposes for the reported years. For more information, see the Pension Benefits section of this proxy statement and Note 10, Associate Retirement Plans, to our Consolidated Financial Statements for the Fiscal Year Ended March 28, 2009. Earnings on non-qualified deferred compensation are reported below on the Non-Qualified Deferred Compensation table.

(6)

"All Other Compensation" includes the value of Company matching contributions to each executive's qualified and non-qualified retirement plans, dividends on unvested restricted stock awards, and company paid life insurance premiums (a benefit that is generally available to the Company's salaried associates). None of the Company's named executive officers received perquisites or personal benefits having an aggregate value of $10,000 or greater. The following table provides details regarding all other compensation paid to named executive officers:

Name	Qualified Savings Plan Match	Nonqualified Savings Plan Match	Dividends on Unvested Restricted Stock	Insurance Premiums	Total

Mr. Eidson	$5,546	$21,734	$11,156	$230	$38,666
Mr. Sturken	4,118	39,363	29,130	230	72,841
Mr. Staples	5,423	13,823	8,066	230	27,542
Mr. Adornato	5,036	10,120	5,463	230	20,849
Mr. DeYonker	5,242	12,696	3,613	230	21,781

(7)

Effective October 15, 2008, Mr. Eidson succeeded Mr. Sturken as Chief Executive Officer. Mr. Sturken continues to serve as Executive Chairman of the Board, and the compensation reported in this table reflects compensation paid to him as CEO and in his continuing role as Executive Chairman.

(8)	Mr. DeYonker joined Spartan Stores on October 1, 2006. Accordingly, the reported information for fiscal 2007 is for the partial year beginning on the date of his hire.

Grants of Plan-Based Awards

          The following table provides information concerning each grant of an award made to the named executive officers in the last completed fiscal year.

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)

Dennis Eidson	5/16/2008 5/16/2008 5/16/2008 10/15/2008 10/15/2008 5/26/2009(4)	238,269	476,538	571,846	17,700 5,870 2,501	34,300 11,200	22.69 23.04	- 401,613 301,759 135,245 101,705 30,562

Craig C. Sturken	5/16/2008 5/16/2008 5/16/2008	135,000	270,000	540,000	44,500	85,000	22.69	- 1,009,705 747,799

David M. Staples	5/16/2008 5/16/2008 5/16/2008 5/26/2009(4)	100,000	200,000	400,000	10,900 736	21,000	22.69	- 247,321 184,750

Theodore C. Adornato	5/16/2008 5/16/2008 5/16/2008	75,500	151,000	302,000	6,900	13,300	22.69	- 156,561 117,009

Alex J. DeYonker	5/16/2008 5/16/2008 5/16/2008 5/26/2009(4)	86,250	172,500	345,000	6,900 905	13,300	22.69	- 156,561 117,009 11,059

(1)

The amounts reported in these columns are not actual awards; they represent the possible threshold, target, and maximum awards that could have been earned by each named executive officer for fiscal 2009 under the 2005 Annual Plan. The actual amount earned by each named executive officer for fiscal 2009 is reported in the Summary Compensation Table. For details regarding how these amounts are determined, see the Compensation Discussion and Analysis section of this proxy statement. For Mr. Eidson, the threshold, target, and maximum amounts payable to him adjusted automatically effective October 15, 2008 upon his promotion to Chief Executive Officer. The amounts reported above reflect this adjustment. Similarly, the threshold, target, and maximum amounts payable to Mr. Sturken automatically decreased in connection with his transition from Chief Executive Officer to Executive Chairman.

(2)

In accordance with the Incentive Plan of 2005, the exercise price per share equals the closing price of Spartan Stores common stock on Nasdaq on the date that the Compensation Committee grants the options (i.e., May 16, 2008). The closing price on that date was $22.69 per share.

(3)

Amount reported is the aggregate grant date fair value determined in accordance with SFAS No. 123(R), Share Based Payment, and do not represent cash payments to or amounts realized by the named executive officers. For valuation assumptions, see Note 12, Stock-Based Compensation, to our consolidated audited financial statements for the fiscal year ended March 28, 2009.

(4)

These shares were awarded to Mr. Eidson, Mr. Staples and Mr. DeYonker under the terms of the Company's 2001 Stock Bonus Plan. To comply with the Company's executive stock ownership policy, Messrs. Eidson and DeYonker elected to receive a portion of their respective fiscal 2009 bonus in shares of the Company Common Stock under the Plan. Pursuant to the terms of the Plan, each executive received additional shares of the Company's common stock having a value of 30% of the bonus elected to be received in stock (based on the closing price of the Company's common stock as reported by Nasdaq on the first trading day after the deadline for participants to notify the Company of their intent to participate in the Plan). As a condition of participation, each executive must hold the shares for a minimum of twelve months. The additional shares are reported on this table. The value of the fiscal 2009 bonus earned by each executive is reported on the Summary Compensation Table. Please see the Compensation Discussion and Analysis section of this proxy statement for more information regarding the 2001 Stock Bonus Plan.

Discussion of Summary Compensation and Plan-Based Awards Tables

          The Company paid the compensation set forth in the Summary Compensation Table and the grants of Plan Based Awards table pursuant to the philosophy, procedures, and practices set forth above in the "Compensation Discussion and Analysis" section of this proxy statement. A summary of certain material terms of our compensation plans and arrangements is set forth below.

          Salary; Employment Agreements. Each named executive officer is paid a salary pursuant to an employment agreement with the Company. For information regarding determination of base salaries, see the Compensation Discussion and Analysis section of this proxy statement.

          The Company has entered into an Executive Employment Agreement with each of its executive officers. Under the terms of each Agreement, the Company will employ the executive as an officer of the Company for an indefinite period of time. Each executive officer receives a base salary that will be reviewed annually and is eligible to participate in any of the Company's bonus programs. Each executive officer's employment terminates automatically in the event of death, and the Company may terminate the executive's employment for disability or for cause. Please see the Potential Payments Upon Termination or Change-in-Control section of this proxy statement for detailed information regarding payments to executive officers upon termination of employment for any reason.

          Bonus. For fiscal 2009, in addition to the award to be earned under the Incentive Plan, the Compensation Committee awarded a discretionary bonus of $247,582 to Mr. Sturken in recognition of his contributions to the successful transition of the Chief Executive Officer position.

          Non-Equity Incentive Plan Awards. Non-equity incentive plan awards are paid to executives under the 2000 Annual Plan or the 2005 Annual Plan. Awards are paid to participants only if the Company achieves specified levels of consolidated net earnings for the fiscal year. The range of awards for the fiscal year is typically determined each May by the Compensation Committee, and awards, if any, are typically paid the following May after the Company's year-end financial results are available. For details regarding how non-equity incentive awards are determined and paid, see the information regarding annual incentive plan awards in the Compensation Discussion and Analysis section of this proxy statement.

          Pension Benefits and Non-Qualified Deferred Compensation. For information on pension benefits and non-qualified deferred compensation, please see the tables and accompanying narrative below.

          Options. All options granted to named executive officers in fiscal 2009 were granted pursuant to the Company's Spartan Stores, Inc. Stock Incentive Plan of 2005. The options vest and are exercisable in four equal annual increments on May 1. In other words, one-fourth of the option became exercisable on May 1, 2009, the second one-fourth becomes exercisable on May 1, 2010, the third one-fourth becomes exercisable on May 1, 2011 and the final one-fourth becomes exercisable on May 1, 2012. All options were granted for a term of 10 years. Options terminate, subject to limited exercise provisions, in the event of termination of employment, except that for termination due to death or disability, option holders have twelve months to exercise the portion of the option that was exercisable at the time of termination, if any. If an option holder retires, then the options will continue to vest and be exercisable in accordance with the terms of the grant. In the event of a change in control (as defined in the Incentive Plan), all options will vest and become exercisable in accordance with the terms of the Incentive Plan. The exercise price of the options may be paid in cash or by surrendering shares of Spartan Stores common stock that the option holder has owned for at least six months.

          Restricted Stock. All shares reported in this column were awarded to the named executive officers pursuant to the Spartan Stores, Inc. Stock Incentive Plan of 2005. The shares vest in five equal yearly increments on May 1 of each year. In other words, the first one-fifth of the shares vest on May 1, 2009, the second one-fifth vests on May 1, 2010, the third one-fifth vests on May 1, 2011, the fourth one-fifth vests on May 1, 2012, and the final one-fifth vests on May 1, 2013. Dividends are paid on vested and unvested shares of restricted stock at the rate dividends are paid on common stock. If the employment of an executive officer is terminated for any reason other than death, disability, or retirement, then all unvested shares of restricted stock are forfeited unless the Compensation Committee exercises its discretion to waive any remaining restrictions. If an executive officer dies or becomes disabled, then all outstanding shares of restricted stock will vest automatically. In the event of retirement, a pro-rata portion of the outstanding shares will vest (based on the number of months of service during the vesting period divided by the length of the service period). If a change in control (as defined in the Incentive Plan) occurs, then all unvested shares of restricted stock will automatically vest.

          All Other Compensation. The amounts reported under "All Other Compensation" include dividends paid on unvested restricted stock awards (which are paid at the same rate as dividends paid on the Company's common stock), matching payments for contributions to the Company's qualified retirement plans, and the dollar value of premiums paid by the Company for group term life insurance for the named executive officers. The Company pays group term life insurance premiums for all of its associates.

          The following table provides information concerning unexercised options and restricted stock awards that have not vested for each named executive officer outstanding as of March 28, 2009:

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Dennis Eidson	- - 255 2,650 6,000 4,687 3,125 5,000	11,200 34,300 765 7,950 6,000 1,563 - -	23.04 22.69 22.50 28.28 13.70 11.50 3.25 2.44	10/15/2018 5/16/2018 10/17/2017 5/18/2017 5/10/2016 5/11/2015 5/12/2014 3/17/2013	57,249	869,612

Craig C. Sturken	- 7,250 - -	85,000 21,750 26,500 4,688	22.69 28.28 13.70 11.50	5/16/2018 5/18/2017 5/10/2016 5/11/2015	145,650	2,212,424

David M. Staples	- 1,875 3,000 1,562 1,563	21,000 5,625 6,000 1,563 -	22.69 28.28 13.70 11.50 3.25	5/16/2018 5/18/2017 5/10/2016 5/11/2015 5/12/2014	40,330	612,613

Theodore C. Adornato	- 1,225 4,000 2,188 2,188 3,750	13,300 3,675 4,000 1,094 - -	22.69 28.28 13.70 11.50 3.25 5.65	5/16/2018 5/18/2017 5/10/2016 5/11/2015 5/12/2014 12/8/2013	27,315	414,915

Alex J. DeYonker	- 1,225 3,000	13,300 3,675 3,000	22.69 28.28 17.13	5/16/2018 5/18/2017 10/1/2016	17,190	261,116

(1)	All exercisable options are fully vested.

(2)	The market value reflected in this column is based on a closing market price of $15.19 on March 27, 2009 as reported by the Nasdaq Global Select Market.

(3)	The following table sets forth the vesting dates for unvested option awards and restricted stock awards to each named executive officer as of March 28, 2009:

	Dennis Eidson		Craig C. Sturken		David M. Staples		Theodore C. Adornato		Alex J. DeYonker
Vesting Date	Options Vesting (#)	Restr. Stock Vesting (#)	Options Vesting (#)	Restr. Stock Vesting (#)	Options Vesting (#)	Restr. Stock Vesting (#)	Options Vesting (#)	Restr. Stock Vesting (#)	Options Vesting (#)	Restr. Stock Vesting (#)
5/1/2009	11,375	4,714	21,250	8,900	5,250	2,180	3,325	1,380	3,325	1,380
5/10/2009	3,000	3,500	13,250	12,600	3,000	3,500	2,000	2,500	-	-
5/11/2009	1,563	3,750	4,688	11,250	1,563	3,750	1,094	2,625	-	-
5/12/2009	-	3,750	-	11,250	-	3,750	-	2,625	-	-
5/18/2009	2,905	2,982	7,250	7,400	1,875	1,920	1,225	1,260	1,225	1,260
10/1/2009									1,500	1,750
5/1/2010	11,375	4,714	21,250	8,900	5,250	2,180	3,325	1,380	3,325	1,380
5/10/2010	3,000	3,500	13,250	12,600	3,000	3,500	2,000	2,500	-	-
5/11/2010	-	3,750	-	11,250	-	3,750	-	2,625	-	-
5/18/2010	2,905	2,982	7,250	7,400	1,875	1,920	1,225	1,260	1,225	1,260
10/1/2010									1,500	1,750
5/1/2011	11,375	4,714	21,250	8,900	5,250	2,180	3,325	1,380	3,325	1,380
5/10/2011	-	3,500	-	12,600	-	3,500	-	2,500	-	-
5/18/2011	2,905	2,982	7,250	7,400	1,875	1,920	1,225	1,260	1,225	1,260
10/1/2011									-	1,750
5/1/2012	11,375	4,714	21,250	8,900	5,250	2,180	3,325	1,380	3,325	1,380
5/18/2012	-	2,983	-	7,400	-	1,920	-	1,260	-	1,260
5/1/2013	-	4,714	-	8,900	-	2,180	-	1,380	-	1,380

Option Exercises and Stock Vested Table

The following table provides information concerning each exercise of stock options and each vesting of restricted stock during the last completed fiscal year for each of the named executive officers on an aggregated basis.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Dennis Eidson	-	-	13,982	294,796
Craig C. Sturken	45,250	381,327	42,500	894,320
David M. Staples	-	-	12,920	271,527
Theodore C. Adornato	-	-	9,010	189,272
Alex J. DeYonker	-	-	3,010	71,059

(1)

The dollar values reported in this column are calculated by multiplying the number of shares acquired on exercise by the "spread" between the closing price of Spartan Stores common stock on the date of the exercise and the exercise price of the option.

(2)	The dollar values reported in this column are calculated using the market value of the stock on the date of vesting.

Pension Benefits

          Spartan Stores' Pension Plan utilizes a cash balance formula. Under the formula in the amended and restated Spartan Stores, Inc. Cash Balance Pension Plan, principal credits are added annually to a participant's "account." The basic principal credit formula has been periodically amended and was suspended for the period beginning April 1, 2003 and ending March 31, 2004. As of April 1, 2004, basic principal credits were reinstated. The basic principal credit formula equals a percentage of the participant's compensation based upon a participant's years of service at the beginning of the calendar year in accordance with the following table:

Years of Service as of January 1	Percentage of Participant's Compensation

0 - 5	2.5%
6 - 15	3
16 - 25	4
26 or more	5

          In addition to the principal credits, interest credits are also added annually to a participant's account based upon the participant's account balance as of the last day of the immediately preceding calendar year. Effective as of April 1, 2004, the interest rate used for this purpose is the average of the 10-year Treasury interest rate over the 12 months ending in November of the prior calendar year.

          Upon termination of employment, a participant will be entitled to his or her vested accrued benefit, which may be distributed either in a monthly annuity or in a lump sum. A participant is considered vested after 3 years of vested service. For the calendar years beginning January 1, 2004 a year of vested services is credited for each calendar year that a participant is credited with 1,000 hours of service. If distributed in a lump sum, the participant's benefit generally will be equal to the participant's account balance.

          All non-union associates of Spartan Stores, Inc. or Spartan Stores Associates, LLC, except associates who are classified as store security, are eligible to participate. A participant's years of service for vesting purposes includes all service with the Company, including service in an ineligible job classification. However, for purposes of determining the participant's service for basic principal credit purposes, years of service generally only includes employment while a participant in the Plan.

          The table on the following page summarizes the pension benefits for our named executive officers.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)

Dennis Eidson	Spartan Stores, Inc. Cash Balance Pension Plan Supplemental Executive Retirement Plan	5.75 5.75	31,902 58,376

Craig C. Sturken	Spartan Stores, Inc. Cash Balance Pension Plan Supplemental Executive Retirement Plan	5.75 5.75	37,225 143,124

David M. Staples	Spartan Stores, Inc. Cash Balance Pension Plan Supplemental Executive Retirement Plan	8.92 8.92	68,280 73,607

Theodore C. Adornato(3)	Spartan Stores, Inc. Cash Balance Pension Plan Supplemental Executive Retirement Plan	4.00 4.00	25,431 25,360

Alex J. DeYonker(3)	Spartan Stores, Inc. Cash Balance Pension Plan Supplemental Executive Retirement Plan	1.00 1.00	7,336 10,788

(1)

Represents the actuarial present value of the named executive officer's accumulated benefit under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes (March 28, 2009). For more information, see Note 10, Associate Retirement Plans, to our Consolidated Financial Statements for the Fiscal Year Ended March 28, 2009.

(2)	None of our named executive officers received a distribution from any pension plan during the fiscal year ended March 28, 2009.

(3)

Mr. Adornato's actual service to the Company exceeds his credited service by one year as of the measurement date. Mr. DeYonker's actual service to the Company exceeds his credited service by 1.25 years as of the measurement date.

Nonqualified defined contribution plans and other nonqualified deferred compensation plans.

          Spartan Stores maintains two nonqualified deferred compensation plans: the Supplemental Executive Retirement Plan ("SERP"), which provides nonqualified deferred compensation benefits to Spartan Stores' officers, and the Supplemental Executive Savings Plan (the "SESP"), which is a nonqualified deferred compensation plan for Spartan Stores' officers and director-level associates.

          The purpose of the SERP is to provide officers with the benefits that they are otherwise denied under the Cash Balance Pension Plan due to the annual dollar limit on compensation and other limitations of the Internal Revenue Code, which are referred to collectively as the "statutory limits." Accordingly, each officer's benefit under the SERP is equal to the officer's benefit that would have accrued under the Pension Plan but for the operation of the statutory limits, minus the accrued benefit actually payable to the officer under the Pension Plan calculated in accordance with the statutory limits.

          Benefits under the SERP are paid from Spartan Stores' general assets. There is no separate trust that has been established to fund benefits.

          The purpose of the SESP is to provide officers with the benefits that they are otherwise denied under the Company's qualified savings plan, the Spartan Stores, Inc. Savings Plus Plan, due to statutory limits. Participants in the SESP may defer up to 50% of base salary and up to 100% of any bonuses under the plan. This opportunity is in addition to a participant's savings opportunity under the Savings Plus Plan (subject to statutory limits). Participants in the SESP are also entitled to a Company-matching contribution which mirrors the matching contribution under the Savings Plus Plan, except the statutory limits do not apply. Therefore, based on the current level of matching contributions being made to the Savings Plus Plan, to the extent a participant defers at least a total of 6% of his or her actual compensation (including deferrals) to the SESP and the Savings Plus Plan each payroll period, the participant will receive a total match between the SESP and the Savings Plus Plan equal to 3% of his or her actual compensation (including deferrals) on a calendar year basis. The matching contributions vest immediately.

          The SESP provides participants with various investment alternatives, consisting primarily of mutual funds. The investments are only hypothetical investments, also referred to as phantom investments. The investment results for a participant are determined as if the contributions had actually been invested in the selected investment fund during the relevant time period.

          The following table provides certain information regarding participation of the named executive officers in our non-qualified deferred compensation plans.

Non-Qualified Deferred Compensation

Name	Executive Contributions In Last FY(1) ($)	Registrant Contributions In Last FY(2) ($)	Aggregate Earnings In Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last FYE(3) ($)
Dennis Eidson	39,224	21,734	(44,879)	-	158,733
Craig C. Sturken	68,567	39,363	(8,992)	-	328,556
David M. Staples	48,882	13,823	(57,508)	-	178,139
Theodore C. Adornato	17,253	10,120	(22,525)	-	58,760
Alex J. DeYonker	62,848	12,696	(16,884)	-	68,479

(1)	All of the amounts in this column are also reported as either "Salary" or "Non-Equity Incentive Plan Awards" in the Summary Compensation Table of this proxy statement.

(2)	All of the amounts in this column are also reported as "All Other Compensation" in the Summary Compensation Table of this proxy statement.

(3)

The aggregate balance at last fiscal year-end shown in this column includes Company contributions in prior years which were reported as "All Other Compensation" on the Summary Compensation Table for the applicable year. Company contributions in prior years that have previously been reported for each named executive officer are as follows: $44,681 for Mr. Eidson, $74,839 for Mr. Sturken, $33,005 for Mr. Staples, $19,822 for Mr. Adornato, and $4,265 for Mr. DeYonker.

Potential Payments Upon Termination or Change-in-Control

          Spartan Stores has entered into an employment agreement and severance agreement with each of its named executive officers. In fiscal 2009, the Company entered into amended agreements with its named executive officers (as discussed in the Compensation Discussion & Analysis section of this Proxy Statement).

          The employment agreements and severance agreements are summarized below.

Executive Employment Agreements

          Each of Spartan Stores' executive officers has an employment agreement with Spartan Stores providing that if the officer's employment is terminated by Spartan Stores other than due to death, disability or cause (as defined in the employment agreement), or if the employment is terminated by the officer for good reason (as defined in the employment agreement), the officer will receive the payments and benefits described and quantified in the tables below. The termination provisions of Mr. Sturken's employment agreement differ from those of the other named executive officers in that he is required to tender his resignation as Executive Chairman annually to the Board of Directors. If the Board accepts the tendered resignation, or otherwise terminates his employment without cause, he will receive a lump-sum payment equal to one year's salary.

          Each named executive officer's employment agreement requires that the officer meet certain conditions to be eligible for severance pay, including execution of a release of certain employment-related claims and compliance with the post-employment confidentiality and non-competition provisions of the employment agreement.

          Executives will not receive severance payments or benefits under the Executive Employment Agreements if they receive any payments or benefits under the Executive Severance Agreements, which are described below.

Executive Severance Agreements

          Each of Spartan Stores' executive officers has an executive severance agreement with Spartan Stores. Under these agreements, if the officer's employment with Spartan Stores terminates for reasons other than a nonqualifying termination (as described below) during the two-year period following a change in control (as described below) of Spartan Stores, then the officer will receive the payments and benefits described and quantified in the tables below. Each of the Company's executives is required to accept up to a 10% reduction of severance benefits to avoid imposition of any excise tax imputed under the Internal Revenue Code.

          Spartan Stores will not provide benefits under the executive severance agreements in the event of a "nonqualifying termination." A nonqualifying termination is defined in the agreements as any of the following: termination by Spartan Stores for cause, termination by the officer (with notice to the Company) for any reason other than for good reason (as defined in the executive severance agreement), retirement of the officer, and death or disability of the officer.

          The term "change in control" is defined in the executive severance agreements generally as (1) the acquisition by any person or group of 20% or more of the outstanding common stock or voting power of Spartan Stores, (2) the majority of the Board being comprised of persons other than the current members of the Board or their successors whose nominations were approved by at least two-thirds of the Board, or (3) the approval by the shareholders of certain mergers, reorganizations, plans of dissolution or sales of substantially all of Spartan Stores' assets.

          The Company believes that the employment agreements and executive severance agreements help retain our executives and keep them focused on implementing our strategic plan during a time of increased competition, consolidation, and uncertainty in our industry. The agreements provide a measure of earnings security by offering income protection in the form of severance and continued benefits if the executive is terminated without cause, economic protection for the executive's family if the executive becomes disabled or dies, and additional protections in connection with a change in control of the company.

          Providing severance to our executives is an appropriate bridge to subsequent employment if the person is terminated without cause. This is particularly so for executive-level positions for which the opportunities are typically more limited and the job search lead time longer. In addition, the agreements benefit the Company by enabling executives to remain focused on the business of the Company in uncertain times without the distraction of potential job loss.

          The executive severance agreements are even more important in the context of a change in control as we believe they will motivate and encourage each executive to be receptive to potential strategic transactions that are in the best interest of shareholders, even if the executive faces potential job loss, which would otherwise result in losing the opportunity to vest in equity awards, which comprise a significant portion of each executive's compensation. We believe this benefits the Company and the potential acquirer because it enables the Company to retain and motivate the executive during the time preceding a potential change in control.

          The following table summarizes the potential payments and benefits payable to each named executive officer upon termination for the reasons set forth below, assuming that the triggering event took place on March 28, 2009 (and that no change in control took place before the triggering event).

Potential Payments upon Termination Not in Connection
with a Change in Control

	Dennis Eidson	Craig C. Sturken	David M. Staples	Theodore C. Adornato	Alex J. DeYonker
Termination Other than for Retirement, Death, Disability or Cause(1)(2)
Lump-Sum Salary Payment (3)	$600,000	$300,000	$400,000	$302,000	$345,000
Health Coverage Reimbursement (COBRA)(4)	11,800	-	16,900	5,604	11,251
Outplacement Assistance	10,000	10,000	10,000	10,000	10,000
TOTAL	621,800	310,000	426,900	317,604	366,251
Retirement (5)(6)
Restricted Stock Vesting(7)	230,837	624,861	172,535	116,607	68,278
Death or Disability (5)(6)
Restricted Stock Vesting(7)	1,110,487	2,660,155	706,851	470,786	389,025

(1)

Under the Employment Agreements with each named executive officer, the Company will provide severance payments and benefits only if the named executive officer is terminated by the Company at will (i.e., not for death, disability, or "cause" as defined in the agreements), or if the executive terminates the employment for "good reason," as defined in the Employment Agreements.

(2)	Any named executive officer who is terminated for cause (as defined in the Employment Agreements) will receive only salary and benefits accrued as of the date of termination.

(3)

The Employment Agreements with each named executive officer requires lump-sum payment of an amount equal to the executive's salary for a period of fifty-two weeks following the week in which the employment terminates.

(4)

The amounts would be paid as reimbursement by the Company to the executive for the COBRA continuation coverage premium necessary to continue the named executive officer's then-current health, dental, and prescription drug coverage (for the executive and any dependents) for a period of 52 weeks following termination, assuming an 8% annual increase in the cost of coverage, except that for Mr. Sturken, the COBRA continuation coverage is payable only if Mr. Sturken elected such coverage before January 1, 2009. Mr. Sturken did not elect the coverage and was therefore not eligible for reimbursement as of March 28, 2009.

(5)

The named executive officers will receive benefits under the SERP and Cash Balance Pension Plan as described in the "Pension Benefits" and "Non-Qualified Deferred Compensation" sections of this proxy statement.

(6)

Under the terms of each stock option grant to our named executive officers, a participant that retires as an associate of the Company may exercise any options granted under the Plan according to their terms during the remaining term of the options. If a participant dies or becomes disabled, then any options that are not exercisable at the time of the death or disability are forfeited.

(7)

Under the terms of the Company's stock incentive plans, if a Plan participant retires, becomes disabled, or dies, then the participant will receive a pro-rata portion of any unvested restricted stock, but the plans also permit the Compensation Committee, in its sole discretion, to waive any restrictions remaining on any remaining shares of restricted stock before or after the death, retirement, or disability of the participant. Pursuant to its discretionary authority, the Compensation Committee has included in the terms and conditions of each grant of restricted stock to the named executive officers a provision for the automatic vesting of restricted stock upon the death or disability of the named executive officer.

          The following table summarizes the potential payments and benefits payable to each of Spartan's named executive officers upon termination after a change of control of the Company, assuming that the termination took place on March 28, 2009.

Potential Payments upon Termination in
Connection with a Change in Control

	Dennis Eidson	Craig C. Sturken	David M. Staples	Theodore C. Adornato	Alex J. DeYonker

Lump Sum Payment(1)	$ 2,545,665	$ 1,408,516	$ 1,398,901	$ 1,056,170	$ 1,206,552
Acceleration of Options(2)	14,707	56,784	14,707	9,997	-
Acceleration of Restricted Stock(2)	1,110,487	2,660,155	706,851	470,786	389,025
Cash Balance Pension Plan Benefit and SERP Benefit(3)	72,598	52,461	49,709	28,678	36,071
Continued Benefits(4)	52,653	19,188	68,397	30,333	52,346
Outplacement Services(5)	25,000	25,000	25,000	25,000	25,000
Adjustment to Avoid Tax Gross-Up(6)	(179,561)	-	-	-	(58,448)
Excise Tax Gross-Up(6)(7)	-	-	-	-	-
TOTAL	$ 3,641,549	$ 4,222,104	$ 2,263,565	$ 1,620,964	$ 1,650,546

(1)

Under the Executive Severance Agreements, each officer is entitled to receive a lump sum payment equal to the sum of: (i) the executive's unpaid base salary through the date of termination, (ii) any unpaid incentive awards that have been earned and become payable, (iii) a pro-rata portion of the executive's target bonus under the Incentive Plan for the year of termination, and (iv) an amount equal to twice the sum of: (A) the higher of the executive's annual base salary rate as of the date of termination and base salary on the date before the change in control; and (B) the higher of the executive's current year target bonus under the Incentive Plan (with such calculations to be made as though the target level has been achieved, and the current-year forecasted bonus under the Incentive Plan as of the Date of Termination.

(2)

The Executive Severance Agreements provide that upon a change in control, all of the officer's unvested stock options will vest and unvested shares of restricted stock will vest. The amounts in these rows represent the positive "spread" (if any) between the closing price of Spartan Stores common stock on March 28, 2009 and the exercise price of the option multiplied by the number shares subject to each option.

(3)

Each Executive Severance Agreement calls for a lump sum payment equal to: (i) the difference between the named executive officer's SERP account balance as of the date of employment termination and the account balance if the executive remained employed for 24 additional months; and (ii) a lump sum payment equal to the difference between the amount he or she would have been entitled to receive under the Spartan Stores, Inc. Cash Balance Pension Plan, assuming the officer was fully vested under the Plan and had continued employment and years of service coverage for 24 additional months.

(4)

Under the Executive Severance Agreements, each named executive officer will receive reimbursement for the following benefits (a) for 24 months, all health, dental and prescription drug benefits for the officer and his or her family; (b) for 12 months, tax and financial planning benefits; and (c) for 24 months, Company funded life insurance coverage, except that for Mr. Sturken, the COBRA continuation coverage is payable only if Mr. Sturken elected such coverage before January 1, 2009. Mr. Sturken did not elect the coverage and was therefore not eligible for reimbursement as of March 28, 2009.

(5)	Under the Executive Severance Agreement, each named executive officer is entitled to outplacement assistance in an amount not to exceed $25,000.

(6)

Upon a change in control, associates may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The Executive Severance Agreements require the Company to reimburse the affected associates for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursements for the 280G excise taxes (the "Excise Tax Gross-Up"), except that each of the named executive officers will be required to accept up to a 10% reduction of severance benefits to avoid imposition of any excise tax imputed pursuant to IRC Sections 280G and 4999. As reflected on the table, none of the named executive officers would have received an Excise Tax Gross-Up. Mr. Eidson and Mr. DeYonker each would have been required to accept a reduction in payments to them to avoid the imposition of excise taxes that would have required the Company to pay the Excise Tax Gross-Up. No excise taxes would have been imposed on payments to the other named executive officers, and therefore none of the other executive officers would have been required to accept an adjustment.

(7)

The calculations used to determine potential excise tax liability under Section 280G are based on an excise tax rate of 20%, a 35.08% effective federal income tax rate, a 1.45% Medicare tax rate and a 4.35% state income tax rate.

Compensation of Directors

          Spartan Stores believes that attracting and retaining talented directors is of fundamental importance to the Company and its shareholders. The Compensation Committee coordinates with the Nominating and Corporate Governance Committee to evaluate whether the Company's non-employee directors are fairly compensated for their services to the Company.

Employee directors do not receive compensation for service as a director. In making director compensation decisions, the Compensation Committee is guided by three basic principles:

•	Compensation should fairly pay directors for services expected of a director of a company of similar size and scope to the Company;

•	Compensation should align directors' interests with the long-term interests of shareholders; and

•	The structure of the compensation should be simple, transparent and easy for shareholders to understand.

          The Compensation Committee conducts periodic reviews of non-employee director compensation and benefits with these guiding principles in mind. Each non-executive director receives an annual retainer of $40,000 per year and $1,500 for attendance at each meeting of the Board of Directors (or $750 if attending the meeting by telephone conference), and $1,000 for attendance at any meeting of a Board committee (or $500 if attending by telephone conference). The Audit Committee chair receives an additional $7,500 fee, and the chairs of the Compensation Committee and Nominating and Corporate Governance Committee each receives an additional $5,000 fee. Non-executive directors also are reimbursed for travel and lodging expenses for meetings attended.

          In addition to an annual retainer and fees, each non-employee director receives an annual equity award having an economic value established at $65,000 (based upon the average value of Spartan Stores common stock for a period of time preceding the award approval). The value of the equity grant was increased from $50,000 in May 2008 to more closely align director equity compensation with the 50th percentile level for such compensation for a retail group and two broad general industry groups with revenue sizes of $1 billion to $2.5 billion and between $2.5 billion and $5 billion. The annual equity award has typically been granted in the same form and percentage mix of stock options, restricted stock, or other equity awards as made to executive officers, but for fiscal 2010, the percentage mix will continue to be 50% restricted stock and 50% stock options with no restricted stock units awarded to non-executive directors.

          The Company has established stock ownership guidelines for non-employee directors to help align the interests of directors with those of our shareholders. Under these guidelines, each director is expected to acquire and continue to hold shares of the Company's common stock having an aggregate market value from time to time which equals or exceeds five times the rate of the regular annual retainer then in effect for non-employee directors who are not chairs. Each director is expected to achieve the target ownership level within five years of becoming a director. Incumbent directors at the time of the policy's adoption in 2006 have five years from the date of adoption to comply.

          On May 16, 2008, each non-executive director was issued 1,800 shares of restricted stock and options to purchase 3,600 shares of Spartan Stores common stock pursuant to the Stock Incentive Plan of 2005, which vest over a period of three years, subject to certain limitations and acceleration of vesting upon retirement from the Board.

          The following table provides information concerning the compensation of directors for Spartan's last completed fiscal year.

Director Compensation

Name	Fees Earned Or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(1)(2) ($)	Total(3) ($)
M. Shân Atkins	50,500	34,164	13,463	98,127
Dr. Frank M. Gambino	49,500	34,164	13,463	97,127
Frederick J. Morganthall, II	49,250	32,398	13,463	95,111
Elizabeth A. Nickels	58,500	34,164	16,241	108,905
Timothy J. O'Donovan	54,500	34,164	13,463	102,127
Kenneth T. Stevens	49,000	34,164	13,463	96,627
James F. Wright	56,000	34,164	13,463	103,627

(1)

The amounts reported in these columns represent the dollar amounts recognized by the Company for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R. For details regarding the assumptions used in the valuation of share-based awards, see Note 12, Stock-Based Compensation, to the audited financial statements of Spartan Stores, Inc. contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 28, 2009.

(2)

On May 16, 2008 each of the directors named above received a grant of 1,800 shares of restricted stock having a grant date fair value of $22.69 (an aggregate value of $40,842) and options to purchase 3,600 shares of common stock having an aggregate grant date fair value of $8.80 (an aggregate value of $31,680). The restricted stock and options vest ratably over a three year period beginning May 16, 2009 and ending May 16, 2011.

(3)

As of March 28, 2009, each director named above had 4,786 option awards outstanding (of which 395 were exercisable), and each director had restricted stock awards outstanding at fiscal year end in the amount of 3,281 shares. The 3,281 shares consists of 487 shares vesting on May 10, 2009, two increments of 497 shares vesting on May 18, 2009 and 2010, and three increments of 600 shares vesting on May 1, 2009, 2010 and 2011.

Compensation Committee Interlocks and Insider Participation

          Messrs. Wright and O'Donovan and Dr. Gambino served as members of the Compensation Committee during the last completed fiscal year. None of the above members of the Compensation Committee were, during the fiscal year, an officer or associate of Spartan or formerly an officer of Spartan. None of Spartan's executive officers served as a member of a compensation committee (or Board committee performing a similar function) for another entity.

Compensation Committee Report

          Compensation Committee Report. The Compensation Committee has reviewed and discussed with management the information provided under the heading "Compensation Discussion and Analysis." Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Spartan's annual report on Form 10-K and proxy statement.

Respectfully submitted,

Frank M. Gambino
Timothy J. O'Donovan
James F. Wright

Transactions with Related Persons

          Spartan Stores recognizes that transactions with related persons can present potential or actual conflicts of interest. Accordingly, the Company has adopted written policies and procedures intended to ensure that potential conflicts of interests are identified, reviewed, approved, and disclosed as necessary. The Company has regular communications with related persons and relevant associates regarding these policies.

          It is the responsibility of Spartan Stores' management to conduct an appropriate review of all transactions with "related persons" (as defined by NASDAQ and SEC rules) for potential conflicts of interest situations on an ongoing basis. Pursuant to NASDAQ Marketplace Rule 4350(h) and the Audit Committee Charter, the Audit Committee must evaluate and approve every proposed transaction with a related person. For any proposed transaction in which a director has an interest, Spartan Stores' general policy is that the director may proceed with the transaction only if the material facts of the transaction and the director's interest in the transaction have been disclosed to the Audit Committee of the Board, the Audit Committee determines that the transaction is fair to Spartan Stores, and the transaction is approved by the Audit Committee. There is no established criteria for evaluating such transactions, and the Audit Committee may consider any information or factors and it deems appropriate in making this determination. However, the Audit Committee may not determine that the proposed transaction is "fair" to the Company unless it determines that the transaction will be made on terms no less favorable than those offered generally to entities that are not affiliated with any director.

          Directors and executive officers are required to complete an annual written questionnaire that solicits information regarding any direct or indirect interest that they or members of their family may have in any transaction or series of transactions involving the Company and having a value of $120,000 or more. Directors and executive officers are required to promptly update the Company of any change in the information provided by them in the questionnaire.

          Spartan Stores has adopted a written conflict of interest policy that requires all associates to report actual and potential conflicts of interest to the Company's internal auditor.

          There were no related person transactions requiring disclosure under SEC rules during the fiscal year ended March 28, 2009 or the current fiscal year to the date of this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires Spartan Stores' directors and officers and persons who beneficially own more than 10% of the outstanding shares of Spartan Stores common stock to file reports of ownership and changes in ownership of shares of common stock with the SEC. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish Spartan Stores with copies of all Section 16(a) reports they file with the SEC. Spartan Stores and its legal counsel file Forms 4 and other reports under Section 16(a) on behalf of directors and executive officers to report transactions with the Company under our compensation and benefit plans. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for fiscal 2009, we believe that there have been no failures to timely file required reports by our directors and officers.

Shareholder Proposals

          To be considered timely, shareholder proposals intended to be presented at the 2010 annual meeting of shareholders, whether or not intended to be included in the proxy statement and form of proxy relating to that meeting, must be received by the Company at its principal executive offices not later than February 26, 2010. Shareholder proposals intended for consideration for inclusion in our proxy statement and form of proxy relating to that meeting should be made in accordance with SEC Rule 14a-8. All shareholder proposals must comply with the notice provisions set forth in Spartan Stores' bylaws which require that a written notice of a proposal to be considered at the Company's 2010 annual meeting must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than February 26, 2010, if the meeting is held within 30 days of the calendar date of the 2009 annual meeting. To be effective, such a notice must comply fully with the bylaws. You should address all shareholder proposals to the attention of our Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700.

Solicitation of Proxies

          We will initially solicit proxies by mail. In addition, directors, officers and associates of Spartan Stores and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. We will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy material to beneficial owners. We have engaged Georgeson Inc. at an estimated cost of $12,000, plus expenses and disbursements, to assist in solicitation of proxies.

By Order of the Board of Directors

Alex J. DeYonker
Executive Vice President, General Counsel, and Secretary

Grand Rapids, Michigan
June 26, 2009

Appendix A

Spartan Stores, Inc.
Stock Incentive Plan of 2005

SECTION 1

Establishment Of Plan; Purpose Of Plan

          1.1          Establishment of Plan. The Company hereby establishes the STOCK INCENTIVE PLAN of 2005 for its Directors and certain of its Associates. The Plan permits the grant and award of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Awards and other stock-based awards and stock-related awards.

          1.2          Purpose of Plan. The purpose of the Plan is to provide Participants with an increased incentive to contribute to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of Participants with the interests of the Company's shareholders through the opportunity for increased stock ownership and to attract and retain Participants. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives. Within that context, it is intended that the Plan may provide performance-based compensation under Section 162(m) of the Code and the Plan shall be interpreted, administered and amended to achieve that purpose.

SECTION 2

Definitions

          The following words have the following meanings unless a different meaning plainly is required by the context:

          2.1          "Act" means the Securities Exchange Act of 1934, as amended.

          2.2          "Affiliate" means any organization controlling, controlled by or under common control with the Company.

          2.3          "Associate" means an employee of the Company or one of its Subsidiaries.

          2.4          "Board" means the Board of Directors of the Company.

          2.5          "Business Unit" means any Subsidiary, department, division, profit center or other operational unit of the Company or any Subsidiary.

          2.6          "Cause" means, with respect to termination of employment, (1) willful continued failure to perform or willful poor performance of duties (other than due to Disability) after warning and reasonable opportunity to meet reasonable required performance standards; (2) gross negligence causing or putting the Company or any Affiliate at risk of significant damage or harm; (3) misappropriation of or intentional damage to the property of the Company or any Affiliate; (4) conviction of a felony (other than negligent vehicular homicide); (5) intentional act or omission that the Participant knows or should know is significantly detrimental to the interests of the Company or any Affiliate; or (6) violation of any provisions of any employment agreement between the Company (or any Affiliate) and the Participant concerning loyalty and confidentiality or concerning ownership of ideas, inventions and other intellectual property. With respect to the removal of a Director, "Cause" shall be as defined in the Company's Restated Articles of Incorporation.

          2.7          "Change in Control" has the meaning given to that term in the Spartan Stores, Inc. Supplemental Executive Retirement Plan, as it may be amended from time to time.

          2.8          "Code" means the Internal Revenue Code of 1986, as amended. Each reference herein to a section or sections of the Code shall, unless otherwise noted, be deemed to include a reference to the rules and regulations issued under such section or sections of the Code.

          2.9          "Committee" means the Compensation Committee of the Board or such other committee as the Board may designate from time to time. The Committee shall consist of at least two Directors and all of its members shall be "non-employee directors" as defined in Rule 16b-3 issued under the Act and "outside directors" as defined in Section 162(m) of the Code.

          2.10          "Common Stock" means the Company's common stock, no par value.

          2.11          "Company" means Spartan Stores, Inc., a Michigan corporation, and its successors and assigns.

          2.12          To be in "Competition" with the Company means (1) to be in direct or indirect competition with the Company or any Affiliate; (2) to be employed by, perform services for, advise or assist, own any interest in or loan or otherwise provide funds to, any other business that is engaged (or seeking the Participant's services with a view to becoming engaged) in any Competitive Business; or (3) to solicit or suggest, or provide assistance to anyone else seeking to solicit or suggest, that any person having or contemplating a Covered Relationship with the Company or an Affiliate refrain from entering into or terminate the Covered Relationship, or enter into any similar relationship with anyone else instead of the Company or the Affiliate; provided, however, that owning not more than 2% of any class of securities of a publicly traded entity shall not be considered "Competition," provided that the Participant does not engage in other activity listed above.

          2.13          A "Competitive Business" means a business that (1) owns, (2) operates, or (3) sells or supplies products similar to or that substitute for products supplied by the Company of any Affiliate to, any Covered Operation that is located in any state of the United States in which the Company or any Affiliate owns, operates, or sells or supplies products to, any Covered Operation.

          2.14           "Covered Employee" means any Associate who is or may become a "Covered Employee," as defined in Section 162(m) of the Code, and who is designated, either as an individual Associate or class of Associates, by the Committee within the shorter of (i) 90 days after the beginning of the Performance Period, or (ii) the period of time after the beginning of the Performance Period and before 25% of the Performance Period has elapsed, as a "Covered Employee" under this Plan for such applicable Performance Period.

          2.15          "Covered Operation" means any grocery store, grocery superstore, wholesale club, supermarket, limited assortment store, convenience store, drug store, pharmacy or any other store that offers grocery or food products separate or in combination with pharmaceutical products, general merchandise or other nonfood products or any grocery or convenience store product distribution facility.

          2.16          "Covered Relationship" means a customer relationship, a vendor relationship, an employment relationship, or any other contractual or independent contractor relationship.

          2.17          "Director" means a member of the Board.

          2.18          "Disability" means an inability of a Participant to perform his or her employment duties due to physical or mental disability for a continuous period of 180 days or longer and the Participant is eligible for benefits under the Company's long-term disability policy.

          2.19          "Incentive Award" means the award or grant of a Stock Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Stock Award, or another stock-based or stock-related award, to a Participant pursuant to the Plan.

          2.20          "Market Value" shall equal the closing price of Common Stock reported on Nasdaq on the date of grant, exercise or vesting, as applicable, or if Nasdaq is closed on that date, the last preceding date on which Nasdaq was open for trading and on which shares of Common Stock were traded. If the Common Stock is not listed on Nasdaq, the Market Value shall be determined by any means deemed fair and reasonable by the Committee, taking into account such factors as it considers advisable in a manner consistent with the valuation principles of Section 409A of the Code, except when the Committee expressly determines not to use Section 409A valuation principles, which determination shall be final and binding on all parties.

          2.21          "Mature Shares" means shares of Common Stock that a Participant has owned for at least six months and that meet any other holding requirements established by the Committee for the shares to be used for attestation.

          2.22          "Nasdaq" means the NASDAQ Global Market, or if the Common Stock is not listed for trading on the NASDAQ Global Market on the date in question, then such other United States-based quotation system or stock exchange on which the Common Stock may be traded on the date in question.

          2.23          "Participant" means a Director or Associate who is granted an Incentive Award under the Plan.

          2.24          "Performance" means the level of achievement of the performance goals established by the Committee pursuant to Section 10.1.

          2.25          "Performance Measures" means measures as described in Section 10 on which the performance goals are based.

          2.26          "Performance Period" means the period of time during which the performance goals must be met to determine the degree of payout, the vesting, or both, with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation.

          2.27           "Performance-Based Compensation" means compensation under an Incentive Award that satisfies the requirements of Section 162(m) of the Code for certain "performance-based compensation" paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Incentive Award which does not satisfy the requirements for performance-based compensation under Section 162(m) of the Code does not constitute performance-based compensation for other purposes, including Section 409A of the Code.

          2.28          "Plan" means the Spartan Stores, Inc. Stock Incentive Plan of 2005 as set forth herein, as it may be amended from time to time.

          2.29          "Restricted Period" means the period of time during which Restricted Stock, Restricted Stock Units or other stock-based or stock-related awards that are awarded under the Plan are subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Sections 7 or 8. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

          2.30          "Restricted Stock" means Common Stock awarded to a Participant pursuant to Section 7 of the Plan while such Common Stock remains subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Section 7.

          2.31          "Restricted Stock Unit" means an award to a Participant pursuant to Section 7 of the Plan and described as a "Restricted Stock Unit" in Section 7.

          2.32          "Retirement" means the termination of employment as a result of retirement on or after one or more of the retirement dates specified in the Spartan Stores, Inc. Cash Balance Pension Plan, or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

          2.33          "Stock Appreciation Right" or "SAR" means a right awarded to a Participant pursuant to Section 6 of the Plan, which shall entitle the Participant to receive cash, Common Stock, other property or a combination thereof, as determined by the Committee, and having a value on the date the SAR is exercised equal to the excess of (a) the Market Value of a share of Common Stock at the time of exercise over (b) the base price of the right, as established by the Committee on the date the award is granted.

          2.34          "Stock Award" means an award of Common Stock awarded to a Participant pursuant to Section 8 of the Plan.

          2.35          "Stock Option" means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may be either an incentive stock option within the meaning of Section 422(b) of the Code or a nonqualified stock option.

          2.36          "Subsidiary" means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company. The term "Subsidiary" includes present and future Subsidiaries of the Company.

SECTION 3

Administration

          3.1          Power and Authority. The Committee shall administer the Plan. The Committee may delegate any, some or all of its record keeping, calculation, payment and other ministerial or administrative authority and responsibility from time to time to and among one or more individuals, who may be members of the Committee or Associates of the Company or its Subsidiaries or Affiliates, but all actions taken pursuant to delegated authority and responsibility shall be subject to such review, change and approval by the Committee as the Committee considers appropriate. Except as limited in the Plan or as may be necessary to ensure, to the extent that the Committee so desires, that the Plan provides

Performance-Based Compensation, the Committee shall have all of the express and implied powers and duties set forth in the Bylaws of the Company and the Plan, shall have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan and shall have full power and authority to supervise the administration of the Plan and Incentive Awards granted under the Plan and to make all other determinations and do all things considered necessary or advisable for the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it considers advisable.

          3.2          Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards as the Committee may consider necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants; (b) the nature and, subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise or purchase price, the manner in which an Incentive Award will vest or become exercisable and the form of payment for the Incentive Award); (c) the time or times when Incentive Awards will be granted; (d) the duration of each Incentive Award; and (e) the restrictions and other conditions to which payment or vesting of Incentive Awards may be subject.

          3.3          Amendments or Modifications of Incentive Awards. Subject to Section 12, the Committee shall have the authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect and provided such actions do not cause an Incentive Award not already subject to Section 409A of the Code to become subject to Section 409A of the Code, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award; provided that any increase in the number of shares of an Incentive Award other than pursuant to Section 4.3 shall be considered to be a new grant with respect to such additional shares for purposes of Section 409A of the Code and such new grant shall be made at Market Value on the date of grant; (b) extend the term of an Incentive Award to a date that is no later than the earlier of the latest date upon which the Incentive Award could have expired by its terms under any circumstances or the 10th anniversary of the date of grant (for purposes of clarity, as permitted under Section 409A of the Code, if the term of a Stock Option is extended at a time when the Stock Option exercise price equals or exceeds the Market Value, it will not be an extension of the term of the Stock Option, but instead will be treated as a modification of the Stock Option and a new Stock Option will be treated as having been granted); (c) accelerate the exercisability or vesting or otherwise terminate, waive or modify any restrictions relating to an Incentive Award; (d) accept the surrender of any outstanding Incentive Award; and (e) to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards; provided, however, that such grant of new Incentive Awards shall be considered to be a new grant for purposes of Section 409A of the Code and shall be made at Market Value on the date of grant and, provided further, that Incentive Awards issued under the Plan may not be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price or base price of such Incentive Awards to the same Participants.

          3.4          Indemnification of Committee Members. Neither any member or former member of the Committee, nor any individual or group to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. This Section 3.4 shall not be construed as limiting the Company's or any Subsidiary's ability to terminate or otherwise alter the terms and conditions of the employment of an individual or group exercising delegated authority or responsibility with respect to the Plan, or to discipline any such person. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

SECTION 4

Shares Subject to the Plan

          4.1          Number of Shares. Subject to adjustment as provided in Section 4.3 of the Plan, the total number of shares available for Incentive Awards under the Plan shall be 2,200,000 shares of Common Stock; plus shares subject to Incentive Awards that are canceled, surrendered, modified, exchanged for substitute Incentive Awards or that expire or terminate prior to the exercise or vesting of the Incentive Awards in full and shares that are surrendered to the Company in connection with the exercise or vesting of Incentive Awards, whether previously owned or otherwise subject to such Incentive Awards; provided, that not more than 75% of the shares authorized for issuance under the Plan pursuant to this Section 4.1 may be issued as Incentive Awards other than Stock Options or Stock Appreciation Rights. Such shares shall be authorized and may be unissued shares, shares issued and repurchased by the Company (including shares purchased on the open market), shares issued and otherwise reacquired by the Company and shares otherwise held by the Company. [Editorial note: the proposed amendment would increase the maximum total number of shares of common stock that may be issued under the Incentive Plan from 1,200,000 to 2,200,000. The text presented above reflects the proposed amendment.]

          4.2          Limitation Upon Incentive Awards. No Participant shall be granted, during any calendar year, Incentive Awards with respect to more than 25% of the total number of shares of Common Stock available for Incentive Awards under the Plan set forth in Section 4.1 of the Plan, subject to adjustment as provided in Section 4.3 of the Plan, but only to the extent that such adjustment will not affect the status of any Incentive Award theretofore issued or that may thereafter be issued as Performance-Based Compensation. The purpose of this Section 4.2 is to ensure that the Plan provides Performance-Based Compensation and this Section 4.2 shall be interpreted, administered and amended if necessary to achieve that purpose.

          4.3          Adjustments.

          (a)          Stock Dividends and Distributions. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization or other general distribution of Common Stock or other securities to holders of Common Stock, the number and kind of securities subject to Incentive Awards and available for issuance under the Plan, together with applicable exercise prices and base prices, shall be adjusted in such manner and at such time as shall be equitable under the circumstances. No fractional shares shall be issued pursuant to the Plan and any fractional shares resulting from such adjustments shall be eliminated from the respective Incentive Awards.

          (b)          Other Actions Affecting Common Stock. If there occurs, other than as described in Section 4.3(a), any merger, business combination, recapitalization, reclassification, subdivision or combination approved by the Board that would result in the persons who were shareholders of the Company immediately prior to the effective time of any such transaction owning or holding, in lieu of or in addition to shares of Common Stock, other securities, money and/or property (or the right to receive other securities, money and/or property) immediately after the effective time of such transaction, then the outstanding Incentive Awards (including exercise prices and base prices) and reserves for Incentive Awards under the Plan shall be adjusted in such manner and at such time as shall be equitable under the circumstances. It is intended that in the event of any such transaction, Incentive Awards under the Plan shall entitle the holder of each Incentive Award to receive (upon exercise in the case of Stock Options and SARs), in lieu of or in addition to shares of Common Stock, any other securities, money and/or property receivable upon consummation of any such transaction by holders of Common Stock with respect to each share of Common Stock outstanding immediately prior to the effective time of such transaction; upon any such adjustment, holders of Incentive Awards under the Plan shall have only the right to receive in lieu of or in addition to shares of Common Stock such other securities, money and/or other property as provided by the adjustment.

SECTION 5

Stock Options

          5.1          Grant. A Participant may be granted one or more Stock Options under the Plan. No Participant shall have any rights as a shareholder with respect to any shares of stock subject to Stock Options granted hereunder until said shares have been issued. For purposes of determining the number of shares available under the Plan, each Stock Option shall count as the number of shares of Common Stock subject to the Stock Option. Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan. Subject to the limitation imposed by Section 4.2 of the Plan, the Committee shall have complete discretion in determining the number of Stock Options granted to each Participant. The Committee may designate whether or not a Stock Option is to be considered an incentive stock option as defined in Section 422(b) of the Code; provided, that the number of shares of Common Stock that may be designated as subject to incentive stock options for any given Participant shall be limited to that number of shares that become exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its Subsidiaries) and have an aggregate Market Value less than or equal to $100,000 (or such other amount as may be set forth in relevant sections of the Code) and all shares subject to an Incentive Award that have a Market Value in excess of such aggregate amount shall automatically be subject to Stock Options that are not incentive stock options. No Stock Option granted to a Director who is not an Associate shall be considered an incentive stock option under Section 422(b) of the Code.

          5.2          Stock Option Agreements. Stock Options shall be evidenced by stock option agreements, certificates of award, or both, containing the terms and conditions applicable to such Stock Options. To the extent not covered by a stock option agreement or certificate of award, the terms and conditions of this Section 5 shall govern.

          5.3          Stock Option Exercise Price. The per share Stock Option exercise price shall be determined by the Committee, but shall be a price that is equal to or greater than 100% of the Market

Value on the date of grant (or such higher amount as may be necessary under Section 5.5 below). The date of grant of a Stock Option shall be the date the Stock Option is authorized by the Committee or a future date specified by the Committee as the date for issuing the Stock Option.

          5.4          Medium and Time of Payment. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable in cash or, if the Committee consents or provides in the applicable stock option agreement or grant, in Mature Shares or other consideration substantially equivalent to cash. The time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option, provided that such amendment would not cause a Stock Option to become subject to Section 409A of the Code. Except as limited by the Act, the Sarbanes-Oxley Act of 2002 or other laws, rules or regulations, the Committee may from time to time authorize payment of all or a portion of the Stock Option exercise price in the form of a promissory note or other deferred payment installments according to such terms as the Committee may approve; provided, however, that such promissory note or other deferred payment installments shall be with full recourse and shall bear a market rate of interest. The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided. The Committee may implement a program for the broker-assisted cashless exercise of Stock Options.

          5.5          Stock Options Granted to 10% Shareholders. No Stock Option granted to any Participant who at the time of such grant owns, together with stock attributed to such Participant under Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries may be designated as an incentive stock option, unless such Stock Option provides an exercise price equal to at least 110% of the Market Value on the date of grant and the exercise of the Stock Option after the expiration of five years from the date of grant of the Stock Option is prohibited by its terms.

          5.6          Limits on Exercisability. Except as set forth in Section 5.5, Stock Options shall be exercisable for such periods, not to exceed 10 years from the date of grant, as may be fixed by the Committee. At the time of exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to the distribution thereof. The Committee may in its discretion require a Participant to continue the Participant's service with the Company or its Subsidiaries for a certain length of time prior to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions.

          5.7          Restrictions on Transferability.

          (a)          General. Unless the Committee otherwise consents or permits (before or after the stock option grant) or unless the stock option agreement or grant provides otherwise, Stock Options granted under the Plan may not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution, and, as a condition to any transfer permitted by the Committee or the terms of the stock option agreement or grant, the transferee must execute a written agreement permitting the Company to withhold from the shares subject to the Stock Option a number of shares having a Market Value at least equal to the amount of any federal, state or local withholding or other taxes associated with or resulting from the exercise of a Stock Option. All provisions of a Stock Option that are determined with reference to the Participant, including without limitation those that refer to the Participant's employment with the Company or its Subsidiaries, shall continue to be determined with reference to the Participant after any transfer of a Stock Option.

          (b)          Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to the exercise of a Stock Option under the Plan as the

Committee deems advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or "claw-back" provisions, and restrictions under applicable federal or state securities laws.

          5.8          Termination of Employment or Directorship Status. Unless the Committee otherwise consents or permits (before or after the stock option grant) or unless the stock option agreement or grant provides otherwise:

          (a)          General. If a Participant ceases to be a Director or an Associate for any reason other than the Participant's death, Disability, Retirement (in the case of Associates only) or termination for Cause, the Participant may exercise his or her Stock Options in accordance with their terms for a period of three months after such termination of employment or directorship status, but only to the extent the Participant was entitled to exercise the Stock Options on the date of termination. For purposes of the Plan, the following shall not be considered a termination of employment: (i) a transfer of an employee among the Company and its Subsidiaries; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided that the employee's right to re-employment is guaranteed by statute, contract or written policy of the Company; or (iv) a termination of employment as an officer with continued service as an Associate. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the Associate is no longer obligated to perform services for the Company or any of its Subsidiaries and the Associate's right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the Associate continues to receive compensation from the Company or any of its Subsidiaries after such date.

          (b)          Death. If a Participant dies either while an Associate or Director or after the termination of employment or directorship other than for Cause but during the time when the Participant could have exercised a Stock Option, the Stock Option issued to such Participant shall be exercisable in accordance with its terms by the personal representative of such Participant or other successor to the interest of the Participant for one year after the Participant's death, but only to the extent that the Participant was entitled to exercise the Stock Option on the date of death or termination of employment or directorship, whichever first occurred, and not beyond the original terms of the Stock Option.

          (c)          Disability. If a Participant ceases to be an Associate or Director of the Company or one of its Subsidiaries due to the Participant's Disability, the Participant may exercise his or her Stock Options in accordance with their terms for one year following such termination of employment or directorship, but only to the extent that the Participant was entitled to exercise the Stock Options on the date of such event and not beyond the original terms of the Stock Options.

          (d)          Participant Retirement. If a Participant Retires as an Associate, Stock Options granted under the Plan to that Participant may be exercised in accordance with their terms during the remaining terms of the Stock Options.

          (e)          Termination for Cause. If a Participant's employment is terminated for Cause or the Participant is removed as a Director for Cause, the Participant shall have no further right to exercise any Stock Options previously granted. The Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination or removal is for Cause.

          (f)          Entering into Competition. Notwithstanding anything herein or set forth in the Participant's stock option agreement or certificate of award to the contrary, if a Participant enters into Competition with the Company, the Participant shall have no further right to exercise any Stock Options previously granted. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a Participant has entered into Competition with the Company.

SECTION 6

Stock Appreciation Rights

          6.1          Grant. A Participant may be granted one or more Stock Appreciation Rights under the Plan and such SARs shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. A SAR may relate to a particular Stock Option and may be granted simultaneously with or subsequent to the Stock Option to which it relates. Except to the extent otherwise modified in the grant, (i) SARs not related to a Stock Option shall be granted subject to the same terms and conditions applicable to Stock Options as set forth in Section 5, and (ii) all SARs related to Stock Options granted under the Plan shall be granted subject to the same restrictions and conditions and shall have the same vesting, exercisability, forfeiture and termination provisions as the Stock Options to which they relate. SARs may be subject to additional restrictions and conditions. The per-share base price for exercise or settlement of SARs shall be determined by the Committee, but shall be a price that is equal to or greater than the Market Value of such shares on the date of the grant. Other than as adjusted pursuant to Section 4.3, the base price of SARs may not be reduced without shareholder approval (including canceling previously awarded SARs and regranting them with a lower base price).

          6.2          Exercise; Payment. To the extent a SAR relates to a Stock Option, the SAR may be exercised only when the related Stock Option could be exercised and only when the Market Value of the shares subject to the Stock Option exceeds the exercise price of the Stock Option. When a Participant exercises such SARs, the Stock Options related to such SARs shall automatically be cancelled with respect to an equal number of underlying shares. Unless the Committee decides otherwise (in its sole discretion), SARs shall only be paid in cash or in shares of Common Stock. For purposes of determining the number of shares available under the Plan, each Stock Appreciation Right shall count as one share of Common Stock, without regard to the number of shares, if any, that are issued upon the exercise of the Stock Appreciation Right and upon such payment.

SECTION 7

Restricted Stock and Restricted Stock Units

          7.1          Grant. Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, Restricted Stock and Restricted Stock Units may be granted to Participants under the Plan. Shares of Restricted Stock are shares of Common Stock the retention, vesting and/or transferability of which is subject, during specified periods of time, to such conditions (including continued employment and/or achievement of performance goals established by the Committee pursuant to Section 10) and terms as the Committee deems appropriate. Restricted Stock Units are Incentive Awards denominated in units of Common Stock under which the issuance of shares of Common Stock is subject to such conditions (including continued employment and/or achievement of performance goals established by the Committee pursuant to Section 10) and terms as the Committee deems appropriate. For purposes of determining the number of shares available under the Plan, each Restricted Stock Unit shall count as the number of shares of Common Stock subject to the Restricted Stock Unit. Unless determined otherwise by the Committee, each Restricted Stock Unit shall be equal to one share of Common Stock and shall entitle a Participant to either shares of Common Stock or an amount of cash determined with reference to the value of shares of Common Stock. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in cash, in shares of Common Stock or in a combination thereof. Restricted Stock Units shall be settled no later than the 15th day of the third month after the Restricted Stock Units vest. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but shall be consistent with the terms of the Plan. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which awards of Restricted Stock or Restricted Stock Units, or shares of Common Stock issuable pursuant to Restricted Stock Unit awards, shall be sold or awarded to a Participant, which may vary from time to time and among Participants.

          7.2          Restricted Stock Agreements. Awards of Restricted Stock and Restricted Stock Units shall be evidenced by restricted stock or restricted stock unit agreements or certificates of award containing such terms and conditions, consistent with the provisions of the Plan, as the Committee shall from time to time determine. Unless the restricted stock or restricted stock unit agreement or certificate of award provides otherwise, awards of Restricted Stock and Restricted Stock Units shall be subject to the terms and conditions set forth in this Section 7.

          7.3          Vesting. The grant, issuance, retention, and vesting of shares of Restricted Stock and Restricted Stock Units and the settlement of Restricted Stock Units shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or issuance of, the ability to retain and the vesting and/or the settlement of Restricted Stock Units and shares of Restricted Stock subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Committee.

          7.4          Termination of Employment or Directorship Status. Unless the Committee otherwise consents or permits (before or after the grant of Restricted Stock or Restricted Stock Units) or unless the restricted stock or restricted stock unit agreement or grant provides otherwise:

          (a)          General. If a Participant ceases to be a Director or Associate during the Restricted Period for any reason other than death, Disability, Retirement (in the case of Associates only) or termination for Cause, each share of Restricted Stock and Restricted Stock Unit still subject in full or in part to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the following shall not be considered a termination of employment: (i) a transfer of an employee from the Company to any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days duly authorized in writing by the Company, provided that the employee's right to re-employment is guaranteed by statute, contract or written policy of the Company; or (iv) a termination of employment as an officer with continued service as an Associate. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the Associate is no longer obligated to perform services for the Company or any of its Subsidiaries and the Associate's right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the Associate continues to receive compensation from the Company or any of its Subsidiaries after such date.

          (b)          Death, Retirement or Disability. In the event a Participant terminates his or her employment or directorship with the Company because of death, Disability or (in the case of Associates only) Retirement during the Restricted Period, the restrictions remaining on any or all shares of Restricted Stock and Restricted Stock Units shall terminate automatically with respect to that respective number of such shares or Restricted Stock Units (rounded to the nearest whole number) equal to the respective total number of such shares or Restricted Stock Units granted to such Participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective Restricted Period. All remaining shares of Restricted Stock and Restricted Stock Units shall be forfeited and returned to the Company; provided, that the Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares of Restricted Stock and Restricted Stock Units either before or after the death, Disability or Retirement of the Participant.

          (c)          Termination for Cause. If a Participant's employment is terminated for Cause or the Participant is removed as a Director for Cause, the Participant shall have no further right to receive any Restricted Stock or Restricted Stock Units and all Restricted Stock and Restricted Stock Units still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination or removal is for Cause.

          (d)          Entering into Competition. Notwithstanding anything herein or set forth in the Participant's restricted stock or restricted stock unit agreement or certificate of award to the contrary, if a Participant enters into Competition with the Company, the Participant shall have no further right to receive any Restricted Stock or Restricted Stock Units and all Restricted Stock and Restricted Stock Units still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a Participant has entered into Competition with the Company.

          7.5          Restrictions on Transferability.

          (a)          General. Unless the Committee otherwise consents or permits or unless the terms of the restricted stock or restricted stock unit agreement or grant provide otherwise: (i) neither shares of Restricted Stock nor Restricted Stock Units may be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated during the Restricted Period except by will or the laws of descent and distribution; and (ii) all rights with respect to Restricted Stock and Restricted Stock Units granted to a Participant under the Plan shall be exercisable during the Participant's lifetime only by such Participant or his or her guardian or legal representative.

          (b)          Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to an award of Restricted Stock or issuable pursuant to Restricted Stock Unit awards under the Plan as the Committee considers advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or "claw-back" provisions, and restrictions under applicable federal or state securities laws.

          7.6          Legending of Restricted Stock. In addition to any other legend that may be set forth on a Participant's share certificate, such certificates, if any, evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

The shares represented by this certificate were issued subject to certain restrictions under the Spartan Stores, Inc. Stock Incentive Plan of 2005 (the "Plan"). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events. Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.

The Committee may require that certificates, if any, representing shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Subsidiary until any restrictions applicable to shares of Restricted Stock so retained have been satisfied or lapsed.

          7.7          Rights as a Shareholder. A Participant shall have all dividend, liquidation and other rights with respect to Restricted Stock held of record by such Participant as if the Participant held unrestricted Common Stock; provided, that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this Section 7 and the terms and conditions set forth in the Participant's restricted stock agreement. Unless the Committee otherwise determines or unless the terms of the applicable restricted stock unit agreement or grant provide otherwise, a Participant shall have all dividend and liquidation rights with respect to shares of Common Stock subject to awards of Restricted Stock Units held by such Participant as if the Participant held unrestricted Common Stock. Unless the Committee determines otherwise or unless the terms of the applicable restricted stock or restricted stock unit agreement or grant provide otherwise, any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock and shares of Common Stock subject to unvested Restricted Stock Units shall be subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate. Any dividend payment with respect to Restricted Stock or Restricted Stock Units shall be made no later than the 15th day of the third month following the date the dividends are paid to shareholders.

          7.8          Voting Rights. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Restricted Period. Participants shall have no voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company's stock ledger.

SECTION 8

Stock-Based Awards

          8.1          Grant. Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, in addition to any Stock Options, Stock Appreciation Rights, Restricted Stock, or Restricted Stock Units that a Participant may be granted under the Plan, a Participant may be granted one or more other types of awards based on or related to shares of Common Stock (including the grant of Stock Awards). Such awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. Notwithstanding the previous sentence, Stock Awards shall be settled no later than the 15th day of the third month after the awards vest. Such awards shall be expressed in terms of shares of Common Stock or denominated in units of Common Stock. For purposes of determining the number of shares available under the Plan, each such unit shall count as the number of shares of Common Stock to which it relates.

          8.2          Rights as a Shareholder.

          (a)          Stock Awards. A Participant shall have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Stock Award under this Section 8 upon the Participant becoming the holder of record of the Common Stock granted pursuant to such Stock Award; provided, that the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to a Stock Award as it considers appropriate. Any dividend payment with respect to a Stock Award shall be made no later than the 15th day of the third month following the date the dividends are paid to shareholders.

          (b)          General. With respect to shares of Common Stock subject to awards granted under the Plan other than Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Awards, a Participant shall have such rights as determined by the Committee and set forth in the respective award agreements; and the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to such awards as it considers appropriate.

SECTION 9

Change in Control

          9.1          Acceleration of Vesting. If a Change in Control of the Company shall occur, then, unless the Committee or the Board otherwise determines with respect to one or more Incentive Awards, without action by the Committee or the Board: (a) all outstanding Stock Options and Stock Appreciation Rights shall become immediately vested and exercisable in full and shall remain exercisable during the remaining terms thereof, regardless of whether the Participants to whom such Stock Options and Stock Appreciation Rights have been granted remain in the employ or service of the Company or any Subsidiary; and (b) all other outstanding Incentive Awards shall become immediately fully vested and exercisable and nonforfeitable.

          9.2          Cash Payment for Stock Options and Stock Appreciation Rights. If a Change in Control of the Company shall occur, then the Committee, in its sole discretion and without the consent of any Participant affected thereby, may determine that some or all Participants holding outstanding Stock Options and/or Stock Appreciation Rights shall receive, with respect to some or all of the shares of Common Stock subject to such Stock Options and/or Stock Appreciation Rights, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the greater of the excess of (a) the highest sales price of the shares on Nasdaq on the date immediately prior to the effective date of such Change in Control of the Company or (b) the highest price per share actually paid in connection with any Change in Control of the Company, over the exercise price per share of such Stock Options and/or the base price per share of such Stock Appreciation Rights. Upon a Participant's receipt of such amount with respect to some or all of his or her Stock Options and/or Stock Appreciation Rights, the respective Stock Options and/or Stock Appreciation Rights shall be cancelled and may no longer be exercised by such Participant.

SECTION 10

Performance Measures

          10.1          Performance Measures. Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Section 10, the performance goals upon which the payment or vesting of an Incentive Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings;
(b)	Earnings before or after taxes, interest, depreciation, and/or amortization;
(c)	Earnings per share, reflecting dilution of the Common Stock as the Committee deems appropriate and, if the Committee so determines, net of or including dividends;
(d)	Net sales;
(e)	Net sales growth;
(f)	Return measures (including, but not limited to, return on assets, capital, equity, or sales);
(g)	Cash flow (including, but not limited to, operating cash flow and free cash flow);
(h)	Cash flow return on capital;
(i)	Gross or operating margins;
(j)	Productivity ratios;
(k)	Share price (including, but not limited to, growth measures and total shareholder return);
(l)	Expense or cost levels;
(m)	Margins;
(n)	Operating efficiency;
(o)	Customer satisfaction, satisfaction based on specified objective goals or a Company-sponsored customer survey;
(p)	Working capital targets;
(q)	Economic value added measurements;
(r)	Market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas;
(s)	Aggregate product price and other product measures;
(t)	Reduction of losses, loss ratios or expense ratios;
(u)	Reduction in fixed costs;
(v)	Inventory turnover;
(w)	Debt reduction;
(x)	Associate turnover;
(y)	Specified objective social goals; and
(z)	Safety record.

One or more Performance Measures may be used to measure the performance of one or more of the Company, its Subsidiaries, its Affiliates, any Business Units of any of them or any combination of the foregoing, compared to pre-determined levels, as the Committee may deem appropriate, or compared to the performance of a pre-established peer group, or published or special index that the Committee, in its sole discretion, deems appropriate; or the Committee may select Performance Measure (k) above (with respect to the Company) as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Incentive Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 10.

          10.2          Evaluation of Performance. The Committee may provide in any such Incentive Award that any evaluation of performance may include or exclude any of the following events or their effects that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable fiscal year, (f) acquisitions, divestitures or accounting changes, (g) foreign exchange gains and losses, and (h) other special charges or extraordinary items. To the extent such inclusions or exclusions affect Incentive Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

          10.3          Committee Discretion. In the event that applicable tax laws, securities laws, or both, change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Incentive Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and may base vesting on Performance Measures other than those set forth in Section 10.1.

          10.4          Adjustment of Performance-Based Compensation. Incentive Awards that are designed to qualify as Performance-Based Compensation, and that are held by Covered Employees, may not be increased or adjusted upward. The Committee shall retain the discretion to decrease or adjust such Incentive Awards downward, and such Incentive Awards may be forfeited in whole or in part.

          10.5          Performance-Based Compensation Conditioned on Performance. Payment of Performance-Based Compensation to a Participant for a Performance Period under this Plan shall be entirely contingent upon achievement of the performance goals established by the Committee pursuant to this Section 10, the satisfaction of which must be substantially uncertain when established by the Committee for the Performance Period.

          10.6          Time of Determination of Performance Goals by Committee. All performance goals to be made by the Committee for a Performance Period pursuant to this Section 10 shall be established in writing by the Committee during the first 90 days of such Performance Period and before 25% of the Performance Period has elapsed.

          10.7          Objective Standards. Performance-Based Compensation shall be based solely upon objective criteria, consistent with this Section 10, from which an independent third party with knowledge of the facts could determine whether the performance goal or range of goals is met and from that determination could calculate the Performance-Based Compensation to be paid. Although the Committee has authority to exercise reasonable discretion to interpret this Plan and the criteria it shall specify pursuant to this Section 10 of the Plan, it may not amend or waive such criteria after the 90th day of the respective Performance Period. The Committee shall have no authority or discretion to increase any Performance-Based Compensation or to construct, modify or apply the measurement of a Participant's Performance in a manner that will directly or indirectly increase the Performance-Based Compensation for the Participant for any Performance Period above the amount determined by the applicable objective standards established within the time period set forth in Section 10.6.

Section 11

General Provisions

          11.1          No Rights to Incentive Awards. No Participant or other person shall have any claim to be granted any Incentive Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards under the Plan. The terms and conditions of Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant.

          11.2          Withholding. The Company or a Subsidiary shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award. Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise or vesting of an Incentive Award or by delivery to the Company of previously owned Common Stock. The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate.

          11.3          Compliance With Laws; Listing and Registration of Shares. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issuance or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

          11.4          No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of Stock Options and other stock-based and stock-related awards, and such arrangements may be either generally applicable or applicable only in specific cases.

          11.5          No Right to Employment. The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with the Participant.

          11.6          No Liability of Company. The Company and any Subsidiary or Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (a) the non-issuance or non-sale of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares hereunder; (b) any tax consequence to any

Participant or other person due to the receipt, exercise or settlement of any Incentive Award granted hereunder; and (c) any provision of law or legal restriction that prohibits or restricts the transfer of shares of Common Stock issued pursuant to any Incentive Award.

          11.7          Suspension of Rights under Incentive Awards. The Company, by written notice to a Participant, may suspend a Participant's and any transferee's rights under any Incentive Award for a period not to exceed 60 days while the termination for Cause of that Participant's employment with the Company and its Subsidiaries is under consideration or while the removal for Cause of the Participant as a Director is under consideration.

          11.8          Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

          11.9          Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, unless such construction would cause the Plan to fail in its essential purposes.

SECTION 12

Termination and Amendment

          12.1          Board and Committee Actions. The Board may terminate the Plan at any time or may from time to time amend or alter the Plan or any aspect of it as it considers proper and in the best interests of the Company; provided, that no such amendment may be made, without the approval of shareholders of the Company, that would (i) reduce the exercise price at which Stock Options, or the base price at which Stock Appreciation Rights, may be granted below the prices provided for in Sections 5.3 and 6.1, respectively (ii) reduce the exercise price of outstanding Stock Options or the base price of outstanding Stock Appreciation Rights, (iii) increase the individual maximum limits in Section 4.2 or (iv) otherwise amend the Plan in any manner requiring shareholder approval by law or under Nasdaq listing requirements or other applicable Nasdaq rules.

          12.2          No Impairment. Notwithstanding anything to the contrary in Section 12.1, no such amendment or alteration to the Plan or to any previously granted award agreement or Incentive Award shall be made which would impair the rights of the holder of the Incentive Award, without such holder's consent; provided, that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration is required or advisable in order for the Company, the Plan or the Incentive Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

SECTION 13

Effective Date and Duration of the Plan

          The Plan shall take effect May 11, 2005, subject to approval by the shareholders at the 2005 Annual Meeting of Shareholders or any adjournment thereof or at a Special Meeting of Shareholders. Unless earlier terminated by the Board of Directors, no Incentive Award shall be granted under the Plan after May 10, 2015.

Appendix B

Spartan Stores, Inc.
Associate Stock Purchase Plan of 2009

SECTION 1
PURPOSE OF PLAN

          The purpose of the Spartan Stores, Inc. Associate Stock Purchase Plan of 2009 is to encourage Associates of the Company and the Company's Subsidiaries to promote the best interests of the Company and to align the interests of Associates with the Company's shareholders by permitting Eligible Associates to purchase shares of the Company's Common Stock at a price less than the Market Price of the Common Stock. The purchase of Common Stock under the Plan is intended to qualify as the exercise of an option granted under, and the Plan is intended to qualify as, an employee stock purchase plan under Section 423 of the Code.

SECTION 2
DEFINITIONS

          The following words have the following meanings unless a different meaning is plainly required by the context:

2.1	"Associate" means an employee of the Company or one of its Subsidiaries.

2.2	"Board" means the Board of Directors of the Company.

2.3

"Code" means the Internal Revenue Code of 1986, as amended. Each reference herein to a section or sections of the Code shall, unless otherwise noted, be deemed to include a reference to the rules and regulations issued under such section(s) of the Code.

2.4	"Committee" means the Compensation Committee of the Board or such other committee as the Board may from time to time designate to administer the Plan.

2.5	"Common Stock" means the Company's common stock, no par value.

2.6	"Company" means Spartan Stores, Inc., a Michigan corporation, and its successors and assigns.

2.7

"Election Form" means a notice (in a form approved by the Company) that an Eligible Associate must complete to participate in the Plan and authorize payroll deductions to be made on the Eligible Associate's behalf under the Plan.

2.8

Subject to Section 5 below, "Eligible Associates" means all present and future active Associates of the Company and its Subsidiaries, except (a) Associates whose customary employment by the Company or its Subsidiaries is (i) less than 20 hours per week or (ii) not more than five months in any calendar year and (b) Associates who have been employed by the Company or a Subsidiary for less than one year.

2.9	"Market Value" shall equal the closing price of Common Stock reported on Nasdaq on the date of grant, or if Nasdaq is closed on that date, the last preceding date on which

Nasdaq was open for trading and on which shares of Common Stock were traded. If the Common Stock is not listed on Nasdaq, the Market Value shall be determined by any means deemed fair and reasonable by the Committee, taking into account such factors as it considers advisable in a manner consistent with the valuation principles of Section 409A of the Code, except when the Committee expressly determines not to use Section 409A valuation principles, which determination shall be final and binding on all parties.

2.10

"Option Period" means each calendar quarter, beginning on the first day of each such calendar quarter and ending on the last day of such calendar quarter, or such other time as may be established by the Committee, except that in no event shall an Option Period under the Plan have a duration in excess of twenty-seven (27) months (or such shorter period as may be permitted under Code Section 423).

2.11	"Nasdaq" means the Nasdaq Global Select Market or other tier of the Nasdaq Stock Market on which the Company's common stock is traded.

2.12	"Participating Associate" means an Eligible Associate who has elected to participate in the Plan in accordance with Section 6.1 below.

2.13	"Payroll Deduction Account" means the account established on behalf of a Participating Associate pursuant to Section 7.1 below, to which his or her payroll deductions shall be credited.

2.14

"Permanent Disability" or "Disability" means an inability of a Participating Associate to perform his or her employment duties due to physical or mental disability for a continuous period of one hundred eighty days (180) days or longer and the Participating Associate is eligible for benefits under the Company's long-term disability policy.

2.15	"Plan" means the Spartan Stores, Inc. Associate Stock Purchase Plan of 2009 as set forth herein, as it may be amended from time to time.

2.16	"Purchase Price" means the purchase price for a share of Common Stock to be paid by a Participating Associate on a Stock Purchase Date, as determined under Section 8.1 below.

2.17

"Retirement" means the termination of employment as a result of retirement on or after one or more of the retirement dates specified in the Spartan Stores, Inc. Cash Balance Pension Plan or any successor to that plan.

2.18

"Stock Purchase Date" means a date on which shares of Common Stock are purchased pursuant to the Plan. Unless otherwise determined by the Committee, the Stock Purchase Date shall be the last working day of each Option Period during the term of the Plan.

2.19

"Subsidiary" means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company. The term "Subsidiary" includes present and future Subsidiaries of the Company.

SECTION 3
ADMINISTRATION

          3.1          General. The Committee shall administer the Plan. The Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules, regulations and procedures relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations shall be final and binding upon all persons unless otherwise determined by the Board. The Committee may delegate responsibility for administering the Plan to associates of Company or such other persons (including a third parties) as the Committee may deem appropriate, subject to the express provisions of the Plan.

          3.2          Indemnification of Committee Members. Neither any member or former member of the Committee, nor any individual or group to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

SECTION 4
STOCK SUBJECT TO THE PLAN

          4.1          Number of Shares of Common Stock. There shall be reserved for issuance and purchase by Eligible Associates under the Plan an aggregate of 200,000 shares of Common Stock, subject to adjustment as provided in Section 4.2. Shares of Common Stock available under the Plan may be authorized and unissued shares or shares repurchased by the Company.

          4.2          Adjustments. Subject to any required action by the shareholders of the Company, the number of shares covered by each option under the Plan which has not yet been exercised, the maximum share number set forth in Section 8.3, and the number of Shares which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the "Reserves" ), as well as the price per share covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, any change in the corporate structure (including, without limitation, a spin-off) or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company. Conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.

SECTION 5
ELIGIBILITY

          Participation in the Plan shall be open only to Eligible Associates. No option rights may be granted under the Plan to any person who is not an Eligible Associate. No Eligible Associate shall be granted option rights under the Plan if such Associate, immediately after receiving the grant of such option rights under the Plan, would own (as determined pursuant to Sections 423(b)(3) and 424(d) of the Code) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries.

SECTION 6
PARTICIPATION AND WITHDRAWAL

          6.1          Election Form; Changes to Election Form.

          (a)          Participation by any Eligible Associate in the Plan shall be entirely voluntary. Any Eligible Associate may become a Participating Associate by completing and delivering an Election Form to the Company. Such Eligible Associate shall become a Participating Associate as of the first day of the next Option Period following the delivery of his or her Election Form, provided that the Election Form has been delivered within the time period prescribed by the Company. The Election Form will authorize specified regular payroll deductions (within the limits specified in Section 7.2 below) from the Participating Associate's periodic compensation during the time he or she is a Participating Associate.

          (b)          Payroll deductions shall be made for each Participating Associate in accordance with the Election Form and shall continue until the Participating Associate's participation terminates, the Election Form is modified or the Plan terminates. A Participating Associate may increase or decrease his or her payroll deduction (within the limits specified in Section 7.2 below) by delivering a new Election Form to the Company. The Company or the applicable Subsidiary shall deduct the modified amount from the Participating Associate's payroll beginning with the first pay date to occur on or after ten working days after the new Election Form is properly delivered. A Participating Associate may not increase or decrease his or her payroll deductions more than two times during any Option Period.

          6.2          Withdrawal. A Participating Associate may elect at any time to terminate his or her participation in the Plan by written notice delivered to the Company no later than ten working days before a pay date, or by such other time as the Committee may from time to time determine. Upon any termination by a Participating Associate, (a) the Participating Associate shall cease to be a Participating Associate, (b) his or her Election Form shall be revoked insofar as subsequent payroll deductions are concerned, (c) the amount in the Participating Associate's Payroll Deduction Account, as well as any unauthorized payroll deductions made after such revocation, shall be promptly refunded to the Participating Associate. An Eligible Associate who has terminated participation in the Plan shall not be eligible for reinstatement as a Participating Associate for a period of six months after such termination.

          Except as provided in Section 9 below, if a Participating Associate ceases to be an Eligible Associate, (a) no further payroll deductions shall be made on his or her behalf, and (b) the accumulated balance in his or her Payroll Deduction Account shall promptly be returned to the Participating Associate.

SECTION 7
PAYROLL DEDUCTIONS

          7.1          Payroll Deduction Account. The Company and its Subsidiaries will maintain a Payroll Deduction Account for each Participating Associate. Authorized payroll deductions shall begin with the first pay date to occur on or after the first day of the first Option Period with respect to which a Participating Associate has elected (in accordance with Section 6.1) to participate in the Plan. Payments made by Participating Associates through payroll deductions shall be credited to each Participating Associate's Payroll Deduction Account. No amounts other than payroll deductions authorized under the Plan may be credited to a Participating Associate's Payroll Deduction Account, unless the Company otherwise consents in writing. No interest shall accrue or be paid on any Payroll Deduction Account unless otherwise directed by the Committee.

          7.2          Limits on Payroll Deductions. The amount of the payroll deduction specified by a Participating Associate in his or her Election Form shall not be less than $10.00 for each pay period or such other amount as the Company may determine in its sole discretion from time to time. The Company may determine, in its sole discretion, to establish a maximum dollar amount or percentage of compensation that Participating Associates are entitled to authorize for payroll deductions during a calendar year, which limitations shall apply to all Participating Associates during that calendar year. Any such limit established by the Company shall comply with the requirements of Section 423 of the Code.

SECTION 8
PURCHASE OF COMMON STOCK

          8.1          Purchase Price. The Purchase Price for each share of Common Stock purchased on a Stock Purchase Date shall be 95% of the Market Value of the Common Stock as of that Stock Purchase Date, or such other percentage of the Market Value that the Committee may determine in its discretion from time to time that is not less than 85% of such Market Value on the Stock Purchase Date.

          8.2          Method of Purchase. Except as otherwise provided herein, each Participating Associate having funds in his or her Payroll Deduction Account on a Stock Purchase Date shall be deemed, without any further action, to have been granted and to have exercised his or her option to purchase the number of shares of Common Stock (which may include fractional shares) which the funds in his or her Payroll Deduction Account could purchase on the Stock Purchase Date. Options that are not exercised automatically shall expire immediately and in no event shall any option be exercisable beyond the periods specified in Section 423(b)(7) of the Code. If the number of available shares on a Stock Purchase Date is not sufficient to exhaust all Payroll Deduction Accounts, the available shares shall be allocated in proportion to the funds available in each Payroll Deduction Account and the Plan shall terminate.

          8.3          Limitation on Value of Common Stock to be Purchased. A Participating Associate shall not have and may not exercise any option that would permit the Participating Associate's rights to purchase Common Stock under the Plan to accrue at a rate that exceeds $25,000 of Market Value of Common Stock (determined at the time of the grant of the option) in any one calendar year, and in no event may such option rights accrue at a rate which exceeds that permitted by Section 423(b)(8) of the Code. In addition to the foregoing limitations, the maximum number of shares that may be purchased by a Participating Associate in any single Option Period is 1,500.

          8.4          Title of Accounts. Each Participating Associate's Account may be in the name of the Participating Associate or, if so indicated on the Election Form, in his or her name jointly or as tenants in common with a member of the Participating Associate's family, with right of survivorship. With the Company's consent, a Participating Associate may be permitted to (a) designate a beneficiary to receive the Common Stock held in the Participating Associate's Account upon death or (b) transfer the Common Stock held in the Account to a revocable trust for the benefit of the Participating Associate.

          8.5          Rights as a Shareholder. After a Participating Associate's Payroll Deduction Account has been charged with the amount of the Purchase Price, the Participating Employee shall have all of the rights and privileges of a shareholder of the Company with respect to shares purchased under the Plan. Subject to applicable law and the Company's Restated Articles of Incorporation and Bylaws, as amended, shares under the Plan shall be issued in uncertificated form unless the Committee determines otherwise. In addition to the provisions specified in the Plan relating to termination of a Participating Associate's participation in the Plan, a Participating Associate may withdraw the shares in his or her account in accordance with rules established by the Committee.

          8.6          Reinvestment of Dividends. The Committee may require that all or a portion of the cash dividends on any shares held by a Participating Associate under the Plan be automatically reinvested in additional shares of Common Stock.

SECTION 9
RIGHTS ON DEATH, RETIREMENT OR PERMANENT DISABILITY

          9.1          Death. If a Participating Associate dies during an Option Period, no further contributions on behalf of the deceased Participating Associate shall be made. The executor or administrator of the deceased Participating Associate's estate may elect to withdraw the balance in the Participating Associate's Payroll Deduction Account by notifying the Company in writing at least ten working days before the Stock Purchase Date in respect of such Option Period. If no election to withdraw has been made, the balance accumulated in the deceased Participating Associate's Payroll Deduction Account shall be used to purchase shares of Common Stock in accordance with Section 8 of the Plan.

          9.2          Retirement or Permanent Disability. If, during an Option Period, a Participating Associate (a) Retires or (b) incurs a Permanent Disability, no further contributions on behalf of the Retired or Disabled Participating Associate shall be made. A Retired or Disabled Participating Associate may elect to withdraw the balance in his or her Payroll Deduction Account by notifying the Company in writing at least ten working days before the Stock Purchase Date in respect of such Option Period. If no election to withdraw has been made, the balance accumulated in the Retired or Disabled Participating Associate's Payroll Deduction Account shall be used to purchase shares of Common Stock in accordance with Section 8 of the Plan. If a Retired or Disabled Participating Associate dies during the Option Period of such Participating Associate's Retirement or Permanent Disability and such Participating Associate shall not have notified the Company of his or her desire to withdraw the balance in his or her Payroll Deduction Account, the executor or administrator of such Participating Associate's estate or other legal title holder shall have all the rights provided pursuant to Section 9.1.

SECTION 10
GENERAL PROVISIONS

          10.1          Rights Not Transferable. Rights under the Plan are not transferable by a Participating Associate other than by will or the laws of descent and distribution, and are exercisable during his or her lifetime only by the Participating Associate.

          10.2          Amendment of the Plan. The Committee or the Board may at any time, and from time to time, amend the Plan in any respect; provided, however, the Plan may not, without appropriate approval of the Company's shareholders, be amended in any way that will cause the Plan to fail to meet the requirements of Section 423 of the Code.

          10.3          Suspension of the Plan. The Committee may in its discretion at any time, and from time to time, suspend the Plan. If the Plan is suspended by the Committee, the Company shall remit to each Participating Associate the aggregate amount of the Participating Associate's payroll deductions that have not been applied towards the purchase of option shares as of the date of the Plan's suspension not later than six months after such suspension, unless the Committee has reinstated the operation of the Plan prior to such time.

          10.4          Termination of the Plan. The Plan and all rights of Associates hereunder shall terminate at the earliest of:

          (a)          when all shares of Common Stock reserved under the Plan have been purchased; or

          (b)          at any time, at the discretion of the Committee or the Board.

Notice of termination shall be given to all Participating Associates, but any failure to give notice shall not impair the termination. Upon termination of the Plan, all amounts in Payroll Deduction Accounts of Participating Associates and all Common Stock held in the accounts of Participating Associates shall promptly be returned to such Participating Associates.

          10.5          Governing Law; Compliance with Law. The Plan shall be construed in accordance the laws of the state of Michigan and applicable federal law. The Company's obligation to sell and deliver shares of Common Stock hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The Company may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines may be required to withhold or pay in connection with a Participating Associate's participation in the Plan.

          10.6          Not an Employment Contract. The Plan shall not be deemed to constitute a contract of employment between the Company or any Subsidiary and any Eligible Associate or Participating Associate or to be consideration or inducement for the employment of any Eligible Associate or Participating Associate. The Plan shall not be deemed to give any Participating Associate or Eligible Associate the right to be retained as an Associate or in any other service of the Company or any Subsidiary, or to interfere with the right of the Company or any Subsidiary to discharge any Participating Associate or Eligible Associate at any time regardless of the effect that such discharge shall have upon such person as a participant in the Plan.

          10.7          Investment Intent. The Committee may require a Participating Associate to confirm that he or she is purchasing with investment intent and not with a view to resale or other distribution.

          10.8          Effective Dates. Subject to shareholder approval at the 2009 Annual Meeting of Shareholders, the first Option Period under the Plan shall commence on October 1, 2009, or such other time as may be established by the Company. If the Company's shareholders do not approve the Plan at the 2009 Annual Meeting of Shareholders, the Plan shall automatically terminate.

SPARTAN STORES, INC.
850 76th Street S.W.
P.O. Box 8700
Grand Rapids, Michigan 49518

Spartan Stores, Inc. will be holding its Annual Meeting of Shareholders on August 12, 2009. The enclosed Notice of Annual Meeting provides information regarding the matters that are expected to be voted on at the meeting. Your vote is important to us. Even if you plan to attend the meeting, please read the enclosed materials and vote through the Internet, by telephone or by mailing the Proxy Card below.

Telephone and Internet Voting.

On the reverse side of this card are instructions on how to vote through the Internet or by telephone. Please consider voting through one of these methods. Your vote is recorded as if you mailed in your Proxy. We believe voting through the Internet or by telephone is convenient, and it also saves money.

Thank you in advance for your participation in our 2009 Annual Meeting.

Spartan Stores, Inc.
â Please fold and detach card at perforation before mailing. â
SPARTAN STORES, INC.	PROXY

1.	Election of Directors.

	Nominees:	(01)	M. Shân Atkins	(02)	Dr. Frank M. Gambino	(03)	Timothy J. O'Donovan

		☐	FOR all	☐	WITHHOLD all	☐	FOR all except (*)

*(INSTRUCTION: To withhold authority to vote for any individual nominee, strike that nominee's name in the list above.)

Your Board of Directors Recommends that You Vote FOR ALL NOMINEES

2.	Proposal to amend the Spartan Stores, Inc. Stock Incentive Plan of 2005.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

Your Board of Directors Recommends that You Vote FOR this Proposal

3.	Proposal to approve the Spartan Stores, Inc. Associate Stock Purchase Plan of 2009.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

Your Board of Directors Recommends that You Vote FOR this Proposal

4.	Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the current fiscal year.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

Your Board of Directors Recommends that You Vote FOR this Proposal

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTE BY TELEPHONE
c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509	Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET
Have your proxy card available when you access the website http://www.cesvote.com, and follow the simple instructions to record your vote.

VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh PA 15253-9837.

Vote by Telephone Call toll-free using a touch-tone phone: 1-888-693-8683	Vote by Internet Access the website and cast your vote: http://www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on August 12, 2009, to assure that it is counted in the final tabulation.
PLEASE DO NOT VOTE BY MORE THAN ONE METHOD. THE LAST VOTE RECEIVED WILL BE THE OFFICIAL
VOTE. DO NOT RETURN THIS PROXY IF YOU ARE VOTING BY THE INTERNET OR BY TELEPHONE.
à

This Proxy must be signed and dated below. â Please fold and detach card at perforation before mailing. â
SPARTAN STORES, INC.	PROXY

This proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder hereby appoints Dennis Eidson and David M. Staples, and each of them, each with full power of substitution, proxies to represent the undersigned shareholder and to vote all shares of Common Stock of Spartan Stores, Inc. that the shareholder would be entitled to vote on all matters which come before the Annual Meeting of Shareholders to be held at Grand Valley State University's Eberhard Conference Center, 301 W. Fulton Street, Grand Rapids, Michigan 49504, beginning at 10:00 a.m., local time, on Wednesday, August 12, 2009, and any adjournment of that meeting.

If this Proxy is properly executed, the shares represented by this Proxy will be voted as specified. If no specification is made, the shares represented by this Proxy will be voted for the election of all nominees named on this Proxy as directors and for approval of the proposals identified on this Proxy. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.

Signature(s)

Signature(s)

Date:

IMPORTANT - Please sign exactly as your name(s) appears on this Proxy. When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly, each holder must sign.